Exhibit 10.12.6

Loan Number:  101012

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of November 2, 2009

by and among

CBL & ASSOCIATES LIMITED PARTNERSHIP,
as Borrower,

CBL & ASSOCIATES PROPERTIES, INC.,
as Parent, solely for the limited purposes set forth in Section 13.22,

THE FINANCIAL INSTITUTIONS PARTY HERETO
AND THEIR ASSIGNEES UNDER SECTION 13.6.,
as Lenders,

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent and
Co-Lead Arranger,

KEYBANK CAPITAL MARKETS,
as Co-Lead Arranger and
Co-Book runner

KEYBANK NATIONAL ASSOCIATION
as Syndication Agent,

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Documentation Agent,

BANK OF AMERICA, N.A.
as Documentation Agent

and

WELLS FARGO SECURITIES,
as Co-Lead Arranger and
Co-Book Runner

SCHEDULE I	Commitments
SCHEDULE 1.1.	List of Loan Parties
SCHEDULE 4.1.(a)	Initial Borrowing Base Properties and Appraised Values
SCHEDULE 4.1.(d)	Conditionally Approved Eligible Properties
SCHEDULE 7.1.(b)	Ownership Structure
SCHEDULE 7.1.(f)	Occupancy Status of Borrowing Base Properties
SCHEDULE 7.1.(h)	Material Contracts
SCHEDULE 7.1.(i)	Litigation
SCHEDULE 7.1.(s)	Affiliate Transactions
SCHEDULE 7.1.(cc)	Non-Single Asset Entities
SCHEDULE 13.1.	Notices

EXHIBIT A	Form of Assignment and Assumption Agreement
EXHIBIT B	Form of Borrowing Base Certificate
EXHIBIT C	Form of Guaranty
EXHIBIT D	Form of Hazardous Materials Indemnity Agreement
EXHIBIT E	Form of Notice of Borrowing
EXHIBIT F	Form of Notice of Continuation
EXHIBIT G	Form of Notice of Conversion
EXHIBIT H	Form of Parent Guaranty
EXHIBIT I	Form of Property Management Contract Assignment
EXHIBIT J	Form of Revolving Note
EXHIBIT K	Form of Security Deed
EXHIBIT L	Form of Transfer Authorizer Designation Form
EXHIBIT M	Form of Compliance Certificate

THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this "Agreement") dated as of November 2, 2009 by and among CBL & ASSOCIATES LIMITED PARTNERSHIP, a limited partnership organized under the laws of the State of Delaware (the "Borrower"), CBL & ASSOCIATES PROPERTIES, INC., a corporation organized under the laws of the State of Delaware (the "Parent"), joining in the execution of this Agreement solely for the limited purposes set forth in Section 13.22., each of the financial institutions initially a signatory hereto together with their successors and assignees under Section 13.6. (the "Lenders"), WELLS FARGO BANK, NATIONAL ASSOCIATION ("Administrative Agent") and as a Co-Lead Arranger (a "Co-Lead Arranger"), KEYBANC CAPITAL MARKETS, as a Co-Lead Arranger (a "Co-Lead Arranger") and as a Co-Book Runner (a "Co-Book Runner") KEYBANK NATIONAL ASSOCIATION, as Syndication Agent ("Syndication Agent"), WACHOVIA BANK, NATIONAL ASSOCIATION and BANK OF AMERICA, N.A., each as Documentation Agent (each a "Documentation Agent"), and WELLS FARGO SECURITIES, as a Co-Lead Arranger (a "Co-Lead Arranger") and a Co-Book Runner (a "Co-Book Runner").

WHEREAS, the Lenders have made available to the Borrower an unsecured revolving credit facility on the terms and conditions contained in that certain Amended and Restated Unsecured Credit Agreement dated as of August 22, 2006 (as amended and in effect immediately prior to the date hereof, the "Existing Credit Agreement") by and among the Borrower, Parent, Lenders, and Wells Fargo Bank, National Association, as Administrative Agent;

WHEREAS, the Administrative Agent and the Lenders desire to amend and restate the Existing Credit Agreement in order to make available to the Borrower a $560,000,000 secured revolving credit facility on the terms and conditions contained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree that the Existing Credit Agreement is amended and restated in its entirety as follows:

Article I. Definitions

Section 1.1. Definitions.

In addition to terms defined elsewhere herein, the following terms shall have the following meanings for the purposes of this Agreement:

"Accession Agreement" means an Accession Agreement substantially in the form of Annex I to the Guaranty.

"Additional Costs" has the meaning given that term in Section 5.1.(b).

"Adjusted Asset Value" means, as of a given date, the sum of EBITDA attributable to malls, power centers and all other assets for the trailing 4 quarters most recently ended, divided by (x) prior to December 31, 2011, seven percent (7%), or (y) from and after December 31, 2011, eight percent (8%).  In determining Adjusted Asset Value:

(i)           EBITDA attributable to real estate properties acquired during the most recently ended fiscal quarter shall be annualized, based upon the EBITDA for the most recently ended fiscal quarter;

(ii)           EBITDA attributable to real estate properties acquired before the most recently ended fiscal quarter but during the three fiscal quarters preceding the most recently ended fiscal quarter shall be annualized, based upon the period beginning on the date of its acquisition through the measurement date (provided, such period shall not be less than three [3] months);

(iii)           EBITDA attributable to Properties whose development was completed during such trailing four fiscal quarters shall be disregarded;

(iv)           EBITDA attributable to Properties whose development was completed before such trailing four fiscal quarters but during any of the four fiscal quarters preceding such trailing four fiscal quarters, shall be annualized, based upon the period beginning on the first month after the first anniversary of its completion and ending on the measurement date (provided, such period shall not be less than three [3] months);

(v)           EBITDA attributable to any Property which is currently under development shall be excluded; and

(vi)           with respect to any Subsidiary that is not a Wholly Owned Subsidiary, only the Borrower's Ownership Share of the EBITDA attributable to such Subsidiary shall be used when determining Adjusted Asset Value.

"Administrative Agent" means Wells Fargo Bank, National Association or any successor Administrative Agent appointed pursuant to Section 12.10.

"Administrative Questionnaire" means the Administrative Questionnaire completed by each Lender and delivered to the Administrative Agent in a form supplied by the Administrative Agent to the Lenders from time to time.

"Affiliate" means, with respect to any Person, (a) in the case of any such Person which is a partnership or limited liability company, any partner or member in such partnership or limited liability company, respectively, (b) any other Person which is directly or indirectly controlled by, controls or is under common control with such Person or one or more of the Persons referred to in the preceding clause (a), (c) any other Person who is an officer, director, trustee or employee of, or partner in, such Person or any Person referred to in the preceding clauses (a) and (b), (d) any other Person who is a member of the immediate family of such Person or of any Person referred to in the preceding clauses (a) through (c), and (e) any other Person that is a trust solely for the benefit of one or more Persons referred to in clause (d) and of which such Person is sole trustee; provided, however, in no event shall the Administrative Agent or any Lender or any of its or their respective Affiliates be an Affiliate of Borrower, Parent or any other Loan Party.  For purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. The Affiliates of a Person shall include any officer or director of such Person.  In no event shall the Administrative Agent or any Lender be deemed to be an Affiliate of the Borrower, Parent or any other Loan Party.

"Agreement Date" means the date as of which this Agreement is dated.

"Applicable Law" means all applicable provisions of constitutions, statutes, rules, regulations and orders of any Governmental Authority, including all orders and decrees of all courts, tribunals and arbitrators.

"Applicable Margin" means the percentage rate set forth below corresponding to the ratio of Total Liabilities to Gross Asset Value as determined in accordance with Section 10.1.(b):

Level	Ratio of Total Liabilities to Gross Asset Value (Agreement Date through August 27, 2011)	Applicable Margin		Ratio of Total Liabilities to Gross Asset Value (August 28, 2011 through Maturity Date)	Applicable Margin
		Agreement Date through August 27, 2010	August 28, 2010 through August 27, 2011
1	Less than 0.45 to 1.00	0.75%	1.45%	Less than 0.50 to 1.00	3.25%
2	Greater than or equal to 0.45 to 1.00 but less than 0.55 to 1.00	0.90%	1.60%	Greater than or equal to 0.50 to 1.00 but less than 0.55 to 1.00	3.75%
3	Greater than or equal to 0.55 to 1.00 but less than 0.60 to 1.00	1.05%	1.75%	Greater than or equal to 0.55 to 1.00 but less than 0.60 to 1.00	4.00%
4	Greater than or equal to 0.60 to 1.00	1.20%	1.90%	Greater than or equal to 0.60 to 1.00	4.25%

The Applicable Margin for Loans shall be determined by the Administrative Agent from time to time, based on the ratio of Total Liabilities to Gross Asset Value as set forth in the Compliance Certificate most recently delivered by the Borrower pursuant to Section 9.3.  Any adjustment to the Applicable Margin shall be effective, as applicable, as of (x) August 28, 2010, (y) August 28, 2011, and (z) the first day of the calendar month immediately following the month during which the Borrower delivers to the Administrative Agent the applicable Compliance Certificate pursuant to Section 9.3; provided however, if the date for delivery of the Compliance Certificate falls on a day that is not a Business Day, and the Compliance Certificate is delivered on the next Business Day occurring thereafter and such Business Day is in the month following the month in which the due date occurs, the adjustment to the Applicable Margin shall be effective as of the date the Compliance Certificate is delivered.  If the Borrower fails to deliver a Compliance Certificate pursuant to Section 9.3., and does not cure such failure within ten (10) days after notice from the Administrative Agent (which notice may be given to the Senior Vice President – Real Estate Finance by email or telephone), the Applicable Margin shall equal the percentages corresponding to Level 4 until the first day of the calendar month immediately following the month that the required Compliance Certificate is delivered.  Notwithstanding the foregoing, for the period from the Effective Date through but excluding the date on which the Administrative Agent first determines the Applicable Margin for Loans as set forth above, the Applicable Margin shall be determined based on Level 2.  Thereafter, such Applicable Margin shall be adjusted from time to time as set forth in this definition.

"Appraisal" means, with respect to any Property, an M.A.I. appraisal commissioned by and addressed to the Administrative Agent (acceptable to the Administrative Agent as to form, substance and appraisal date), prepared by a professional appraiser acceptable to the Administrative Agent, having at least the minimum qualifications required under Applicable Law governing the Administrative Agent and the Lenders, including without limitation, FIRREA, and determining the "as is" market value of such Property as between a willing buyer and a willing seller.

"Appraised Value" means, with respect to any Property, the "as is" market value of such Property as reflected in the most recent Appraisal of such Property as the same may have been reasonably adjusted by the Administrative Agent based upon its internal review of such Appraisal which is based on criteria and factors then generally used and considered by the Administrative Agent in determining the value of similar real estate Properties, which review shall be conducted prior to acceptance of such Appraisal by the Administrative Agent, and in any event within ten (10) Business Days after receipt by the Administrative Agent of such Appraisal.  If an Appraisal of a Property is performed after the occurrence of either (a) a casualty affecting such Property or (b) a condemnation of a portion of such Property which results in a loss of less than ten percent (10%) of the acreage of the Property and of no portion of the principal structures, but prior to complete restoration of the same, the Appraised Value shall, to the extent permitted by applicable regulations, be made on an "as-restored" basis.

"Approved Fund" means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of any entity that administers or manages a Lender.

"Assignee" has the meaning given that term in Section 13.6.(c).

"Assignment and Assumption" means an Assignment and Assumption Agreement among a Lender, an Assignee and the Administrative Agent, substantially in the form of Exhibit A.

"Assignment of Leases and Rents" means an Assignment of Leases and Rents executed by the Borrower or a Subsidiary of the Borrower in favor of the Administrative Agent for its benefit and the benefit of the Lenders, the issuing bank and each Specified Derivatives Provider in form and substance satisfactory to the Administrative Agent.

"Bankruptcy Code" means the Bankruptcy Code of 1978, as amended.

"Base Rate" means the LIBOR Market Index Rate; provided, that if for any reason the LIBOR Market Index Rate is unavailable, Base Rate shall mean the per annum rate of interest equal to the Federal Funds Rate plus one and one-half of one percent (1.50%).

"Base Rate Loan" means a Loan bearing interest at a rate based on the Base Rate.

"Benefit Arrangement" means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

"Borrower" has the meaning set forth in the introductory paragraph hereof and shall include the Borrower's successors and permitted assigns.

"Borrowing Base" means an amount equal to the sum of the Borrowing Base Values of the Borrowing Base Properties as determined and adjusted from time to time in accordance with Section 4.3.

"Borrowing Base Certificate" means a report in substantially the form of Exhibit B, certified by a Senior Officer or the Chief Accounting Officer of the Borrower, setting forth the calculations required to establish the Borrowing Base Value for each Borrowing Base Property and the Borrowing Base for all Borrowing Base Properties as of a specified date, all in form and detail satisfactory to the Administrative Agent.

"Borrowing Base Property" means an Eligible Property that the Administrative Agent and the Lenders have agreed to include in calculations of the Borrowing Base pursuant to Section 4.1.  A Property shall be excluded from determinations of the Borrowing Base if (a) at any time such Property shall cease to be an Eligible Property, (b) the Administrative Agent shall cease to hold a valid and perfected first priority Lien in such Property, or (c) there shall have occurred and be continuing a default under the

Security Deed, Assignment of Leases and Rents or any other Security Document relating to such Property.

"Borrowing Base Value" means, with respect to a Borrowing Base Property, an amount equal to the lesser of (a) (i) during the Initial Benchmark Period, one hundred ten percent (110%) of the Appraised Value of such Borrowing Base Property, (ii) during the Second Benchmark Period, ninety-five percent (95%) of the Appraised Value of such Borrowing Base Property, or (iii) during the Third Benchmark period, seventy percent (70%) of the Appraised Value of such Borrowing Base property, and (b) the Permanent Loan Estimate of such Borrowing Base Property.

"Business Day" means (i) a day of the week (but not a Saturday, Sunday or holiday) on which the offices of the Administrative Agent in San Francisco, California are open to the public for carrying on substantially all of the Administrative Agent's business functions, and (ii) if such day relates to a LIBOR Loan, any such day that is also a day on which dealings in Dollars are carried on in the London interbank market.  Unless specifically referenced in this Agreement as a Business Day, all references to "days" shall be to calendar days.

"Capitalized Lease Obligation" means obligations under a lease (to pay rent or other amounts under any lease or other arrangement conveying the right to use) that are required to be capitalized for financial reporting purposes in accordance with GAAP.  The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation determined in accordance with GAAP.

"Cash Equivalents" means: (a) securities issued, guaranteed or insured by the United States of America or any of its agencies with maturities of not more than one year from the date acquired; (b) certificates of deposit with maturities of not more than one year from the date acquired issued by a United States federal or state chartered commercial bank of recognized standing, or a commercial bank organized under the laws of any other country which is a member of the Organisation for Economic Cooperation and Development, or a political subdivision of any such country, acting through a branch or agency, which bank has capital and unimpaired surplus in excess of $500,000,000 and which bank or its holding company has a short-term commercial paper rating of at least A-2 or the equivalent by S&P or at least P-2 or the equivalent by Moody's; (c) reverse repurchase agreements with terms of not more than seven days from the date acquired, for securities of the type described in clause (a) above and entered into only with commercial banks having the qualifications described in clause (b) above; (d) commercial paper issued by any Person incorporated under the laws of the United States of America or any State thereof and rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody's, in each case with maturities of not more than one year from the date acquired; and (e) investments in money market funds registered under the Investment Company Act of 1940, as amended, which have net assets of at least $500,000,000 and at least eighty-five percent (85%) of whose assets consist of securities and other obligations of the type described in clauses (a) through (d) above.

"Collateral" means any real or personal property, including, but not limited to, the Borrowing Base Properties, directly or indirectly securing any of the Obligations or any other obligation of a Person under or in respect of any Loan Document or Specified Derivatives Contract to which it is a party, and includes, without limitation, all "Mortgaged Property" under and as defined in any Security Deed, all "Assigned Contracts" as defined in any Property Management Contract Assignment, all "Leases and Rents" as defined in any Security Deed or any Assignment of Leases and Rents, and all other property subject to a Lien created by a Security Document.

"Commitment" means a Revolving Commitment in an aggregate amount up to, but not exceeding the amount set forth for such Lender on Schedule I hereto as such Lender's respective

"Revolving Commitment Amount" (as the same may be reduced from time to time pursuant to Section 2.11. or otherwise pursuant to the terms of this Agreement).

"Compliance Certificate" has the meaning given that term in Section 9.3.

"Conditionally Approved Eligible Property" has the meaning given that term in Section 4.1.(d).

"Continue", "Continuation" and "Continued" each refers to the continuation of a LIBOR Loan from one Interest Period to another Interest Period pursuant to Section 2.8.

"Convert", "Conversion" and "Converted" each refers to the conversion of a Loan of one Type into a Loan of another Type pursuant to Section 2.9.

"Credit Event" means any of the following: (a) the making (or deemed making) of any Loan, (b) the Conversion of a Loan and (c) the Continuation of a LIBOR Loan.

"Credit Rating" means the rating assigned by a Rating Agency to the senior unsecured long term Indebtedness of a Person.

"Default" means any of the events specified in Section 11.1., whether or not there has been satisfied any requirement for the giving of notice, the lapse of time, or both.

"Defaulting Lender" has the meaning given that term in Section 3.9.

"Derivatives Contract" means (a) any transaction (including any master agreement, confirmation or other agreement with respect to any such transaction) now existing or hereafter entered into by the Borrower or any of its Subsidiaries (i) which is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, weather index transaction or forward purchase or sale of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions) or (ii) which is a type of transaction that is similar to any transaction referred to in clause (i) above that is currently, or in the future becomes, recurrently entered into in the financial markets (including terms and conditions incorporated by reference in such agreement) and which is a forward, swap, future, option or other derivative on one or more rates, currencies, commodities, equity securities or other equity instruments, debt securities or other debt instruments, economic indices or measures of economic risk or value, or other benchmarks against which payments or deliveries are to be made, and (b) any combination of these transactions.

"Derivatives Support Document" means (i) any Credit Support Annex comprising part of (and as defined in) any Specified Derivatives Contract, and (ii) any document or agreement, other than a Security Document, pursuant to which cash, deposit accounts, securities accounts or similar financial asset collateral are pledged to or made available for set-off by, a Specified Derivatives Provider, including any banker's lien or similar right, securing or supporting Specified Derivatives Obligation.

"Derivatives Termination Value" means, in respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement or provision relating thereto, (a) for any date on or after the date such Derivatives Contracts have been terminated or closed out, the termination amount or value determined in accordance therewith, and (b) for any date prior to the date such Derivatives Contracts have been terminated or closed out, the then-current mark-to-market value for such Derivatives Contracts, determined based upon one or more mid-market quotations or estimates provided by any recognized dealer in Derivatives Contracts (which may include the Administrative Agent, any Lender, any Specified Derivatives Provider or any Affiliate of any thereof).

"Development Property" means a Property currently under development that has not achieved an Occupancy Rate of eighty-five percent (85%) or more or, subject to the last sentence of this definition, on which the improvements (other than tenant improvements on unoccupied space) related to the development have not been completed.  A Development Property on which all improvements (other than tenant improvements on unoccupied space) related to the development of such Property have been completed for at least fifteen (15) months shall cease to constitute a Development Property notwithstanding the fact that such Property has not achieved an Occupancy Rate of at least eighty-five percent (85%).

"Dollars" or "$" means the lawful currency of the United States of America.

"EBITDA" means, for any period, net income (loss) of the Parent and its Subsidiaries determined on a consolidated basis for such period excluding the following amounts (but only to the extent included in determining net income (loss) for such period and without duplication):

(a)           depreciation and amortization expense and other non-cash charges for such period (less depreciation and amortization expense allocable to non-controlling interest in Subsidiaries of the Borrower for such period);

(b)           interest expense for such period (less interest expense allocable to non-controlling interest in Subsidiaries of the Borrower for such period);

(c)           non-controlling interest in earnings of the Borrower for such period;

(d)	(i)	extraordinary and non-recurring net gains or losses (other than gains or losses from the sale of outparcels of Properties), except as otherwise provided in clause (d)(ii) below) for such period;

(ii)
gains or losses from the sale of outparcels and non-operating Properties for such period (provided however, that the gains or losses from such sales of outparcels and non-operating Properties may not exceed five percent (5%) of EBITDA calculated prior to taking such gains or losses into account); and

(iii)	expense relating to the extinguishment of Indebtedness for such period;

(e)           net gains or losses on the disposal of discontinued operations for such period;

(f)           expenses incurred during such period with respect to any real estate project abandoned by the Parent or any Subsidiary in such period;

(g)           income tax expense in respect of such period;

(h)           the Parent's Ownership Share of depreciation and amortization expense and other non-cash charges of Unconsolidated Affiliates of the Parent for such period; and

(i)           the Parent's Ownership Share of interest expense of Unconsolidated Affiliates of the Parent for such period.
.
"Effective Date" means the later of (a) the Agreement Date and (b) the date on which all of the conditions precedent set forth in Section 6.1. shall have been fulfilled or waived in accordance with the provisions of Section 13.7.

"Eligible Assignee" means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent and (ii) unless a Default or Event of Default exists, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, "Eligible Assignee" shall not include the Borrower or any of the Borrower's Affiliates or Subsidiaries.

"Eligible Property" means a Property which satisfies all of the following requirements as confirmed by the Administrative Agent: (a) such Property is owned in fee simple (or, with the consent of the Requisite Lenders, ground leased) by the Borrower or a Wholly Owned Subsidiary; (b)  such Property is located in a State of the United States of America or in the District of Columbia; (c) regardless of whether such Property is owned (or, with the consent of Requisite Lenders, ground leased) by the Borrower or a Wholly Owned Subsidiary, the Borrower has the right directly, or indirectly through a Wholly Owned Subsidiary, to take the following actions without the need to obtain the consent of any Person: (i) to create Liens on such Property as security for Indebtedness of the Borrower or such Subsidiary, as applicable, and (ii) to sell, transfer or otherwise dispose of such Property; (d) neither such Property, nor if such Property is owned by a Wholly Owned Subsidiary, any of the Borrower's direct or indirect ownership interest in such Wholly Owned Subsidiary, is subject to (i) any Lien other than Permitted Liens or (ii) any Negative Pledge; (e) such Property is not a Development Property; (f) to Borrower's knowledge, such Property is free of all structural defects, title defects, environmental conditions or other adverse matters except for defects, conditions or matters which are not individually or collectively material to the profitable operation of such Property; and (g) such Property is developed for use as a regional shopping center or power center.

"Environmental Laws" means any Applicable Law relating to environmental protection or the manufacture, storage, remediation, disposal or clean-up of Hazardous Materials including, without limitation, the following: Clean Air Act, 42 U.S.C. § 7401 et seq.; Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; National Environmental Policy Act, 42 U.S.C. § 4321 et seq.; regulations of the Environmental Protection Agency, any applicable rule of common law and any judicial interpretation thereof relating primarily to the environment or Hazardous Materials, and any analogous or comparable state or local laws, regulations or ordinances that concern Hazardous Materials or protection of the environment.

"Equity Interest" means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person whether or not certificated, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or non-voting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

"Equity Issuance" means any issuance or sale by a Person of any Equity Interest in such Person.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"ERISA Group" means the Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.

"Event of Default" means any of the events specified in Section 11.1., provided that any requirement for notice or lapse of time or any other condition has been satisfied.

"Existing Credit Agreement" has the meaning given that term in the first "WHEREAS" clause of this Agreement.

"Extension of Credit" means, with respect to a Person, any of the following, whether secured or unsecured: (a) loans to such Person, including without limitation, lines of credit and mortgage loans; (b) bonds, debentures, notes and similar instruments issued by such Person; (c) reimbursement obligations of such Person under or in respect of any letter of credit or Specified Derivatives Contract; and (d) any of the foregoing of other Persons, the payment of which such Person Guaranteed or is otherwise recourse to such Person.

"Fair Market Value" means, with respect to any asset, the price which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction.  Except as otherwise provided herein, Fair Market Value shall be determined by the Board of Directors of the Borrower (or an authorized committee thereof) acting in good faith conclusively evidenced by a board resolution thereof delivered to the Administrative Agent or, with respect to any asset valued at no more than $1,000,000 such determination may be made by the chief financial officer of the Borrower evidenced by an officer's certificate delivered to the Administrative Agent, in either case such determination being subject to Administrative Agent's review and reasonable approval.

"Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

"Fee Letter" means that certain fee letter dated as of May 8, 2009, by and between the Borrower and the Administrative Agent.

"Fees" means the fees and commissions provided for or referred to in Section 3.5. and any other fees payable by the Borrower hereunder, under any other Loan Document or under the Fee Letter.

"FIRREA" means the Financial Institution Recovery, Reform and Enforcement Act of 1989, as amended.

"Fixed Charges" means, with respect to a Person and for a given period, the sum of (a) the Interest Expense of such Person for such period, plus (b) the aggregate of all scheduled principal payments on Indebtedness made by such Person (including the Ownership Shares of such payments made by any Unconsolidated Affiliate of such Person) during such period (excluding balloon, bullet or similar payments of principal due upon the stated maturity of Indebtedness), less (c) amounts allocated to non-controlling interests in Subsidiaries of the Borrower.

"Full Collateralization Date" has the meaning given that term in Section 2.14.(b).

"Fund" means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

"Funds From Operations" means net income (computed in accordance with GAAP), excluding gains (or losses) on sales of operating properties, plus depreciation, amortization, and after adjustments for unconsolidated partnerships, joint ventures and minority interests. Adjustments for unconsolidated partnerships and joint ventures are calculated on the same basis.  For purposes of this Agreement, Funds From Operations shall be calculated consistent with the definition of "Funds From Operations" as set forth in the Parent's Form 10-Q for the second quarter of Fiscal Year 2009 as filed with the Securities and Exchange Commission, as such definition may be modified with the prior approval of Requisite Lenders.

"GAAP" means accounting principles generally accepted in the United States as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity including, without limitation, the Securities and Exchange Commission, as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

"General Partner" means CBL Holdings I, Inc., a Delaware corporation, and a Wholly Owned Subsidiary of the Parent and the sole general partner of Borrower, and shall include the General Partner's successors and permitted assigns.

"Governmental Approvals" means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

"Governmental Authority" means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, administrative, public or statutory instrumentality, authority, body, agency, bureau, commission, board, department or other entity that has the right to govern any of the parties to this Agreement (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law.

"Gross Asset Value" means, at a given time, the sum (without duplication) of the following:

(a)           Adjusted Asset Value at such time;

(b)           all cash and Cash Equivalents of the Parent and its Subsidiaries determined on a consolidated basis as of the end of the fiscal quarter most recently ended (excluding tenant deposits and other cash and cash equivalents the disposition of which is restricted in any way (other than restrictions in the nature of early withdrawal penalties) but including escrow deposits for real estate taxes and insurance);

(c)           with respect to any Property which is under construction or the development of which was completed during any of the preceding four (4) fiscal quarters most recently ended, the book value of construction in process as determined in accordance with GAAP for all such Properties at such time (including without duplication the Parent's Ownership Share of all construction in process of Unconsolidated Affiliates of the Parent);

(d)           the book value of all unimproved real property of the Parent and its Subsidiaries determined on a consolidated basis;

(e)           with respect to any purchase obligation, repurchase obligation or forward commitment evidenced by a binding contract included when determining the Total Liabilities of the Parent and its Subsidiaries, the reasonably determined value of any amount that would be payable, or property that would be transferable, to the Parent or any Subsidiary if such contract were terminated as of such date; and

(f)           to the extent not included in the immediately preceding clauses (a) through (e), the value of any real property owned by a Subsidiary (that is not a Wholly Owned Subsidiary) of the Borrower or an Unconsolidated Affiliate of the Borrower (such Subsidiary or Unconsolidated Affiliate being a "JV") and which property secures Recourse Indebtedness of such JV.  For purposes of this clause (f):

(x)           the value of such real property shall be the lesser of (A) the Permanent Loan Estimate which would be applicable to such real property were such property a Borrowing Base Property and (B) the amount of Recourse Indebtedness secured by such real property;

(y)           in no event shall the aggregate value of such real property included in Gross Asset Value pursuant to this clause (f) exceed $500,000,000.00; and

(z)           the value of any such real property shall only be included in Gross Asset Value if the organizational documents of such JV provide that if, and to the extent, such Indebtedness is paid by the Borrower or a Subsidiary of the Borrower or by resort to such real property, then the Borrower or a Subsidiary of the Borrower shall automatically acquire, without the necessity of any further payment or action, all Equity Interests in such JV not owned by the Borrower or any Subsidiary.

"Guarantor" means any Person that has executed, or is required to execute, a Guaranty as a "Guarantor".

"Guaranty", "Guaranteed" or to "Guarantee" as applied to any obligation means and includes:  (a) a guaranty (other than by endorsement of negotiable instruments for collection in the ordinary course of business), directly or indirectly, in any manner, of any part or all of such obligation, or (b) an agreement, direct or indirect, contingent or otherwise, and whether or not constituting a guaranty, the practical effect of which is to assure the payment or performance (or payment of damages in the event of non-performance) of any part or all of such obligation whether by: (i) the purchase of securities or obligations, (ii) the purchase, sale or lease (as lessee or lessor) of property or the purchase or sale of services primarily for the purpose of enabling the obligor with respect to such obligation to make any payment or performance (or payment of damages in the event of non-performance) of or on account of any part or all of such obligation, or to assure the owner of such obligation against loss, (iii) the supplying of funds to or in any other manner investing in the obligor with respect to such obligation, (iv) repayment of amounts drawn down by beneficiaries of letters of credit, or (v) the supplying of funds to or investing in a Person on account of all or any part of such Person's obligation under a Guaranty of any obligation or indemnifying or holding harmless, in any way, such Person against any part or all of such obligation.  As the context requires, "Guaranty" shall also mean each guaranty executed and delivered pursuant to Section 6.1. or 8.14. and substantially in the form of Exhibit C.

"Hazardous Materials" means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as "hazardous substances", "hazardous materials", "hazardous wastes", "toxic substances" or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, "TCLP" toxicity, or "EP toxicity"; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; (d) asbestos in any form; (e) toxic mold; and (f) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

"Hazardous Materials Indemnity Agreement" means a Hazardous Materials Indemnity Agreement executed by the Borrower, any Wholly Owned Subsidiary of the Borrower and/or any other Guarantor in favor of the Administrative Agent, the Lenders and each Specified Derivatives Provider and substantially in the form of Exhibit D.

"Indebtedness" means, with respect to a Person, at the time of computation thereof, all of the following (without duplication):

(a)           all obligations of such Person in respect of money borrowed;

(b)           all obligations of such Person (other than trade debt incurred in the ordinary course of business), whether or not for money borrowed

(i)           represented by notes payable, or drafts accepted, in each case representing extensions of credit (but only to the extent of any outstanding balance),

(ii)           evidenced by bonds, debentures, notes or similar instruments (but only to the extent such debt is not otherwise included in Indebtedness), or

(iii)           constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property;

(c)           Capitalized Lease Obligations of such Person;

(d)           all reimbursement obligations of such Person under or in respect of any letters of credit or acceptances (whether or not the same have been presented for payment);

(e)           all Off-Balance Sheet Obligations of such Person;

(f)           all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest issued after the Effective Date by such Person or any other

Person, valued at the greater or its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(g)           net obligations under any Derivative Contract (which shall be deemed to have an amount equal to the Derivatives Termination Value thereof at such time but in no event shall be less than zero); and

(h)           all Indebtedness of other Persons which (i) such Person has Guaranteed or is otherwise recourse to such Person or (ii) is secured by a Lien on any property of such Person.

"Initial Benchmark Period" means the period beginning on December 31, 2009 and ending at midnight on June 30, 2010.

"Insolvent Lender" means any Lender, as determined by the Administrative Agent, that (a) becomes or is insolvent or has a parent company that has become or is insolvent or (b) becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

"Intellectual Property" has the meaning given that term in Section 7.1.(t).

"Interest Expense" means, with respect to a Person and for any period,

(a)           the total interest expense (including, without limitation, capitalized interest expense and interest expense attributable to Capitalized Lease Obligations) of such Person and in any event shall include all letter of credit fees and all interest expense with respect to any Indebtedness in respect of which such Person is wholly or partially liable whether pursuant to any repayment, interest carry, performance guarantee or otherwise, plus

(b)           to the extent not already included in the foregoing clause (a), such Person's Ownership Share of all paid, accrued or capitalized interest expense for such period of Unconsolidated Affiliates of such Person.

 Interest Expense allocable to non-controlling interest in Subsidiaries of the Borrower shall be excluded from Interest Expense of the Parent and its Subsidiaries when determined on a consolidated basis.

"Interest Period" means, with respect to each LIBOR Loan, each period commencing on the date such LIBOR Loan is made, or in the case of the Continuation of a LIBOR Loan the last day of the preceding Interest Period for such Loan, and ending on the numerically corresponding day in the first, third or sixth calendar month thereafter, as the Borrower may select in a Notice of Borrowing, Notice of Continuation or Notice of Conversion, as the case may be, except that each Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month.

Notwithstanding the foregoing: (i) if any Interest Period would otherwise end after the Maturity Date, such Interest Period shall end on the Maturity Date; and (ii) each Interest Period that would otherwise end on a day which is not a Business Day shall end on the immediately following Business Day (or, if such immediately following Business Day falls in the next calendar month, on the immediately preceding Business Day).

"Internal Revenue Code" means the Internal Revenue Code of 1986, as amended.

"Investment" means, with respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, whether by means of any of the following: (a) the purchase or other acquisition of any Equity Interest in another Person, (b) a loan, advance or extension of credit to, capital contribution to, Guaranty of Indebtedness of, or purchase or other acquisition of any Indebtedness of, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person.  Any commitment to make an Investment in any other Person, as well as any option of another Person to require an Investment in such Person, shall constitute an Investment.  Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained in a Loan Document, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

"Lender" means each financial institution from time to time party hereto as a "Lender", together with its respective successors and permitted assigns; provided, however, that the term "Lender", except as otherwise expressly provided herein, shall not include any Lender (or its Affiliates) in its capacity as a Specified Derivatives Provider.  With respect to matters requiring the consent or approval of all Lenders at any given time, all then existing Defaulting Lenders will be disregarded and excluded, and, for voting purposes only, "all Lenders" shall be deemed to mean "all Lenders other than Defaulting Lenders".

"Lending Office" means, for each Lender and for each Type of Loan, the office of such Lender specified in such Lender's Administrative Questionnaire or in the applicable Assignment and Assumption Agreement, or such other office of such Lender as such Lender may notify the Administrative Agent in writing from time to time.

"Level" has the meaning given that term in the definition of the term "Applicable Margin."

"LIBOR" means, for the Interest Period for any LIBOR Loan, the rate of interest, rounded up to the nearest whole multiple of one-hundredth of one percent (.01%), obtained by dividing (i) the rate of interest, rounded upward to the nearest whole multiple of one-hundredth of one percent (.01%), referred to as the BBA (British Bankers' Association) LIBOR rate as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers' Association as an authorized information vendor for the purpose of displaying such rate for deposits in U.S. Dollars at approximately 9:00 a.m. Pacific time, two (2) Business Days prior to the date of commencement of such Interest Period for purposes of calculating effective rates of interest for loans or obligations making reference thereto, for an amount approximately equal to the applicable LIBOR Loan and for a period of time approximately equal to such Interest Period by (ii) a percentage equal to 1 minus the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities") as specified in Regulation D of the Board of Governors of the Federal Reserve System (or against any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Loans is determined or any applicable category of extensions of credit or other assets which includes loans by an office of any Lender outside of the United States of America).  Any change in such maximum rate shall result in a change in LIBOR on the date on which such change in such maximum rate becomes effective; provided, however, LIBOR shall not be less than one and one-half percent (1.50%).

"LIBOR Loan" means a Loan bearing interest at a rate based on LIBOR, but excluding any Base Rate Loan.

"LIBOR Market Index Rate" means, for any day, LIBOR as of that day for one-month deposits in U.S. Dollars at approximately 9:00 a.m. Pacific time for such day (or if such day is not a Business Day, the immediately preceding Business Day).  The LIBOR Market Index Rate shall be determined on a daily basis; provided, however, the LIBOR Market Index Rate shall not be less than one and one-half percent (1.50%).

"Lien" as applied to the property of any Person means:  (a) any security interest, encumbrance, mortgage, deed to secure debt, deed of trust, assignment of leases or rents, pledge, lien, hypothecation, assignment, charge or lease constituting a Capitalized Lease Obligation, conditional sale or other title retention agreement, or other security title or encumbrance of any kind in respect of any property of such Person, or upon the income, rents or profits therefrom; (b) any arrangement, express or implied, under which any property of such Person is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to the payment of the general, unsecured creditors of such Person; (c) the filing of any financing statement under the UCC or its equivalent in any jurisdiction; and (d) any agreement by such Person to grant, give or otherwise convey any of the foregoing.

"Loan" means a Revolving Loan.

"Loan Document" means this Agreement, each Note, each Security Document and each other document or instrument now or hereafter executed and delivered by a Loan Party in connection with, pursuant to or relating to this Agreement (other than the Fee Letter and any Specified Derivatives Contract).

"Loan Party" means each of the Borrower, each Guarantor, the General Partner and each other Person who guarantees all or a portion of the Obligations and/or who pledges any Collateral to secure all or a portion of the Obligations.  Schedule 1.1. sets forth the Loan Parties in addition to the Borrower as of the Agreement Date.

"Major Leases" means, with respect to any Borrowing Base Property, (i) any lease of 50,000 or more leasable square feet, in the case of any Property which is a regional mall, or 20,000 or more leasable square feet, in the case of any Property which is a strip center, or (ii) collectively, the leases of space in the Properties by one or more tenants which are affiliates and which operate under separate leases of space within the Properties if the aggregate leasable square footage leased by such affiliates is 50,000 or more leasable square feet, in the case of any Property which is a regional mall, or 20,000 or more leasable square feet, in the case of any Property which is a strip center.

"Management Company" means CBL & Associates Management, Inc., a Delaware corporation, or any other Person that succeeds to the obligations of CBL & Associates Management, Inc. to manage the Properties, together with its successors and permitted assigns.

"Material Adverse Effect" means a materially adverse effect on (a) the business, assets, liabilities, condition (financial or otherwise), results of operations or business prospects of the Borrower and its Subsidiaries, or the Parent and its Subsidiaries, in either case taken as a whole, (b) the ability of the Borrower, any other Loan Party or the Parent to perform its obligations under any Loan Document to which it is a party, (c) the validity or enforceability of any of the Loan Documents, (d) the rights and remedies of the Lenders and the Administrative Agent under any of the Loan Documents or (e) the timely payment of the principal of or interest on the Loans or other amounts payable in connection therewith.

"Material Contract" means (a) each Property Management Agreement, if any, with respect to an Eligible Property, (b) any Major Lease and (c) any contract or other arrangement relating to a Borrowing Base Property (other than Loan Documents and Specified Derivatives Contracts), whether written or oral, to which the Borrower, any Subsidiary or any other Loan Party is a party as to which the breach, non-performance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.

"Material Plan" means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of $1,000,000.

"Maturity Date" means August 27, 2011, as such date may be extended pursuant to Section 2.12.

"Maximum Loan Availability" means, at any time, the lesser of (a) the Borrowing Base at such time, or (b) the aggregate amount of the Revolving Commitments at such time.

"Moody's" means Moody's Investors Service, Inc.

"Mortgage" means a mortgage, deed of trust, deed to secure debt or similar security instrument made or to be made by a Person owning an interest in real estate granting a Lien on such interest in real estate as security for the payment of Indebtedness.

"Multiemployer Plan" means at any time a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

"Negative Pledge" means, with respect to a given asset, any provision of a document, instrument or agreement (other than any Loan Document or Specified Derivatives Contract) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person.

"Net Operating Income" means, for any Borrowing Base Property and for the period of twelve consecutive calendar months most recently ending, the sum of the following (without duplication), calculated on a cash basis:

(a)           rents and all other revenues received in the ordinary course from such Property (including proceeds of rent loss insurance but excluding pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants' obligations for rent); minus

(b)           all expenses paid related to the ownership, operation or maintenance of such Property, including without limitation, taxes and assessments, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses; minus

(c)           an amount equal to (i) the aggregate leasable square footage of all owned space of such Property times (ii) $0.20; minus

(d)           an imputed management fee in the amount of three percent (3.0%) of the aggregate base rents and percentage rents received for such Property for such period.

"Net Proceeds" means with respect to an Equity Issuance by a Person, the aggregate amount of all cash or the Fair Market Value of all other property received by such Person in respect of such Equity Issuance net of investment banking fees, legal fees, accountants fees, underwriting discounts and commissions and other customary fees and expenses actually incurred by such Person in connection with such Equity Issuance.

"Non-Recourse Indebtedness" means, with respect to a Person, Indebtedness for borrowed money in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, and other similar customary exceptions to non-recourse liability in a form reasonably acceptable to the Administrative Agent) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness.

"Note" means a Revolving Note.

"Notice of Borrowing" means a notice substantially in the form of Exhibit E (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.1.(b) evidencing the Borrower's request for a borrowing of Revolving Loans.

"Notice of Continuation" means a notice substantially in the form of Exhibit F (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.8. evidencing the Borrower's request for the Continuation of a LIBOR Loan.

"Notice of Conversion" means a notice substantially in the form of Exhibit G (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.9. evidencing the Borrower's request for the Conversion of a Loan from one Type to another Type.

"Obligations" means, individually and collectively, without duplication: (a) the aggregate principal balance of, and all accrued and unpaid interest on, all Loans; and (b) all other indebtedness, liabilities, obligations, covenants and duties of the Borrower or any of the other Loan Parties owing to the Administrative Agent or any Lender of every kind, nature and description, under or in respect of this Agreement or any of the other Loan Documents, including, without limitation, the Fees and indemnification obligations, whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any promissory note.  For the avoidance of doubt, "Obligations" shall not include Specified Derivatives Obligations.

"Occupancy Rate" means, with respect to a Property at any time, the ratio, expressed as a percentage, of (a) the net rentable square footage of such Property actually occupied by tenants paying rent pursuant to binding leases as to which no default exists to (b) the aggregate net rentable square footage of such Property.

"Off-Balance Sheet Obligations" means liabilities and obligations of the Parent, the Borrower, any Subsidiary or any other Person in respect of "off-balance sheet arrangements" (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act) which the Parent would be required to disclose in the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of the Parent's report on Form 10-Q or Form 10-K (or their equivalents) which the

Parent is required to file with the Securities and Exchange Commission (or any Governmental Authority substituted therefor).

"Ownership Share" means, with respect to any Subsidiary of a Person (other than a Wholly Owned Subsidiary) or any Unconsolidated Affiliate of a Person, the greater of (a) such Person's relative nominal direct and indirect ownership interest (expressed as a percentage) in such Subsidiary or Unconsolidated Affiliate or (b) subject to compliance with Section 9.4.(o), such Person's relative direct and indirect economic interest (calculated as a percentage) in such Subsidiary or Unconsolidated Affiliate determined in accordance with the applicable provisions of the declaration of trust, articles or certificate of incorporation, articles of organization, partnership agreement, joint venture agreement or other applicable organizational document of such Subsidiary or Unconsolidated Affiliate.

"Parent" has the meaning set forth in the introductory paragraph hereof and shall include the Parent's successors and permitted assigns.

"Parent Guaranty" means the Parent Guaranty executed and delivered by the Parent in favor of the Administrative Agent and the Lenders and substantially in the form of Exhibit H.

"Participant" has the meaning given that term in Section 13.6.(b).

"PBGC" means the Pension Benefit Guaranty Corporation and any successor agency.

"Permanent Loan Estimate" means, as of any date of determination and with respect to any Property, an amount equal to (a)  the Net Operating Income of such Property divided by (b) the product of (i) (x) during the Initial Benchmark Period, 0.95, (y) during the Second Benchmark Period, 1.10, or (x) during the Third Benchmark Period, 1.35, and (ii) the percent of a principal amount of a loan required to be paid each year in order to repay the principal amount of such loan in full based on a 30-year amortization, and to pay the amount of interest due at each installment, utilizing a rate of interest equal to the greatest of (x) the average of rate published in the United States Federal Reserve Statistical Release (H.15) for 10-year Treasury Constant Maturities on the last day of the most recent four (4) quarters plus one and three-quarters percent (1.75%), (y) seven and one-half percent (7.50%) or (z) the average of the one-month LIBOR as of the last day of the most recent four (4) quarters plus Borrower's then-current Applicable Margin as of the date such determination is made.

"Permitted Deficiency" has the meaning given that term in Section 11.10.

"Permitted Liens" means, with respect to any asset or property of a Person,

(a)           (i)           Liens securing taxes, assessments and other charges or levies imposed by any Governmental Authority (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws) or

(ii)           the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which, in each case, are not at the time required to be paid or discharged under Section 8.6.;

(b)           Liens consisting of deposits or pledges made, in the ordinary course of business, in connection with, or to secure payment of, obligations under workers' compensation, unemployment insurance or similar Applicable Laws;

(c)           Liens consisting of encumbrances in the nature of zoning restrictions, easements, and rights or restrictions of record on the use of real property, which do not materially detract from the value of such property or impair the intended use thereof in the business of such Person;

(d)           the rights of tenants under leases or subleases not interfering with the ordinary conduct of business of such Person;

(e)           Liens in favor of the Administrative Agent for its benefit and the benefit of the Lenders and each Specified Derivatives Provider,

(f)           other Liens securing Specified Derivatives Obligations pursuant to Derivatives Support Documents; and

(g)           In the case of any Collateral encumbered by a Security Document, other Liens expressly permitted by such Security Documents.

"Person" means any natural person, corporation, limited partnership, general partnership, joint stock company, limited liability company, limited liability partnership, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, or any other non-governmental entity, or any Governmental Authority.

"Plan" means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

"Post-Default Rate" means, in respect of any Event of Default resulting from the principal of any Loan or any Reimbursement Obligation not being paid when due, the rate otherwise applicable plus an additional four percent (4%) per annum and with respect to Event of Default resulting from any other Obligation that is not paid when due (whether at stated maturity, by acceleration, by optional or mandatory prepayment or otherwise) or any other Event of Default a rate per annum equal to Base Rate as in effect from time to time plus four percent (4%) per annum.

"Preferred Stock" means, with respect to any Person, shares of capital stock of, or other Equity Interests in, such Person which are entitled to preference or priority over any other capital stock of, or other Equity Interest in, such Person in respect of the payment of dividends or distribution of assets upon liquidation or both.

"Principal Office" means Minneapolis Loan Center, 733 Marquette Avenue, 10th Floor, Minneapolis, Minnesota  55402, or such other office as the Administrative Agent may notify the Borrower.

"Principals" means (a) Charles B. Lebovitz, John N. Foy, Ben S. Landress, Stephen Lebovitz and/or Michael Lebovitz, (b) any of such individual's immediate family members consisting of his spouse and his lineal descendants (whether natural or adopted), (c) a trust, partnership or other similar entity of which any of the Persons identified in either of the immediately preceding clauses (a) or (b) are the sole beneficiaries of all of the interest therein, and (d) any Subsidiary of any of the Persons identified in any of the immediately preceding clauses (a) through (c), so long as any of the individuals identified in the immediately preceding clause (a) owns or controls at least ten percent (10%) of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (without regard to the occurrence of any contingency).

"Property" means a parcel (or group of related parcels) of real property developed (or to be developed) for use as a regional mall or retail strip shopping center by the Borrower or any Subsidiary.

"Property Management Agreements" means, collectively, all agreements entered into by the Borrower or any other Loan Party pursuant to which the Borrower or such other Loan Party engages a Person to advise it with respect to the management of a given Property and/or to manage a given Property.

"Property Management Contract Assignment" means a Property Management Contract Assignment executed by the Borrower or any other Loan Party in favor of the Administrative Agent for its benefit and the benefit of the Lenders and each Specified Derivatives Provider substantially in the form of Exhibit I or otherwise in form and substance satisfactory to the Administrative Agent.  Such document may, at the Administrative Agent's election, constitute a subordination of Property Management Agreement, rather than an assignment thereof.

"Property Release" has the meaning given that term in Section 4.2.

"Pro Rata Share" means, as to each Lender, the ratio, expressed as a percentage of (a) the amount of such Lender's Revolving Commitment to (b) the aggregate amount of the Revolving Commitments of all Lenders; provided, however, that if at the time of determination the Revolving Commitments have terminated or been reduced to zero, the "Pro Rata Share" of each Lender shall be the ratio, expressed as a percentage of (A) the sum of the unpaid principal amount of all outstanding Revolving Loans owing to such Lender as of such date to (B) the sum of the aggregate unpaid principal amount of all outstanding Revolving Loans of all Lenders as of such date.

"Protective Advance" means all sums expended as determined by the Administrative Agent to be necessary or appropriate after the Borrower fails to do so when required: (a) to protect the validity, enforceability, perfection or priority of the Liens in any of the Collateral and the instruments evidencing the Obligations; (b) to prevent the value of any Collateral from being materially diminished (assuming the lack of such a payment within the necessary time frame could potentially cause such Collateral to lose value); or (c) to protect any of the Collateral from being materially damaged, impaired, mismanaged or taken, including, without limitation, any amounts expended in connection therewith in accordance with Section 13.2.

"Rating Agency" means S&P, Moody's or any other nationally recognized securities rating agency selected by the Borrower and approved of by the Administrative Agent in writing.

"Recourse Indebtedness" means any Indebtedness other than Non-Recourse Indebtedness.

"Regulatory Change" means, with respect to any Lender, any change effective after the Agreement Date in Applicable Law (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks, including such Lender, of or under any Applicable Law (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof or compliance by any Lender with any request or directive regarding capital adequacy.

"REIT" means a Person qualifying for treatment as a "real estate investment trust" under the Internal Revenue Code.

"Requisite Lenders" means, as of any date, Lenders having at least sixty-one percent (61%) of the aggregate amount of the Revolving Commitments, or, if the Revolving Commitments have been terminated or reduced to zero, Lenders holding at least sixty-one percent (61%) of the aggregate principal amount of the outstanding Revolving Loans; provided that (i) in determining such percentage at any given time, all then existing Defaulting Lenders and all then existing Insolvent Lenders will be disregarded and excluded, and the Pro Rata Shares shall be redetermined, for voting purposes only, to exclude the Pro Rata Shares of such Defaulting Lenders and Insolvent Lenders, (ii) at all times when two or more Lenders are party to this Agreement, the term "Requisite Lenders" shall in no event mean less than two Lenders; and (iii) in the case of any amendment to Section 10.1, or to any defined term where such amendment could affect compliance with Section 10.1, Requisite Lenders must include Administrative Agent (so long as Administrative Agent's Pro Rata Share is then equal to or greater than ten percent (10%) and Administrative Agent is not then a Defaulting Lender).

"Restricted Payment" means any of the following:

(a)           any dividend or other distribution, direct or indirect, on account of any shares of any class of stock or other Equity Interest of the Parent or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class;

(b)           any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock or other Equity Interest of the Parent or any of its Subsidiaries now or hereafter outstanding;

(c)           any payment or prepayment of principal of, premium, if any, or interest on, redemption, conversion, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Subordinated Debt; and

(d)           any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of the Parent or any of its Subsidiaries now or hereafter outstanding.

"Revolving Commitment" means, as to each Lender, such Lender's obligation to make Revolving Loans pursuant to Section 2.1. in an amount up to, but not exceeding the amount set forth for such Lender on Schedule I as such Lender's "Revolving Commitment Amount", as the same may be reduced from time to time pursuant to Section 2.11. or otherwise pursuant to the terms of this Agreement.

"Revolving Commitment Percentage" means, as to each Lender with a Revolving Commitment, the ratio, expressed as a percentage, of (a) the amount of such Lender's Revolving Commitment to (b) the aggregate amount of the Revolving Commitments of all Lenders hereunder; provided, however, that if at the time of determination the Revolving Commitments have been terminated or been reduced to zero, the "Revolving Commitment Percentage" of each Lender with a Revolving Commitment shall be the "Revolving Commitment Percentage" of such Lender in effect immediately prior to such termination or reduction.

"Revolving Loan" means a loan made by a Lender to the Borrower pursuant to Section 2.1.(a).

"Revolving Note" means a promissory note of the Borrower substantially in the form of Exhibit J, payable to the order of a Lender in a principal amount equal to the amount of such Lender's Revolving Commitment.

"Second Benchmark Period" means the period beginning on July 1, 2010 and ending at midnight on December 31, 2010.

"Secured Indebtedness" means, as to any Person, any Indebtedness of such Person which is secured by a Lien.

"Securities Act" means the Securities Act of 1933, as amended from time to time, together with all rules and regulations issued thereunder.

"Security Deed" means a Deed to Secure Debt, Deed of Trust or other Mortgage executed by the Borrower or a Wholly Owned Subsidiary of the Borrower in favor of the Administrative Agent for its benefit and the benefit of the Lenders and each Specified Derivatives Provider  substantially in the form of Exhibit K.

"Security Document" means any Guaranty, the Parent Guaranty, any Security Deed, any Assignment of Leases and Rents, any Property Management Contract Assignments, and any security agreement, pledge agreement, financing statement, or other document, instrument or agreement creating, evidencing or perfecting the Administrative Agent's Liens in any of the Collateral.  For the avoidance of doubt, "Security Document" shall not include any Derivatives Support Document.

"Senior Officer" means the Chairman, Vice Chairman, President, an Executive Vice President, Vice President - Finance, Vice President - Accounting, Chief Operating Officer, and the Chief Financial Officer of the Borrower or the Parent.

"Significant Subsidiary" means any Subsidiary which has assets having an aggregate book value in excess of ten percent (10%) of Gross Asset Value at any time.

"Solvent" means, when used with respect to any Person, that (a) the fair value and the fair salable value of its assets (excluding any Indebtedness due from any affiliate of such Person) are each in excess of the fair valuation of its total liabilities (including all contingent liabilities); (b) such Person is able to pay its debts or other obligations in the ordinary course as they mature; and (c) such Person has capital not unreasonably small to carry on its business and all business in which it proposes to be engaged.

"Specified Derivatives Contract" means any Derivatives Contract, together with any Derivatives Support Document relating thereto, that is made or entered into at any time, or in effect at any time now or hereafter, which relate to the Obligations and which are intended to be secured by the Collateral, whether as a result of an assignment or transfer or otherwise, between the Borrower or any Loan Party and an Specified Derivatives Provider.

"Specified Derivatives Obligations" means all indebtedness, liabilities, obligations, covenants and duties of the Borrower or its Subsidiaries under or in respect of any Specified Derivatives Contract, whether direct or indirect, absolute or contingent, due or not due, liquidated or unliquidated, and whether or not evidenced by any written confirmation.

"Specified Derivatives Provider" means any Lender, or any Affiliate of a Lender that is a party to a Derivatives Contract at the time the Derivatives Contract is entered into.

"S&P" means Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc.

"Subordinated Debt" means Indebtedness for money borrowed of the Borrower or any of its Subsidiaries that is subordinated in right of payment and otherwise to the Loans, the other Obligations and the Specified Derivatives Obligations, if any, in a manner satisfactory to the Administrative Agent in its sole and absolute discretion.

"Subsidiary" means, for any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other individuals performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP.

"Supermajority Lenders" means, as of any date, Lenders having at least ninety percent (90%) of the aggregate amount of the Revolving Commitments, or, if the Revolving Commitments have been terminated or reduced to zero, such Lenders holding at least ninety percent (90%) of the principal amount of the Revolving Loans; provided that, in determining such percentage at any given time, all then existing Defaulting Lenders and all then existing Insolvent Lenders will be disregarded and excluded, and the Pro Rata Shares shall be redetermined, for voting purposes only, to exclude the Pro Rata Shares of such Defaulting Lenders and Insolvent Lenders.

"Tangible Net Worth" means, as of a given date, stockholders' equity of the Parent and its Subsidiaries determined on a consolidated basis plus (x) increases in accumulated depreciation and amortization accrued after December 31, 2008 and (y) non-controlling interests (including redeemable non-controlling interests) in the Borrower, minus (to the extent included when determining stockholders' equity and non-controlling interests [including redeemable non-controlling interests] of the Parent and its Subsidiaries): (a) the amount of any write-up in the book value of any assets reflected in any balance sheet resulting from revaluation thereof or any write-up in excess of the cost of such assets acquired (but excluding any such write-up for purchase price adjustments of acquisition properties based on GAAP), and (b) the aggregate of all amounts appearing on any such balance sheet for franchises, licenses, permits, patents, patent applications, copyrights, trademarks, service marks, trade names, goodwill, treasury stock, experimental or organizational expenses and other like assets which would be classified as intangible assets under GAAP (including net lease intangibles) all determined on a consolidated basis, and (c) accumulated other comprehensive income (or loss).

"Taxes" has the meaning given that term in Section 3.10.

"Tenant Lease" means any lease entered into by the Borrower, any Loan Party or any Subsidiary with respect to any portion of a Borrowing Base Property.

"Third Benchmark Period" means the period beginning on January 1, 2011 and ending on the Maturity Date.

"Third Party Affiliate" means any Person which owns any interest in Parent, Borrower or any Subsidiary or Unconsolidated Affiliate of Borrower, but which Person is neither a Senior Officer nor a Subsidiary of Borrower.

"Tie-In Jurisdiction" means a jurisdiction in which a "tie-in" endorsement may be obtained for a title insurance policy covering property located in such jurisdiction which endorsement effectively ties coverage to other title insurance policies covering properties located in other jurisdictions.

"Total Budgeted Cost" means, with respect to a Development Property or a Major Redevelopment Property, and at any time, the aggregate amount of all costs budgeted to be paid, incurred or otherwise expended or accrued by the Borrower, a Subsidiary or an Unconsolidated Affiliate with respect to such Property to achieve an Occupancy Rate of one hundred percent (100%), including without limitation, all amounts budgeted with respect to all of the following:  (a) acquisition of land and any related improvements; (b) a reasonable and appropriate reserve for construction interest; (c) a reasonable and appropriate operating deficit reserve; (d) tenant improvements, (e) leasing commissions and (f) other hard and soft costs associated with the development or redevelopment of such Property; provided, however, Total Budgeted Cost shall be reduced by cash actually received by Borrower, such Subsidiary or such Unconsolidated Affiliate as a result of governmental reimbursements or in connection with the sale of outparcels.  With respect to any Property to be developed in more than one phase, the Total Budgeted Cost shall exclude budgeted costs (other than costs relating to acquisition of land and related improvements) to the extent relating to any phase for which (i) construction has not yet commenced and (ii) a binding construction contract has not been entered into by the Borrower, any other Subsidiary or any Unconsolidated Affiliate, as the case may be.

"Total Liabilities" means, as to any Person as of a given date, all liabilities which would, in conformity with GAAP, be properly classified as a liability on a consolidated balance sheet of such Person as of such date, and in any event shall include (without duplication and whether or not a liability under GAAP) all of the following:

(a)           all letters of credit of such Person;

(b)           all purchase and repurchase obligations and forward commitments evidenced by binding contracts, including forward equity commitments and contracts to purchase real property, reasonably determined to be owing under any such contract assuming such contract were terminated as of such date;

(c)           all quantifiable contingent obligations of such Person including, without limitation, all Guarantees of Indebtedness by such Person and exposure under swap agreements;

(d)           all Off Balance Sheet Liabilities of such Person and the Ownership Share of the Off Balance Sheet Liabilities of Unconsolidated Affiliates of such Person;

(e)           all Indebtedness of Subsidiaries of such Person, provided that Indebtedness of a Subsidiary that is not a Wholly Owned Subsidiary shall be included in Total Liabilities only to the extent of the Borrower's Ownership Share of such Subsidiary (unless the Borrower or a Wholly Owned Subsidiary of the Borrower is otherwise obligated in respect of such Indebtedness); and

(f)           such Person's Ownership Share of the Indebtedness of any Unconsolidated Affiliate of such Person.

For purposes of this definition, Total Liabilities shall not include:

(1)           Indebtedness with respect to letters of credit if, and to the extent, such letters of credit are issued as a credit enhancement for Indebtedness incurred by an Subsidiary of Borrower, but only to the extent such Indebtedness is already included in Total Liabilities;

(2)           obligations under short-term repurchase agreements entered into as part of a cash management program shall not be included as Total Liabilities; and

(3)           any items (including, without limitation, net obligations under any Derivatives Contract) included in the line item "Accounts Payable and Accrued Liabilities" under the category of "Liabilities, Redeemable Noncontrolling Interests and Equity" in the Consolidated Balance Sheets included in Parent's Form 10-Q or Form 10-K (or their equivalent) filed with the Securities and Exchange Commission (or any Governmental Authority substituted therefor).

"Transfer Authorizer Designation Form" means a form substantially in the form of Exhibit L to be delivered to the Administrative Agent pursuant to Section 6.1, as the same may be amended, restated or modified from time to time with the prior written approval of the Administrative Agent.

"Type" with respect to any Loan, refers to whether such Loan is a LIBOR Loan or a Base Rate Loan.

"UCC" means the Uniform Commercial Code as in effect in any applicable jurisdiction.

"Unconsolidated Affiliate" means, with respect to any Person, any other Person in whom such Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person.

"Unfunded Liabilities" means, with respect to any Plan at any time, the amount (if any) by which (a) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (b) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

"Unsecured Indebtedness" shall mean, as to any Person, any Indebtedness of such Person which is not secured by a Lien, but excluding trade payables.

"Wells Fargo" means Wells Fargo Bank, National Association, and its successors and permitted assigns.

"Wholly Owned Subsidiary" means any Subsidiary of a Person in respect of which all of the Equity Interests (other than, in the case of a corporation, directors' qualifying shares) are at the time directly or indirectly owned or controlled by such Person or one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person.

Section 1.2. General; References to Pacific Time.

Unless otherwise indicated, all accounting terms, ratios and measurements shall be interpreted or determined in accordance with GAAP as in effect on the Agreement Date; provided that, if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, Borrower shall give Administrative Agent written notice thereof promptly after Borrower has knowledge thereof, and if either the Borrower or the Requisite Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Requisite Lenders); provided further that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.  References in this Agreement to "Sections", "Articles", "Exhibits" and "Schedules" are to sections, articles, exhibits and schedules herein and hereto unless otherwise indicated.  References in this Agreement to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, to the extent permitted hereby and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, supplemented, restated or otherwise modified from time to time to the extent not otherwise stated herein or prohibited hereby and in effect at any given time.  Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter.  Unless explicitly set forth to the contrary, a reference to "Subsidiary" means a Subsidiary of the Parent or the Borrower (or a Subsidiary of such Subsidiary) and a reference to an "Affiliate" means a reference to an Affiliate of the Borrower or the Parent.  Titles and captions of Articles, Sections, subsections and clauses in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.  Unless otherwise indicated, all references to time are references to Pacific time.

Article II. Credit Facility

Section 2.1. Revolving Loans.

(a)           Making of Revolving Loans.  Subject to the terms and conditions set forth in this Agreement, including without limitation, Section 2.14. below, each Lender severally and not jointly agrees to make Revolving Loans to the Borrower during the period from and including the Effective Date to but excluding the Maturity Date, in an aggregate principal amount at any one time outstanding up to, but not exceeding, such Lender's Revolving Commitment; provided, however Revolving Loans shall not be made if restricted by the amount limitations set forth in Section 2.14.  Each borrowing of Revolving Loans hereunder shall be in an aggregate principal amount of $100,000 and integral multiples of $1,000 in excess of that amount (except that, subject to Section 2.14., any such borrowing of Revolving Loans may be in the aggregate amount of the aggregate amount of the Revolving Commitments of all Lenders minus the sum of the aggregate principal balance of all Revolving Loans outstanding, which Revolving Loans, if less than $100,000, must be Base Rate Loans).  Within the foregoing limits and subject to the terms and conditions of this Agreement, the Borrower may borrow, repay and reborrow Revolving Loans.

(b)           Requests for Revolving Loans. Not later than 9:00 a.m. at least one (1) Business Day prior to a borrowing of Base Rate Loans and not later than 9:00 a.m. at least three (3) Business Days prior to a borrowing of LIBOR Loans, the Borrower shall deliver to the Administrative Agent a Notice of Borrowing.  Each Notice of Borrowing shall specify the aggregate principal amount of the Revolving Loans to be borrowed, the date such Revolving Loans are to be borrowed (which must be a Business Day), the Type of the requested Revolving Loans, and if such Revolving Loans are to be LIBOR Loans, the initial Interest Period for such Revolving Loans.  Each Notice of Borrowing shall be irrevocable once given and binding on the Borrower.  If the Borrower fails to indicate the Type of Revolving Loans being borrowed in a Notice of Borrowing, then the Borrower shall be deemed to have requested a borrowing of LIBOR Loans having an Interest Period of one month.  Prior to delivering a Notice of Borrowing, the Borrower may (without specifying whether a Revolving Loan will be a Base Rate Loan or a LIBOR Loan) request that the Administrative Agent provide the Borrower with the most recent LIBOR available to the Administrative Agent.  The Administrative Agent shall provide such quoted rate to the Borrower on the date of such request or as soon as possible thereafter.

(c)           Funding of Revolving Loans.  Promptly after receipt of a Notice of Borrowing under the immediately preceding subsection (b), the Administrative Agent shall notify each Lender of the proposed borrowing.  Each Lender shall deposit an amount equal to the Revolving Loan to be made by such Lender to the Borrower with the Administrative Agent at the Principal Office, in immediately available funds not later than 9:00 a.m. on the date of such proposed Revolving Loans.  Subject to fulfillment of all applicable conditions set forth herein, the Administrative Agent shall make available to the Borrower at the Principal Office, not later than 11:00 a.m. on the date of the requested borrowing of Revolving Loans, the proceeds of such amounts received by the Administrative Agent.  No Lender shall be responsible for the failure of any other Lender to make a Loan or to perform any other obligation to be made or performed by such other Lender hereunder, and the failure of any Lender to make a Loan or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Lender to make any Loan or to perform any other obligation to be made or performed by such other Lender.

(d)           Assumptions Regarding Funding by Lenders.  With respect to Revolving Loans to be made after the Effective Date, unless the Administrative Agent shall have been notified by any Lender that such Lender will not make available to the Administrative Agent a Revolving Loan to be made by such Lender in connection with any borrowing, the Administrative Agent may assume that such Lender will make the proceeds of such Revolving Loan available to the Administrative Agent in accordance with this Section, and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower the amount of such Revolving Loan to be provided by such Lender.  In such event, if such Lender does not make available to the Administrative Agent the proceeds of such Revolving Loan, then such Lender and the Borrower severally agree to pay to the Administrative Agent within three (3) Business Days following written demand the amount of such Revolving Loan with interest thereon, for each day from and including the date such Revolving Loan is made available to the Borrower but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans.  If the Borrower and such Lender shall pay the amount of such interest to the Administrative Agent for the same or overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays to the Administrative Agent the amount of such Revolving Loan, the amount so paid shall constitute such Lender's Revolving Loan included in the borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make available the proceeds of a Revolving Loan to be made by such Lender.

Section 2.2. Intentionally Omitted.

Section 2.3. Rates and Payment of Interest on Loans.

(a)           Rates.  The Borrower promises to pay to the Administrative Agent for the account of each Lender interest on the unpaid principal amount of each Loan made by such Lender for the period from and including the date of the making of such Loan to but excluding the date such Loan shall be paid in full, at the following per annum rates:

(i)           during such periods as such Loan is a Base Rate Loan, at the Base Rate (as in effect from time to time), plus the Applicable Margin; and

(ii)           during such periods as such Loan is a LIBOR Loan, at LIBOR for such Loan for the Interest Period therefor, plus the Applicable Margin.

Notwithstanding the foregoing, while an Event of Default exists, the Borrower shall, upon and after the Administrative Agent's demand, pay to the Administrative Agent for the account of each Lender interest at the Post-Default Rate on the outstanding principal amount of any Loan made by such Lender and on any other amount payable by the Borrower hereunder or under the Notes held by such Lender to or for the account of such Lender (including without limitation, accrued but unpaid interest to the extent permitted under Applicable Law).

(b)           Payment of Interest. All accrued and unpaid interest on the outstanding principal amount of each Loan shall be payable (i) monthly in arrears on the first day of each month, commencing with the first full calendar month occurring after the Effective Date and (ii) on any date on which the principal balance of such Loan is due and payable in full (whether at maturity, due to acceleration or otherwise).  Interest payable at the Post-Default Rate shall be payable from time to time on demand.  All determinations by the Administrative Agent of an interest rate hereunder shall be conclusive and binding on the Lenders and the Borrower for all purposes, absent manifest error.

Section 2.4. Number of Interest Periods.

Notwithstanding anything to the contrary contained in this Agreement, there may be no more than eight (8) different Interest Periods outstanding at the same time.

Section 2.5. Repayment of Loans.

The Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Loans on the Maturity Date.

Section 2.6. Prepayments.

(a)           Optional.  Subject to Section 5.4., the Borrower may prepay any Loan at any time without premium or penalty.  The Borrower shall give the Administrative Agent at least three (3) Business Days prior written notice of the prepayment of any Loan.  Each voluntary prepayment of Loans shall be in an aggregate minimum amount of $100,000 and integral multiples of $1,000 in excess thereof.

(b)           Mandatory.

(i)           Revolving Commitment Overadvance.  If at any time the aggregate principal amount of all outstanding Revolving Loans exceeds the aggregate amount of the Revolving Commitments, the Borrower shall no later than two (2) days following the Administrative Agent's demand, pay to the Administrative Agent for the account of the Lenders then holding Revolving Commitments (or if the Revolving Commitments have been terminated, then holding outstanding Revolving Loans), the amount of such excess. All payments under this subsection (b)(i) shall be applied in accordance with the last sentence of Section 3.2.

(ii)           Maximum Loan Availability Overadvance.  If at any time the aggregate principal amount of all outstanding Revolving Loans exceeds the Maximum Loan Availability, the Borrower shall, within 30 days of the earlier of (A) receipt by the Borrower of notice from the Administrative Agent stating that such excess exists or (B) the date the Borrower delivers (or was required to deliver) a Borrowing Base Certificate indicating the existence of such excess, deliver to the Administrative Agent for prompt distribution to each Lender a written plan acceptable to all of the Lenders to eliminate such excess.  If such excess is not eliminated within ninety (90) days of the earlier of receipt by the Borrower of such notice or the date the Borrower delivers (or was required to deliver) such Borrowing Base Certificate, an Event of Default shall be deemed to have occurred hereunder.  All payments under this subsection (b)(ii) shall be applied to pay all amounts of excess principal outstanding on the applicable Revolving Loans in accordance with the last sentence of Section 3.2., and the remainder, if any, shall be paid to the Borrower or whomever else may be legally entitled to such remainder.

Section 2.7. Late Charges.

So long as the Post-Default Rate is not payable with respect to the Obligations as provided in Section 2.3., if any payment required under this Agreement is not paid within fifteen (15) days after it becomes due and payable, the Borrower shall pay a late charge for late payment to compensate the Lenders for the loss of use of funds and for the expenses of handling the delinquent payment, in an amount equal to three percent (3%) of such delinquent payment.  Such late charge shall be paid in any event not later than the due date of the next subsequent installment of principal and/or interest.  In the event the maturity of the Obligations hereunder occurs or is accelerated pursuant to Section 11.2., this Section shall apply only to payments overdue prior to the time of such acceleration.  This Section shall not be deemed to be a waiver of the Lenders' right to accelerate payment of any of the Obligations as permitted under the terms of this Agreement.

Section 2.8. Continuation.

So long as there exists (i) no Default under subsections (a), (b)(i), (b)(ii), (e) or (f) of Section 11.1 of this Agreement, (ii) no other Default as to which Administrative Agent has given Borrower notice, or (iii) no Event of Default, the Borrower may on any Business Day, with respect to any LIBOR Loan, elect to maintain such LIBOR Loan or any portion thereof as a LIBOR Loan by selecting a new Interest Period for such LIBOR Loan.  Each Continuation of a LIBOR Loan shall be in an aggregate minimum amount of $100,000 and integral multiples of $1,000 in excess of that amount, and each new Interest Period selected under this Section shall commence on the last day of the immediately preceding Interest Period.  Each selection of a new Interest Period shall be made by the Borrower giving to the Administrative Agent a Notice of Continuation not later than 9:00 a.m. on the third Business Day prior to the date of any such Continuation.  Such notice by the Borrower of a Continuation shall be by telecopy, electronic mail or other similar form of communication in the form of a Notice of Continuation, specifying (a) the proposed date of such Continuation, (b) the LIBOR Loan and portion thereof subject to such Continuation and (c) the duration of the selected Interest Period, all of which shall be specified in such manner as is necessary to comply with all limitations on Loans outstanding hereunder.  Each Notice of Continuation shall be irrevocable by and binding on the Borrower once given.  Promptly after receipt of a Notice of Continuation, the Administrative Agent shall notify each Lender of the proposed Continuation.  If the Borrower shall fail to select in a timely manner a new Interest Period for any LIBOR Loan in accordance with this Section, such Loan will automatically, on the last day of the current Interest Period therefor, continue as a LIBOR Loan with an Interest Period of one month.

Section 2.9. Conversion.

So long as there exists (i) no Default under subsections (a), (b)(i), (b)(ii), (e) or (f) of Section 11.1 of this Agreement, (ii) no other Default as to which Administrative Agent has given Borrower notice, or (iii) no Event of Default, the Borrower may on any Business Day, upon the Borrower's giving of a Notice of Conversion to the Administrative Agent by telecopy, electronic mail or other similar form of communication, Convert all or a portion of a Loan of one Type into a Loan of another Type.  Each

Conversion of Base Rate Loans into LIBOR Loans shall be in an aggregate minimum amount of $100,000 and integral multiples of $1,000 in excess of that amount, and upon Conversion of a Base Rate Loan into a LIBOR Loan, the Borrower shall pay accrued interest to the date of Conversion on the principal amount so Converted in accordance with Section 2.3.  Any Conversion of a LIBOR Loan into a Base Rate Loan shall be made on, and only on, the last day of an Interest Period for such LIBOR Loan.  Each such Notice of Conversion shall be given not later than 9:00 a.m. one Business Day prior to the date of any proposed Conversion into Base Rate Loans and three (3) Business Days prior to the date of any proposed Conversion into LIBOR Loans.  Promptly after receipt of a Notice of Conversion, the Administrative Agent shall notify each Lender of the proposed Conversion.  Subject to the restrictions specified above, each Notice of Conversion shall be by telecopy, electronic mail or other similar form of communication in the form of a Notice of Conversion specifying (a) the requested date of such Conversion, (b) the Type of Loan to be Converted, (c) the portion of such Type of Loan to be Converted, (d) the Type of Loan such Loan is to be Converted into and (e) if such Conversion is into a LIBOR Loan, the requested duration of the Interest Period of such Loan.  Each Notice of Conversion shall be irrevocable by and binding on the Borrower once given.

Section 2.10. Notes.

(a)           Notes.  The Revolving Loans made by each Lender shall, in addition to this Agreement, also be evidenced by a promissory note of the Borrower substantially in the form of Exhibit J (each a "Revolving Note"), payable to the order of such Lender in a principal amount equal to the amount of its Revolving Commitment as originally in effect and otherwise duly completed.

(b)           Lost, Stolen, Destroyed or Mutilated Notes.  Upon receipt by the Borrower of (i) written notice from a Lender that a Note of such Lender has been lost, stolen, destroyed, mutilated, inappropriately cancelled or inappropriately marked, and (ii)(A) in the case of loss, theft or destruction, an unsecured agreement of indemnity from such Lender in form reasonably satisfactory to the Borrower, or (B) in the case of mutilation, inappropriate cancellation or inappropriate marking, upon surrender and cancellation of such Note, the Borrower shall at no expense to Borrower execute and deliver to such Lender a new Note, identical in form and substance and dated the date of such lost, stolen, destroyed, mutilated, inappropriately cancelled or inappropriately marked Note.

Section 2.11. Voluntary Reductions of the Revolving Commitment.

The Borrower may terminate or reduce the unused amount of the Revolving Commitments at any time and from time to time without penalty or premium upon not less than five (5) Business Days prior notice to the Administrative Agent of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction (which in the case of any partial reduction of the Revolving Commitments shall not be less than $5,000,000 and integral multiples of $1,000,000 in excess of that amount in the aggregate) and shall be irrevocable once given and effective only upon receipt by the Administrative Agent ("Commitment Reduction Notice").  Any such reduction shall reduce the Revolving Commitments of all Lenders on a pro rata basis.  Promptly after receipt of a Commitment Reduction Notice the Administrative Agent shall notify each Lender of the proposed termination or Revolving Commitment reduction.  The Revolving Commitments, once reduced pursuant to this Section, may not be increased.  The Borrower shall pay all interest and fees, on the Loans accrued to the date of such reduction or termination of the Revolving Commitments to the Administrative Agent for the account of the Lenders, including but not limited to any applicable compensation due to each Lender in accordance with Section 5.4. of this Agreement.

Section 2.12.  Extension of Maturity Date.
Generally.  The Borrower may request that the Administrative Agent and the Lenders extend the current Maturity Date to April 28, 2014 by executing and delivering to the Administrative Agent at least ninety (90) days but not more than one hundred eighty (180) days prior to the current Maturity Date, a written request for such extension.  The Administrative Agent shall forward to each Lender a copy of such request delivered to the Administrative Agent promptly upon receipt thereof.  Subject to satisfaction of the following conditions, the Maturity Date shall be extended to April 28, 2014:  (a) immediately prior to such extension and immediately after giving effect thereto, no Default or Event of Default shall or would exist and (b) the Borrower shall have paid the Fees payable under Section 3.5.(d).  The Maturity Date may be extended only one time pursuant to this Section 2.12.

Section 2.13. Intentionally Omitted.

Section 2.14. Amount Limitations; Additional Limitations Prior to Addition of Conditionally Approved Eligible Properties.

(a)           Notwithstanding any other term of this Agreement or any other Loan Document, no Lender shall be required to make any Loan if immediately after the making of such Loan the aggregate principal amount of all outstanding Loans would exceed the Maximum Loan Availability.

(b)           Notwithstanding any other term of this Agreement or any other Loan Document, until such time as all of the Conditionally Approved Eligible Properties have been finally approved as Borrowing Base Properties and added to the Borrowing Base Properties used in the calculation of the Borrowing Base as provided in Section 4.1.(d) (or, if any such Conditionally Approved Eligible Properties are not so approved as Borrowing Base Properties, replacement properties acceptable to Requisite Lenders [which must include Lender then acting as Administrative Agent so long as it is not then a Defaulting Lender] are added to the Borrowing Base Properties used in the calculation of the Borrowing Base) (the date on which all the Conditionally Approved Eligible Properties, or replacements therefor, have been added to the Borrowing Base Properties being referred to herein as the "Full Collateralization Date"), (i) no Lender shall be required to make any Loan for any purpose other than for (x) closing costs (including loan fees) in connection with the initial closing, (y) repayment of Indebtedness (including accrued interest) secured by a Lien encumbering such Conditionally Approved Eligible Property, such repayment to be made concurrently with such Conditionally Approved Eligible Property becoming a Borrowing Base Property pursuant to Section 4.1.(d) and (z) payment of appraisal fees, environmental inspection fees, title premiums and other similar costs and expenses incurred in connection with such Conditionally Approved Eligible Property becoming a Borrowing Base Property (any such Loan being subject to and conditioned upon the terms and conditions of this Agreement), and (ii) without limiting the generality of the foregoing, until such time as the Full Collateralization Date has occurred the Loans shall not have a revolving feature and Borrower shall not have the right to re-borrow any portion of the Loans which it has repaid.

Section 2.15. Funds Transfer Disbursements.

(a)           Generally.  The Borrower hereby authorizes the Administrative Agent to disburse the proceeds of any Loan made by the Lenders or any of their Affiliates pursuant to the Loan Documents as requested by an authorized representative of the Borrower to any of the accounts designated in the Transfer Authorizer Designation Form.  The Borrower agrees to be bound by any transfer request: (i) authorized or transmitted by the Borrower; or, (ii) made in the Borrower's name and accepted by the Administrative Agent in good faith and in compliance with these transfer instructions, even if not properly authorized by the Borrower.  The Borrower further agrees and acknowledges that the Administrative Agent may rely solely on any bank routing number or identifying bank account number or name provided by the Borrower to effect a wire of funds transfer even if the information provided by the Borrower identifies a different bank or account holder than named by the Borrower.  The Administrative Agent will inform Borrower of any errors actually known by Administrative Agent in any information provided by Borrower, but is not obligated or required in any way to take any actions to detect errors in information provided by the Borrower.  If the Administrative Agent takes any actions in an attempt to detect errors in the transmission or content of transfer or requests or takes any actions in an attempt to detect unauthorized funds transfer requests, the Borrower agrees that no matter how many times the Administrative Agent takes these actions the Administrative Agent will not in any situation be liable for failing to take or correctly perform these actions in the future and such actions shall not become any part of the transfer disbursement procedures authorized under this provision, the Loan Documents, or any agreement between the Administrative Agent and the Borrower or between any Lender and the Borrower.  The Borrower agrees to notify the Administrative Agent of any errors in the transfer of any funds or of any unauthorized or improperly authorized transfer requests within fourteen (14) days after the Administrative Agent's confirmation to the Borrower of such transfer.

(b)           Funds Transfer.  The Administrative Agent will, in its sole discretion, determine the funds transfer system and the means by which each transfer will be made.  The Administrative Agent may delay or refuse to accept a funds transfer request if the transfer would: (i) violate the terms of this authorization (ii) require use of a bank unacceptable to the Administrative Agent or any Lender or prohibited by any Governmental Authority; (iii) cause the Administrative Agent or any Lender to violate any Federal Reserve or other regulatory risk control program or guideline, or (iv) otherwise cause the Administrative Agent or any Lender to violate any Applicable Law or regulation.

(c)           Limitation of Liability.  Neither the Administrative Agent nor any Lender shall be liable to the Borrower or any other parties for (i) errors, acts or failures to act of others, including other entities, banks, communications carriers or clearinghouses, through which the Borrower's transfers may be made or information received or transmitted, and no such entity shall be deemed an agent of the Administrative Agent or any Lender, (ii) any loss, liability or delay caused by fires, earthquakes, wars, civil disturbances, power surges or failures, acts of government, labor disputes, failures in communications networks, legal constraints or other events beyond Administrative Agent's or any Lender's control, or (iii) any special, consequential, indirect or punitive damages, whether or not (x) any claim for these damages is based on tort or contract or (y) the Administrative Agent, any Lender or the Borrower knew or should have known the likelihood of these damages in any situation.  Neither the Administrative Agent nor any Lender makes any representations or warranties other than those expressly made in this Agreement.

Article III. Payments, Fees and Other General Provisions

Section 3.1. Payments.

(a)           Payments by Borrower.  Except to the extent otherwise provided herein, all payments of principal, interest, Fees and other amounts to be made by the Borrower under this Agreement, the Notes or any other Loan Document shall be made in Dollars, in immediately available funds, without setoff, deduction or counterclaim, to the Administrative Agent at the Principal Office, not later than 11:00 a.m. on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).  Subject to Section 11.5., the Borrower shall, at the time of making each payment under this Agreement or any other Loan Document, specify to the Administrative Agent the amounts payable by the Borrower hereunder to which such payment is to be applied.  Each payment received by the Administrative Agent for the account of a Lender under this Agreement or any Note shall be paid to such Lender by wire transfer of immediately available funds in accordance with the wiring instructions provided by such Lender to the Administrative Agent from time to time, for the account of such Lender at the applicable Lending Office of such Lender.

In the event the Administrative Agent fails to pay such amounts to such Lender within one Business Day of receipt of such amounts, the Administrative Agent shall pay interest on such amount at a rate per annum equal to the Federal Funds Rate from time to time in effect.  If the due date of any payment under this Agreement or any other Loan Document would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall continue to accrue at the rate, if any, applicable to such payment for the period of such extension.

(b)           Presumptions Regarding Payments by Borrower.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may (but shall not be obligated to), in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent on demand that amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 3.2. Pro Rata Treatment.

Except to the extent otherwise provided herein:  (a) each borrowing from Lenders under Section 2.1.(a) shall be made from the Lenders, each payment of the fees under Sections 3.5.(a), 3.5.(b) and 3.5.(d) shall be made for the account of the Lenders, and each termination or reduction of the amount of the Revolving Commitments under Section 2.11. shall be applied to the respective Revolving Commitments of the Lenders, pro rata according to the amounts of their respective Revolving Commitments; (b) each payment or prepayment of principal of Revolving Loans by the Borrower shall be made for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Revolving Loans held by them, provided that if immediately prior to giving effect to any such payment in respect of any Revolving Loans the outstanding principal amount of the Revolving Loans shall not be held by the Lenders pro rata in accordance with their respective Revolving Commitments in effect at the time such Loans were made, then such payment shall be applied to the Revolving Loans in such manner as shall result, as nearly as is practicable, in the outstanding principal amount of the Revolving Loans being held by the Lenders pro rata in accordance with their respective Revolving Commitments; (c) each payment of interest on Revolving Loans by the Borrower shall be made for the account  of the Lenders pro rata in accordance with the amounts of interest on such Revolving Loans then due and payable to the respective Lenders; and (d) the Conversion and Continuation of Loans of a particular Type (other than Conversions provided for by Section 5.1.) shall be made pro rata among the Lenders according to the amounts of their respective Loans and the then current Interest Period for each Lender's portion of each Loan of such Type shall be coterminous.  Any payment or prepayment of principal or interest made (i)(A) during the existence of a Default or Event of Default or (B) pursuant to Section 2.6.(b)(ii), shall be made for the account of the Lenders in accordance with the order set forth in Section 11.5. and (ii) pursuant to Section 2.6.(b)(i), shall be made for the account of the Lenders holding Revolving Commitments (or, if the Revolving Commitments have been terminated, holding Revolving Loans) in accordance with the order set forth in Section 11.5.

Section 3.3. Sharing of Payments, Etc.

If a Lender shall obtain payment of any principal of, or interest on, any Loan under this Agreement or shall obtain payment on any other Obligation owing by the Borrower or any other Loan Party through the exercise of any right of banker's lien, counterclaim or similar right or otherwise or through voluntary prepayments directly to a Lender or other payments made by the Borrower or any other Loan Party to a Lender (other than any payment in respect of Specified Derivatives Obligations)  not in accordance with the terms of  this Agreement and such payment should be distributed to the Lenders in accordance with Section 3.2. or Section 11.5., such Lender shall promptly purchase from such other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans made by the other Lenders or other Obligations owed to such other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such payment (net of any reasonable expenses which may actually be incurred by such Lender in obtaining or preserving such benefit) in accordance with the requirements of Section 3.2. or Section 11.5., as applicable.  To such end, all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored.  The Borrower agrees that any Lender so purchasing a participation (or direct interest) in the Loans or other Obligations owed to such other Lenders may exercise all rights of banker's lien, counterclaim or similar rights with the respect to such participation as fully as if such Lender were a direct holder of Loans in the amount of such participation.  Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.

Section 3.4. Several Obligations.

No Lender shall be responsible for the failure of any other Lender to make a Loan or to perform any other obligation to be made or performed by such other Lender hereunder, and the failure of any Lender to make a Loan or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Lender to make any Loan or to perform any other obligation to be made or performed by such other Lender.

Section 3.5. Fees.

(a)           Closing Fee.  On the Effective Date, the Borrower agrees to pay to the Administrative Agent and each Lender all loan fees as have been agreed to in writing by the Borrower and the Administrative Agent or each Lender, as applicable.

(b)           Facility Fees. During the period from the Effective Date to but excluding the Maturity Date, the Borrower agrees to pay to the Administrative Agent for the account of the Lenders an unused facility fee equal to the sum of the average daily amount by which the aggregate amount of the Revolving Commitments (as they may be reduced from time to time pursuant to Section 2.11.) exceeds (i) the aggregate outstanding principal balance of Revolving Loans multiplied by (ii) 0.35 percent (0.35%) per annum.

Such fee shall be computed on a daily basis for each calendar quarter during the term of this Agreement and shall be payable quarterly in arrears on the first day of each January, April, July and October during the term of this Agreement and on the Maturity Date or any earlier date of termination of the Revolving Commitments or reduction of the Revolving Commitments to zero.

(c)           Intentionally Omitted.

(d)           Extension Fee.  If the Borrower exercises its right to extend the Maturity Date in accordance with Section 2.12., the Borrower agrees to pay to the Administrative Agent for the account of each Lender an extension fee equal to one and sixty-seven one-thousandths percent (1.067%) of the amount of such Lender's Revolving Commitment (whether or not utilized) as of the day immediately prior to the then current Maturity Date (before giving effect to such extension).  Such fee shall be paid to the Administrative Agent prior to, and as a condition to, such extension.

(e)           Administrative and Other Fees.  The Borrower agrees to pay the administrative and other fees of the Administrative Agent as provided in the Fee Letter and as may be otherwise agreed to in writing from time to time.

Section 3.6. Computations.

Unless otherwise expressly set forth herein, any accrued interest on any Loan, any Fees or other Obligations due hereunder shall be computed on the basis of a year of 360 days and the actual number of days elapsed.

Section 3.7. Usury.

In no event shall the amount of interest due or payable on the Loans or other Obligations exceed the maximum rate of interest allowed by Applicable Law and, if any such payment is paid by the Borrower or any other Loan Party or received by any Lender, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify the respective Lender in writing that the Borrower elects to have such excess sum returned to it forthwith.  It is the express intent of the parties hereto that the Borrower not pay and the Lenders not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Borrower under Applicable Law.  The parties hereto hereby agree and stipulate that the only charge imposed upon the Borrower for the use of money in connection with this Agreement is and shall be the interest specifically described in Section 2.3.(a)(i)  and (ii).  Notwithstanding the foregoing, the parties hereto further agree and stipulate that all agency fees, syndication fees, facility fees, letter of credit fees, underwriting fees, default charges, late charges, funding or "breakage" charges, increased cost charges, attorneys' fees and reimbursement for costs and expenses paid by the Administrative Agent or any Lender to third parties or for damages incurred by the Administrative Agent or any Lender, are charges made to compensate the Administrative Agent or any such Lender for underwriting or administrative services and costs or losses performed or incurred, and to be performed or incurred, by the Administrative Agent and the Lenders in connection with this Agreement and shall under no circumstances be deemed to be charges for the use of money.  All charges other than charges for the use of money shall be fully earned and non-refundable when due.

Section 3.8. Statements of Account.

The Administrative Agent will account to the Borrower monthly with a statement of Loans, accrued interest and Fees, charges and payments made pursuant to this Agreement and the other Loan Documents, and such account rendered by the Administrative Agent shall be deemed conclusive upon the Borrower absent manifest error.  The failure of the Administrative Agent to deliver such a statement of accounts shall not relieve or discharge the Borrower from any of its obligations hereunder.

Section 3.9. Defaulting Lenders; Insolvent Lenders.

(a)           Generally.  If for any reason any Lender (a "Defaulting Lender") shall fail or refuse to perform any of its obligations under this Agreement or any other Loan Document to which it is a party within the time period specified for performance of such obligation or, if no time period is specified, if such failure or refusal continues for a period of five (5) Business Days after notice from the Administrative Agent, then, in addition to the rights and remedies that may be available to the Administrative Agent or the Borrower under this Agreement or Applicable Law, such Defaulting Lender's right to participate in the administration of the Loans, this Agreement and the other Loan Documents, including without limitation, any right to vote in respect of, to consent to or to direct any action or inaction of the Administrative Agent or to be taken into account in the calculation of Requisite Lenders or Supermajority Lenders, shall be suspended during the pendency of such failure or refusal.  If for any reason a Lender fails to make timely payment to the Administrative Agent of any amount required to be paid to the Administrative Agent hereunder (without giving effect to any notice or cure periods), in addition to other rights and remedies which the Administrative Agent or the Borrower may have under the immediately preceding provisions or otherwise, the Administrative Agent shall be entitled (i) to collect interest from such Defaulting Lender on such delinquent payment for the period from the date on which the payment was due until the date on which the payment is made at the Federal Funds Rate, (ii) to withhold or setoff and to apply in satisfaction of the defaulted payment and any related interest, any amounts otherwise payable to such Defaulting Lender under this Agreement or any other Loan Document and (iii) to bring an action or suit against such Defaulting Lender in a court of competent jurisdiction to recover the defaulted amount and any related interest.  The Administrative Agent shall give the Borrower prompt notice of the failure of any Lender to make available to the Administrative Agent the proceeds of any Loan required to be made available by such Lender.  Any amounts received by the Administrative Agent in respect of a Defaulting Lender's Loans shall not be paid to such Defaulting Lender and shall be held uninvested by the Administrative Agent and either applied against the purchase price of such Loans under the following subsection (b) or paid to such Defaulting Lender upon the Defaulting Lender's curing of its default.  Notwithstanding anything to the contrary contained herein, the remedies set forth in this Section 3.9(a) will not limit Borrower's rights and remedies at law or in equity with respect to a Defaulting Lender.

(b)           Purchase or Cancellation of Defaulting Lender's Revolving Commitment.  Any Lender who is not a Defaulting Lender shall have the right, but not the obligation, in its sole discretion, to acquire by assignment all of a Defaulting Lender's Commitments.  Any Lender desiring to exercise such right shall give written notice thereof to the Administrative Agent and the Borrower no sooner than two (2) Business Days and not later than five (5) Business Days after such Defaulting Lender became a Defaulting Lender.  If more than one Lender exercises such right, each such Lender shall have the right to acquire an amount of such Defaulting Lender's Commitments in proportion to the Commitments of the other Lenders exercising such right.  If after such fifth Business Day, the Lenders have not elected to acquire all of the Commitments of such Defaulting Lender, then the Borrower may, by giving written notice thereof to the Administrative Agent, such Defaulting Lender and the other Lenders, either (i) demand that such Defaulting Lender assign its Commitments to an Eligible Assignee subject to and in accordance with the provisions of Section 13.6.(c) for the purchase price provided for below or (ii) terminate the Commitments of such Defaulting Lender, whereupon such Defaulting Lender shall no longer be a party hereto or have any right or obligation whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee.  Upon any such assignment, the Defaulting Lender's interest in the Loans and its rights hereunder (but not its liability in respect thereof or under the Loan Documents to the extent the same relate to the period prior to the effective date of the purchase) shall terminate on the date of purchase, and the Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest to the purchaser or assignee thereof, including an appropriate Assignment and Assumption Agreement and, notwithstanding Section 13.6.(c), shall pay to the Administrative Agent an assignment fee in the amount of $10,000.  The purchase price for the Commitments of a Defaulting Lender shall be equal to the amount of the principal balance of the Loans outstanding and owed by the Borrower to the Defaulting Lender.  Prior to payment of such purchase price to a Defaulting Lender, the Administrative Agent shall apply against such purchase price any amounts retained by the Administrative Agent pursuant to the penultimate sentence of the immediately preceding subsection (a).  The Defaulting Lender shall be entitled to receive any amount owed to it by the Borrower under the Loan Documents which accrued prior to the date of the default by the Defaulting Lender, to the extent the same are received by the Administrative Agent from or on behalf of the Borrower.  There shall be no recourse against any Lender or the Administrative Agent for the payment of such sums except to the extent of the receipt of payments from any other party or in respect of the Loans.

(c)           Insolvent Lenders.  No Insolvent Lender shall have any right to participate in the administration of the Loans, this Agreement or the other Loan Documents, including, without limitation, any vote in respect of, to consent to or to direct any action or inaction of the Administrative Agent or to be taken into account in the calculation of Requisite Lenders or Supermajority Lenders.

Section 3.10. Taxes; Foreign Lenders.

(a)           Taxes Generally.  All payments by the Borrower of principal of, and interest on, the Loans and all other Obligations shall be made free and clear of and without deduction for any present or future excise, stamp or other taxes, fees, duties, levies, imposts, charges, deductions, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding (i) franchise taxes, (ii) any taxes (other than withholding taxes) that would not be imposed but for a connection between the Administrative Agent or a Lender and the jurisdiction imposing such taxes (other than a connection arising solely by virtue of the activities of the Administrative Agent or such Lender pursuant to or in respect of this Agreement or any other Loan Document), (iii)  any taxes imposed on or measured by any Lender's assets, net income, receipts or branch profits and (iv) any taxes arising after the Agreement Date solely as a result of or attributable to a Lender changing its designated Lending Office after the date such Lender becomes a party hereto (such non-excluded items being collectively called "Taxes").  If any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any Applicable Law, then the Borrower will:

(i)           pay directly to the relevant Governmental Authority the full amount required to be so withheld or deducted;

(ii)           promptly forward to the Administrative Agent an official receipt or other documentation satisfactory to the Administrative Agent evidencing such payment to such Governmental Authority; and

(iii)           pay to the Administrative Agent for its account or the account of the applicable Lender, as the case may be, such additional amount or amounts as is necessary to ensure that the net amount actually received by the Administrative Agent or such Lender will equal the full amount that the Administrative Agent or such Lender would have received had no such withholding or deduction been required.

(b)           Tax Indemnification.  If the Borrower fails to pay any Taxes when due to the appropriate Governmental Authority or fails to remit to the Administrative Agent, for its account or the account of the respective Lender, as the case may be, the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental Taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.  For purposes of this Section, a distribution hereunder by the Administrative Agent or any Lender to or for the account of any Lender shall be deemed a payment by the Borrower.

(c)           Tax Forms. Prior to the date that any Lender or Participant organized under the laws of a jurisdiction outside the United States of America becomes a party hereto, such Person shall deliver to the Borrower and the Administrative Agent such certificates, documents or other evidence, as required by the Internal Revenue Code or Treasury Regulations issued pursuant thereto (including Internal Revenue Service Forms W-8ECI and W-8BEN, as applicable, or appropriate successor forms), properly completed, currently effective and duly executed by such Lender or Participant establishing that payments to it hereunder and under the Notes are (i) not subject to United States Federal backup withholding tax and (ii) not subject to United States Federal withholding tax under the Code.  Each such Lender or Participant shall (x) deliver further copies of such forms or other appropriate certifications on or before the date that any such forms expire or become obsolete and after the occurrence of any event requiring a change in the most recent form delivered to the Borrower and (y) obtain such extensions of the time for filing, and renew such forms and certifications thereof, as may be reasonably requested by the Borrower or the Administrative Agent.  The Borrower shall not be required to pay any amount pursuant to last sentence of subsection (a) above to any Lender or Participant that is organized under the laws of a jurisdiction outside of the United States of America or the Administrative Agent, if it is organized under the laws of a jurisdiction outside of the United States of America, if such Lender, Participant or the Administrative Agent, as applicable, fails to comply with the requirements of this subsection.  If any such Lender or Participant fails to deliver the above forms or other documentation, then the Administrative Agent may withhold from such payment to such Lender such amounts as are required by the Code. If any Governmental Authority asserts that the Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, and costs and expenses (including all fees and disbursements of any law firm or other external counsel and the allocated cost of internal legal services and all disbursements of internal counsel) of the Administrative Agent.  The obligation of the Lenders under this Section shall survive the termination of the Commitments, repayment of all Obligations and the resignation or replacement of the Administrative Agent.

(d)           USA Patriot Act Notice; Compliance.  In order for the Administrative Agent to comply with the USA Patriot Act of 2001 (Public Law 107-56), prior to any Lender or Participant that is organized under the laws of a jurisdiction outside of the United States of America becoming a party hereto, the Administrative Agent may request, and such Lender or Participant shall provide to the Administrative Agent, its name, address, tax identification number and/or such other identification information as shall be necessary for the Administrative Agent to comply with federal law.

Article IV.  Borrowing Base Properties

Section 4.1. Eligibility of Properties.

(a)           Initial Borrowing Base Properties.  The Properties identified on Schedule 4.1.(a) shall, on the Effective Date, be Borrowing Base Properties, and the Appraised Value initially attributable to such Property shall be as approved by the Lenders and set forth on Schedule 4.1.(a).

(b)           Additional Borrowing Base Properties.  If after the Effective Date the Borrower desires that the Lenders include any additional Property as a Borrowing Base Property in calculations of the Borrowing Base, the Borrower shall so notify the Administrative Agent in writing.  No Property will be evaluated by the Lenders unless and until the Borrower delivers to the Administrative Agent the following, in form and substance satisfactory to the Administrative Agent:

(i)           An executive summary of the Property including, at a minimum, the following information relating to such Property: (A) a description of such Property, such description to include the age, location, site plan, current occupancy rate and physical condition of such Property; (B) if such Property is being acquired, the purchase price paid or to be paid for such Property; (C) the current and projected condition of the regional market and specific submarket in which such Property is located; and (D) the current projected capital plans and, if applicable, current renovation plans for such Property;

(ii)           An operating statement for such Property audited or certified by a representative of the Borrower as being true and correct in all material respects and prepared in accordance with GAAP for the previous three fiscal years, provided that, with respect to any period such Property was owned by the Borrower or a Subsidiary for less than three (3) years, such information shall only be required to be delivered to the extent reasonably available to the Borrower and such certification may be based upon the best of the Borrower's knowledge and provided further, that if such Property has been operating for less than three years, the Borrower shall provide such projections and other information concerning the anticipated operation of such Property as the Administrative Agent may reasonably request; and

(iii)           A current rent roll for such Property certified by a representative of the Borrower as being true and correct in all material respects, and three-year occupancy history of such Property certified by a representative of the Borrower to be true and correct, provided that, with respect to any period such Property was owned by the Borrower or a Subsidiary for less than three (3) years, such information shall only be required to be delivered to the extent reasonably available to the Borrower and such certification may be based upon the best of the Borrower's knowledge.

If, after receipt and review of the foregoing documents and information described in clauses (i)-(iii) above, the Administrative Agent is prepared to recommend acceptance of such Property as a Borrowing Base Property, the Administrative Agent will so notify the Borrower and each Lender within ten (10) Business Days after receipt and review of all of such documents and information, which notice to Lenders shall include copies of said documents and information.  Within ten (10) Business Days from the date on which a Lender receives such notice from the Administrative Agent, such Lender shall notify the Administrative Agent whether or not such Lender conditionally approves of such Property as a Borrowing Base Property subject only to such Lender's approval of the documents described in clauses (iv)-(xvi) below and applicable Appraisal and other items as provided in this subsection (b) and the immediately following subsection (c).  If a Lender fails to give such notice prior to the expiration of such 10-Business Day period, such Lender shall be deemed to have conditionally approved such Property as a Borrowing Base Property.  If the Requisite Lenders (which for purposes of this subsection (b) must include the Lender then acting as Administrative Agent so long as it is not then a Defaulting Lender) have not conditionally approved such Property as a Borrowing Base Property, the approval process shall terminate.  If the Requisite Lenders give conditional approval of a Property as a Borrowing Base Property, then Borrower shall promptly deliver to Administrative Agent the following, in form and substance satisfactory to the Administrative Agent, and Administrative Agent shall promptly forward copies thereof to all Lenders:

(iv)           A copy of a recent ALTA Owner's Policy of Title Insurance ("Owner's Policy") covering such Property showing the identity of the fee titleholder thereto and all matters of record;

(v)           Copies of all documents of record reflected in Schedule A and Schedule B of the Owner's Policy and a copy of the most recent real estate tax bill and notice of assessment;

(vi)           A current or currently certified survey of such Property certified by a surveyor licensed in the applicable jurisdiction to have been prepared in accordance with the then effective Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys;

(vii)           If not adequately covered by the survey certification provided for above, a certificate from a licensed engineer or other professional satisfactory to the Administrative Agent that such Property is not located in a Special Flood Hazard Area as defined by the Federal Insurance Administration;

(viii)           A "Phase I" environmental assessment of such Property not more than twelve (12) months old, which report (1) has been prepared by an environmental engineering firm acceptable to the Administrative Agent and (2) complies with the requirements contained in the Administrative Agent 's guidelines adopted from time to time by the Administrative Agent to be used in its lending practice generally and any other environmental assessments or other reports relating to such Property, including  any "Phase II" environmental assessment prepared or recommended by such environmental engineering firm to be prepared for such Property;

(ix)           An engineering report for such Property not more than twelve (12) months old and prepared by an engineering firm acceptable to the Administrative Agent;

(x)           Copies of (1) all Property Management Agreements and all Material Contracts relating to the use, occupancy, operation, maintenance, enjoyment or ownership of such Property, if any, and (2) in any event copies of all Tenant Leases with respect to such Property (or, if acceptable to the Administrative Agent, a summary of the terms thereof);

(xi)           Evidence that such Property complies with applicable zoning and land use laws;

(xii)           UCC, tax, judgment and lien search reports with respect to the Borrower (or  Subsidiary if such Property is owned by a Subsidiary) and such Property in all necessary or appropriate jurisdictions indicating that there are no Liens of record on such Property other than Permitted Liens;

(xiii)           Plans and specifications for such Property, provided the same shall only be required to the extent reasonably available to the Borrower;

(xiv)           Final certificates of occupancy and any other Governmental Approvals relating to such Property;

(xv)           Copies of certificates of insurance evidencing the insurance required by Section 8.5. and, at Administrative Agent's request, copies of such policies or such summaries of such policies as Administrative Agent shall reasonably require; and

(xvi)           Such other information the Administrative Agent may reasonably request in order to evaluate the Property.

(c)           Appraisal; Final Approval.  Upon the earlier of (i) written request by the Borrower or (ii) the Requisite Lenders' conditional approval of a Property as a Borrowing Base Property pursuant to the immediately preceding subsection (b), if Administrative Agent does not then have a current Appraisal of such Property in form and substance satisfactory to Administrative Agent, then the Administrative Agent shall commission, at the Borrower's expense, an Appraisal of such Property, to be in form and substance satisfactory to the Administrative Agent. Within ten (10) Business Days of receipt of such Appraisal, the Administrative Agent shall review such Appraisal and shall determine the Appraised Value of such Property. If after such review and determination the Administrative Agent is unwilling to recommend acceptance of such Property as a Borrowing Base Property, the Administrative Agent shall promptly notify the Borrower and the Lenders and the consideration by the Administrative Agent and the Lenders of such Property shall cease.  If after such review and determination the Administrative Agent remains prepared to recommend acceptance of such Property as a Borrowing Base Property, the Administrative Agent shall forward a copy of such Appraisal to the Lenders together with notice of such Appraised Value. Within ten (10) Business Days of the date on which a Lender has received all of the items referred to in this subsection and the immediately preceding subsection (b), such Lender shall notify the Administrative Agent in writing whether or not such Lender accepts such Property as a Borrowing Base Property.  If a Lender fails to give such notice within such time period, such Lender shall be deemed to have approved such Property as a Borrowing Base Property and to have approved such Appraisal and Appraised Value.  Such Property shall become a Borrowing Base Property upon written approval of the Requisite Lenders (which for purposes of this subsection (c) must include the Lender then acting as Administrative Agent so long as it is not then a Defaulting Lender) and upon execution and delivery to the Administrative Agent of (i) a Borrowing Base Certificate showing the Borrowing Base after inclusion of such Property as a Borrowing Base Property, (ii) if such property is owned by a Subsidiary of the Borrower, all of the items required to be delivered to the Administrative Agent under Section 8.14. if not previously delivered, (iii) the documents and items described in Section 6.3., and (iv) such other items or documents as may be appropriate under the circumstances, including updates of the documents described in the immediately preceding subsections (b)(i), (b)(ii), (b)(iii), (b)(vi), and (b)(viii), and satisfaction of all other closing requirements reasonably imposed by the Administrative Agent.

(d)           Addition of Conditionally Approved Eligible Properties.  Administrative Agent and Lenders have conditionally approved the Properties listed on Schedule 4.1.(d) (each a "Conditionally Approved Eligible Property") as Borrowing Base Properties.  Borrower agrees to cause all of the Conditionally Approved Eligible Properties (or, if any Conditionally Approved Eligible Property is not finally approved as a Borrowing Base Property as provided in Section 4.1(l), a replacement property acceptable to the Requisite Lenders [which must include Lender then acting as Administrative Agent so long as it is not then a Defaulting Lender]) to be added as Borrowing Base Properties on or before December 31, 2010.  The inclusion of such Properties as Borrowing Base Properties to be included in the calculation of the Borrowing Base is subject to the satisfaction of the following conditions:

(i)           Borrower's delivery to Administrative Agent of the documents and information described in Sections 4.1.(b)(iv) through (xvi) and 4.1.(c); and

(ii)           Administrative Agent's approval of the Appraisal of such Property and determination of the Appraised Value of such Property, and recommendation of the acceptance of such Property as a Borrowing Base Property, as provided in Section 4.1.(c) above.  Borrower hereby agrees that Administrative Agent may commission an Appraisal of each Conditionally Approved Eligible Property, at Borrower's expense, at any time after the date which is ninety (90) days prior to the "Anticipated Delivery Date" (as that term is defined below) for such Conditionally Approved Eligible Property, unless Borrower has given Administrative Agent written notice, not less than ninety (90) days prior to the applicable Anticipated Delivery Date, that Borrower desires to delay the addition of such Conditionally Approved Eligible Property to the Borrowing Base Properties, which notice must include a new Anticipated Delivery Date (which new Anticipated Delivery Date may not be later than December 31, 2010); and

(iii)           Written approval by Requisite Lenders (which for purposes of this subsection (b)(iii) must include the Lender then acting as Administrative Agent so long as it is not then a Defaulting Lender) of such Conditionally Approved Eligible Property as a Borrowing Base Property in the manner set forth in Section 4.1.(c) above; and

(iv)           Execution and delivery of the items and documents described in items (i) through (iv) of Section 4.1.(c) above.

It is anticipated that, subject to approval of each such Conditionally Approved Eligible Property as a Borrowing Base Property, such Conditionally Approved Eligible Properties will be added to the Borrowing Base on or about the dates specified on Schedule 4.1.(d) (the "Anticipated Delivery Date").

Section 4.2. Release of Properties.

From time to time after the Full Collateralization Date (provided, however, that prior to the Full Collateralization Date, Borrower may request that non-income producing outparcels [each, a "Non-Income Producing Outparcel"] be released from the Lien created by the Security Documents applicable thereto, conditioned upon and subject to (i) the terms and conditions of this Section 4.2, and (ii) payment by Borrower to the Agent [for the benefit of the Lenders] of an amount equal to 100% of the net proceeds [after deduction of normal and customary closing costs and expenses] received by the Borrower or the Subsidiary owning such Non-Income Producing Outparcel from the sale of such Non-Income Producing Outparcel, and (iii) approval of such release by the Administrative Agent) the Borrower may request, upon not less than ten (10) Business Days prior written notice to the Administrative Agent, that any Borrowing Base Property, or portion thereof, be released from the Liens created by the Security Documents applicable thereto, which release (the "Property Release") shall be effected by the Administrative Agent if the Administrative Agent determines all of the following conditions are satisfied as of the date of such Property Release:

(a)           Subject to the terms of Section 11.10., no Default or Event of Default exists or will exist immediately after giving effect to such Property Release and the reduction in the Borrowing Base by reason of the release of such Property;

(b)           The Borrower shall have delivered to the Administrative Agent a Borrowing Base Certificate demonstrating on a pro forma basis, and the Administrative Agent shall have determined to its satisfaction (which determination may be based on Appraisals ordered pursuant to Section 4.3.(b)(iii)), that the outstanding principal balance of the Loans will not exceed the Borrowing Base after giving effect to such request and any prepayment to be made and/or the acceptance of any Property as an additional or replacement Borrowing Base Property to be given concurrently with such request;

(c)           The Borrower shall have delivered to the Administrative Agent all documents and instruments reasonably requested by the Administrative Agent in connection with such Property Release including, without limitation, the following:

(i)           in the case of the release of a portion of a Borrowing Base Property, a survey of such portion;

(ii)           the quitclaim deed, release, partial release or other instrument to be used to effect such Property Release; and

(iii)           an appropriate endorsement to the mortgagee title insurance policy in effect with respect to the affected Borrowing Base Property;

(d)           after giving effect to such Property Release, each of Eastgate Mall, Parkdale Mall & Crossing, Stroud Mall and York Mall (or any regional mall which is a Borrowing Base Property and is determined by the Requisite Lenders, which for purposes of this subsection (d) must include the Lender then acting as Administrative Agent so long as it is not then a Defaulting Lender, to be of equivalent financial strength to any of the foregoing malls), will remain as a Borrowing Base Property in the Borrowing Base; provided, however, if at the time of such Property Release, the Borrowing Base

Properties consist only of the malls referred to above, then the provisions of this clause (d) shall not apply; provided further, that Borrower may request that one or more Non-Income Producing Outparcels located at any of the foregoing malls be released from the Lien created by the Security Documents applicable thereto, conditioned upon and subject to (i) the terms and conditions of this Section 4.2, and (ii) approval of such release by the Administrative Agent; and (iii) if such release is prior to the Full Collateralization Date, payment by Borrower to the Agent [for the benefit of the Lenders] of an amount equal to 100% of the net proceeds [after deduction of normal and customary closing costs and expenses] received by the Borrower or the Subsidiary owning such Non-Income Producing Outparcel from the sale of such Non-Income Producing Outparcel; and

(e)           The Administrative Agent shall have reasonably determined that the market values of the remaining Borrowing Base Properties have not materially deteriorated since the respective dates of acceptance as Borrowing Base Properties.

In connection with any Property Release of an entire Borrowing Base Property owned by a Subsidiary, the Administrative Agent shall release such Subsidiary from the Guaranty to which it is a party so long as no Default or Event of Default shall then be in existence or would occur as a result of such release. Except as set forth in this Section 4.2., no Borrowing Base Property shall be released from the Liens created by the Security Documents applicable thereto.

Section 4.3. Frequency of Appraisals.

The Appraised Value of a Borrowing Base Property shall be determined or redetermined, as applicable, under each of the following circumstances:

(a)           In connection with the acceptance of a Property as a Borrowing Base Property the Administrative Agent will determine the Appraised Value thereof as provided in Section 4.1.; or

(b)           From time to time upon at least five (5) Business Days written notice to the Borrower and at the Borrower's expense (except as provided below), the Administrative Agent may (and shall at the direction of the Requisite Lenders) redetermine the Appraised Value of a Borrowing Base Property (based on a new Appraisal obtained by the Administrative Agent) in any of the following circumstances:

(i)           if a material adverse change occurs with respect to such Borrowing Base Property, including, without limitation, a material deterioration in the Net Operating Income of such Property, a major casualty at such Property that is not fully covered by insurance, a material condemnation of any part of such Property, a material change in the market conditions affecting such Property or a material decrease in the leasing level of such Property; or

(ii)           at the Lender's expense if necessary in order to comply with FIRREA or other Applicable Law relating to the Administrative Agent or the Lenders; or

(iii)           if the Administrative Agent determines an Appraisal of any or all of the Borrowing Base Properties is necessary in connection with its determination under Section 4.2.(b) regarding the release of a Borrowing Base Property; or

(c)           At any time and from time to time but no more than once prior to the initial Maturity Date, the Administrative Agent may (and shall at the written direction of the Requisite Lenders) redetermine the Appraised Value of each Borrowing Base Property (based on a new Appraisal obtained by the Administrative Agent), all at the Borrower's expense; or

(d)           At any time and from time to time but no more than once during any one (1) year period, the Administrative Agent may (and shall at the written direction of the Requisite Lenders) redetermine the Appraised Value of each Borrowing Base Property (based on a new Appraisal obtained by the Administrative Agent), all at the Lenders' expense.

Section 4.4. Frequency of Calculations of Borrowing Base.

Initially, the Borrowing Base shall be the amount set forth as such in the Borrowing Base Certificate delivered under Section 6.1.  Thereafter, the Borrowing Base shall be the amount set forth as such in the Borrowing Base Certificate most recently delivered from time to time under Article IX. or Section 4.2.(b).  Any increase in the Borrowing Base Value of a Borrowing Base Property shall become effective as of the next determination of the Borrowing Base as provided in this Section, provided that prior to such date of determination (a) if such increase is the result of an increase in (i) the Appraised Value of such Borrowing Base Property, the Requisite Lenders shall have given their written approval of such increase or (ii)  the Permanent Loan Estimate for such Borrowing Base Property, the applicable Borrowing Base Certificate substantiates such increase and (b) the Borrower delivers to the Administrative Agent the following: (i) if the Borrowing Base Property is not located in a Tie-In Jurisdiction and such increase is the result of an increase in the Appraised Value of such Borrowing Base Property, an endorsement to the title insurance policy in favor of the Administrative Agent with respect to such Borrowing Base Property increasing the coverage amount thereof as related to such Borrowing Base Property to not less than one hundred percent (100%) of the Appraised Value (based on the "stabilized value" of such Borrowing Base Property and excluding the value of personal property) for such Borrowing Base Property and (ii) if the Borrowing Base Property is located in a Tie-In Jurisdiction, an endorsement to the title insurance policy in favor of the Administrative Agent with respect to such Borrowing Base Property increasing the coverage amount thereof as related to such Borrowing Base Property to not less than the portion of the Borrowing Base attributable to such Borrowing Base Property, as well as endorsements to all other existing title insurance policies issued to the Administrative Agent with respect to all other Borrowing Base Properties located in Tie-In Jurisdictions reflecting an increase in the aggregate insured amount under the "tie-in" endorsements to an amount equal to the Borrowing Base (including the Borrowing Base Property which experienced the increase in Borrowing Base Value) but in no event in an amount in excess of the aggregate amount of the Commitments.

Article V. Yield Protection, Etc.

Section 5.1. Additional Costs; Capital Adequacy.

(a)           Capital Adequacy.  If any Lender in the Loan determines that compliance with any law or regulation or with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender, or any corporation controlling such Lender, as a consequence of, or with reference to, such Lender's or such corporation's Commitments or its making or maintaining Loans below the rate which such Lender or such corporation controlling such Lender could have achieved but for such compliance (taking into account the policies of such Lender or such corporation with regard to capital), then the Borrower shall, from time to time, within thirty (30) calendar days after written demand by such Lender, pay to such Lender additional amounts sufficient to compensate such Lender or such corporation controlling such Lender to the extent that such Lender determines such increase in capital is allocable to such Lender's obligations hereunder.

(b)           Additional Costs.  In addition to, and not in limitation of the immediately preceding clause (a), the Borrower shall following fifteen (15) days written demand therefor pay to the Administrative Agent for the account of a Lender such amounts as such Lender may reasonably determine to be necessary to compensate such Lender for any costs incurred by such Lender that it reasonably determines are attributable to its making or maintaining of any LIBOR Loans (or Base Rate Loans bearing interest based on the LIBOR Market Index Rate) or its obligation to make any LIBOR Loans (or any Base Rate Loans bearing interest based on the LIBOR Market Index Rate) hereunder, any reduction in any amount receivable by such Lender under this Agreement or any of the other Loan Documents in respect of any of such LIBOR Loans (or such Base Rate Loans bearing interest based on the LIBOR Market Index Rate) or such obligation or the maintenance by such Lender of capital in respect of its LIBOR Loans (or Base Rate Loans bearing interest based on the LIBOR Market Index Rate) or its Commitments (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), resulting from any Regulatory Change that:  (i) changes the basis of taxation of any amounts payable to such Lender under this Agreement or any of the other Loan Documents in respect of any of such LIBOR Loans (or any such Base Rate Loans bearing interest based on the LIBOR Market Index Rate) or its Commitments (other than taxes imposed on or measured by the overall net income of such Lender or of its Lending Office for any of such LIBOR Loans (or such Base Rate Loans bearing interest based on the LIBOR Market Index Rate) by the jurisdiction in which such Lender has its principal office or such Lending Office), or (ii) imposes or modifies any reserve, special deposit or similar requirements (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System or other similar reserve requirement applicable to any other category of liabilities or category of extensions of credit or other assets by reference to which the interest rate on LIBOR Loans (or Base Rate Loans bearing interest based on the LIBOR Market Index Rate) is determined) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, or other credit extended by, or any other acquisition of funds by such Lender (or its parent corporation), or any commitment of such Lender (including, without limitation, the Commitment of such Lender hereunder) or (iii) has or would have the effect of reducing the rate of return on capital of such Lender to a level below that which such Lender could have achieved but for such Regulatory Change (taking into consideration such Lender's policies with respect to capital adequacy).

(c)           Lender's Suspension of LIBOR Loans.  Without limiting the effect of the provisions of the immediately preceding subsection (a) and (b), if by reason of any Regulatory Change, any Lender either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender that includes deposits by reference to which the interest rate on LIBOR Loans is determined as provided in  this Agreement or a category of extensions of credit or other assets of such Lender that includes LIBOR Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if such Lender so elects by notice to the Borrower (with a copy to the Administrative Agent), the obligation of such Lender to make or Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section 5.5. shall apply).

(d)           Intentionally Omitted.

(e)           Notification and Determination of Additional Costs. The Administrative Agent and each Lender, as the case may be, agrees to notify the Borrower of any event occurring after the Agreement Date entitling the Administrative Agent or such Lender to compensation under any of the preceding subsections of this Section as promptly as practicable; provided, however, that if the Administrative Agent or Lender shall fail to give such notice within forty-five (45) days after it obtains actual knowledge of such event, then the Administrative Agent or Lender, as the case may be, shall only be entitled to compensation under any of the preceding subsections for compensable amounts attributable to such event arising following the date the Administrative Agent or Lender, as the case may be, obtains actual knowledge of such event.  The Administrative Agent and each Lender, as the case may be, agrees to furnish to the Borrower (and in the case of a Lender to the Administrative Agent as well) a certificate setting forth the basis and amount of each request for compensation under this Section.  Determinations by the Administrative Agent or such Lender, as the case may be, of the effect of any Regulatory Change shall be conclusive and binding for all purposes, provided that such determinations are made on a reasonable basis and in good faith.

Section 5.2. Suspension of LIBOR Loans.

Anything herein to the contrary notwithstanding, if, on or prior to the determination of LIBOR for any Interest Period:

(a)           the Administrative Agent reasonably determines (which determination shall be conclusive) that quotations of interest rates for the relevant deposits referred to in the definition of LIBOR are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for LIBOR Loans as provided herein or is otherwise unable to determine LIBOR, or

(b)           the Administrative Agent reasonably determines (which determination shall be conclusive) that the relevant rates of interest referred to in the definition of LIBOR upon the basis of which the rate of interest for LIBOR Loans for such Interest Period is to be determined are not likely to adequately cover the cost to any Lender of making or maintaining LIBOR Loans for such Interest Period;

then the Administrative Agent shall give the Borrower and each Lender prompt notice thereof and, so long as such condition remains in effect, the Lenders shall be under no obligation to, and shall not, make additional LIBOR Loans, Continue LIBOR Loans or Convert Loans into LIBOR Loans and the Borrower shall, on the last day of each current Interest Period for each outstanding LIBOR Loan, either prepay such Loan or Convert such Loan into a Base Rate Loan.

Section 5.3. Illegality.

Notwithstanding any other provision of this Agreement, if any Lender shall determine (which determination shall be conclusive and binding) that it is unlawful for such Lender to honor its obligation to make or maintain LIBOR Loans hereunder, then such Lender shall promptly notify the Borrower thereof (with a copy of such notice to the Administrative Agent) and such Lender's obligation to make or Continue, or to Convert Loans of any other Type into, LIBOR Loans shall be suspended, in each case, until such time as such Lender may again make and maintain LIBOR Loans (in which case the provisions of Section 5.5. shall be applicable).

Section 5.4. Compensation.

The Borrower shall pay to the Administrative Agent for the account of each Lender, upon the request of the Administrative Agent, such amount or amounts as the Administrative Agent shall determine in its reasonable discretion shall be sufficient to compensate such Lender for any loss, cost or expense attributable to:

(a)           any payment or prepayment (whether mandatory or optional) of a LIBOR Loan, or Conversion of a LIBOR Loan, made by such Lender for any reason (including, without limitation, acceleration) on a date other than the last day of the Interest Period for such Loan; or

(b)           any failure by the Borrower for any reason (including, without limitation, the failure of any of the applicable conditions precedent specified in Article 6.2. to be satisfied) to borrow a LIBOR Loan from such Lender on the date for such borrowing, or to Convert a Base

Rate Loan into a LIBOR Loan or Continue a LIBOR Loan on the requested date of such Conversion or Continuation.

Not in limitation of the foregoing, such compensation shall include, without limitation; in the case of a LIBOR Loan, an amount equal to the then present value of (A) the amount of interest that would have accrued on such LIBOR Loan for the remainder of the Interest Period at the rate applicable to such LIBOR Loan, less (B) the amount of interest that would accrue on the same LIBOR Loan for the same period if LIBOR were set on the date on which such LIBOR Loan was repaid, prepaid or Converted or the date on which the Borrower failed to borrow, Convert or Continue such LIBOR Loan, as applicable, calculating present value by using as a discount rate LIBOR quoted on such date.  Upon the Borrower's request (made through the Administrative Agent) any Lender seeking compensation under this Section shall provide the Borrower with a statement setting forth the basis for requesting such compensation and the method for determining the amount thereof.  Any such statement shall be conclusive absent manifest error.

Section 5.5. Treatment of Affected Loans.

If the obligation of any Lender to make LIBOR Loans or to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 5.1.(c), Section 5.2., or Section 5.3. then such Lender's LIBOR Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for LIBOR Loans (or, in the case of a Conversion required by Section 5.1.(c), Section 5.2., or Section 5.3. on such earlier date as such Lender may specify to the Borrower with a copy to the Administrative Agent) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 5.1., Section 5.2., or Section 5.3. that gave rise to such Conversion no longer exist:

(i)           to the extent that such Lender's LIBOR Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender's LIBOR Loans shall be applied instead to its Base Rate Loans; and

(ii)           all Loans that would otherwise be made or Continued by such Lender as LIBOR Loans shall be made or Continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be Converted into LIBOR Loans shall remain as Base Rate Loans.

If such Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 5.1.(c) or 5.3. that gave rise to the Conversion of such Lender's LIBOR Loans pursuant to this Section no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when LIBOR Loans made by other Lenders are outstanding, then such Lender's Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding LIBOR Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding LIBOR Loans and by such Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective Commitments.

Section 5.6. Affected Lenders.

If (a) a Lender (other than the Lender then acting as the Administrative Agent) requests compensation pursuant to Section 3.10. or 5.1., and the Requisite Lenders are not also doing the same, or (b) the obligation of any Lender (other than the Lender then acting as the Administrative Agent) to make LIBOR Loans that are Revolving Loans or to Continue, or to Convert Base Rate Loans into, LIBOR Loans that are Revolving Loans shall be suspended pursuant to Section 5.1.(c) or 5.3. but the obligation of the Requisite Lenders shall not have been suspended under such Sections, then, so long as there does not then exist any Default or Event of Default, the Borrower may demand that such Lender (the "Affected Lender"), and upon such demand the Affected Lender shall promptly, assign its Commitments to an Eligible Assignee subject to and in accordance with the provisions of Section 13.6.(c) for a purchase price equal to the aggregate principal balance of Loans then owing to the Affected Lender plus any accrued but unpaid interest thereon and accrued but unpaid fees owing to the Affected Lender.  Each of the Administrative Agent and the Affected Lender shall reasonably cooperate in effectuating the replacement of such Affected Lender under this Section, but at no time shall the Administrative Agent, such Affected Lender nor any other Lender be obligated in any way whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee.  The exercise by the Borrower of its rights under this Section shall be at the Borrower's sole cost and expenses and at no cost or expense to the Administrative Agent, the Affected Lender or any of the other Lenders; provided, however, the Borrower shall not be obligated to reimburse or otherwise pay an Affected Lender's administrative or legal costs incurred as a result of the Borrower's exercise of its rights under this Section.  The terms of this Section shall not in any way limit the Borrower's obligation to pay to any Affected Lender compensation owing to such Affected Lender pursuant to Section 3.10. or 5.1. with respect to any matters or events existing on or prior to the date an Affected Lender ceases to be a party to this Agreement.

Section 5.7. Change of Lending Office.

Each Lender agrees that it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate an alternate Lending Office with respect to any of its Loans affected by the matters or circumstances described in Sections 3.10., 5.1. or 5.3. to reduce the liability of the Borrower or avoid the results provided thereunder, so long as such designation is not disadvantageous to such Lender as determined by such Lender in its sole discretion, except that such Lender shall have no obligation to designate a Lending Office located in the United States of America.

Section 5.8. Assumptions Concerning Funding of LIBOR Loans.

Calculation of all amounts payable to a Lender under this Article V. shall be made as though such Lender had actually funded LIBOR Loans through the purchase of deposits in the relevant market bearing interest at the rate applicable to such LIBOR Loans in an amount equal to the amount of the LIBOR Loans and having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund each of its LIBOR Loans in any manner it sees fit and the foregoing assumption shall be used only for calculation of amounts payable under this Article.

Article VI. Conditions Precedent

Section 6.1. Initial Conditions Precedent.

The closing and effectiveness of this Agreement and the obligation of the Lenders to effect or permit the occurrence of the first Credit Event hereunder is subject to the satisfaction or waiver of the following conditions precedent (as confirmed to the Lenders by Administrative Agent):

(a)           The Administrative Agent shall have received each of the following, in form and substance satisfactory to the Administrative Agent:

(i)           counterparts of this Agreement executed by each of the parties hereto;

(ii)           Revolving Notes executed by the Borrower, payable to each Lender and complying with the terms of Section 2.10.(a);

(iii)           a Guaranty executed by each of the Guarantors initially to be a party thereto, and the Parent Guaranty executed by the Parent ;

(iv)           an opinion of counsel of the Parent and the Borrower and the other Loan Parties, addressed to the Administrative Agent and the Lenders in form and substance acceptable to Administrative Agent;

(v)           the certificate or articles of incorporation, articles of organization, certificate of limited partnership, declaration of trust or other comparable organizational instrument (if any) of each Loan Party and the Parent certified as of a recent date by the Secretary of State of the state of formation of such Person or by the Secretary or Assistant Secretary (or other individual performing similar functions) of such Person;

(vi)           a certificate of good standing (or certificate of similar meaning) with respect to each Loan Party and the Parent issued as of a recent date by the Secretary of State of the state of formation of each such Person and certificates of qualification to transact business or other comparable certificates issued by each Secretary of State (and any state department of taxation, as applicable) of each state in which such Person is required to be so qualified and where failure to be so qualified could reasonably be expected to have a Material Adverse Effect;

(vii)           a certificate of incumbency signed by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party and the Parent with respect to each of the officers of such Person authorized to execute and deliver the Loan Documents to which such Person is a party, and in the case of the Borrower, authorized to execute and deliver on behalf of the Borrower Notices of Borrowing, Notices of Conversion and Notices of Continuation;

(viii)           copies certified by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party and the Parent of (A) the by-laws of such Person, if a corporation, the operating agreement, if a limited liability company, the partnership agreement, if a limited or general partnership, or other comparable document in the case of any other form of legal entity and (B) all corporate, partnership, member or other necessary action taken by such Person to authorize the execution, delivery and performance of the Loan Documents to which it is a party;

(ix)           a Borrowing Base Certificate calculated as of June 30, 2009

(x)           a Compliance Certificate calculated on a pro forma basis for the Borrower's fiscal quarter ending June 30, 2009;

(xi)           with respect to each Property identified on Schedule 4.1., each of the items referred to in Section 6.3. required to be delivered in connection with any Borrowing Base Property;

(xii)           a Transfer Authorizer Designation Form effective as of the Agreement Date;

(xiii)           UCC, tax, judgment and lien search reports with respect to the Borrower (or  Subsidiary if any Borrowing Base Property is owned by a Subsidiary) and each Borrowing Base Property in all necessary or appropriate jurisdictions indicating that there are no Liens of record on such Property other than Permitted Liens;

(xiv)           copies of all Material Contracts with respect to the Borrowing Base Properties and Specified Derivatives Contracts in existence on the Agreement Date;

(xv)           copies of the form of Tenant Lease to be used for each Borrowing Base Property from the Effective Date until the Maturity Date and each Tenant Lease entered into as of the Agreement Date with respect to such Borrowing Base Property;

(xvi)           the Fee Letter;

(xvii)           evidence that the Fees, if any, then due and payable under Section 3.5., together with all other fees, expenses and reimbursement amounts due and payable to the Administrative Agent and any of the Lenders, including without limitation, the fees and expenses of counsel to the Administrative Agent, have been paid;

(xviii)           insurance certificates, or other evidence, providing that the insurance coverage required under the Security Documents (including, without limitation, both property and liability insurance) is in full force and effect and stating that the coverage shall not be cancelable or materially changed without ten (10) days prior written notice to the Administrative Agent of any cancellation for non-payment or premiums, and not less than thirty (30) days prior written notice to the Administrative Agent of any other cancellation or any modification (including a reduction in coverage), together with appropriate evidence that the Administrative Agent, for its benefit and the benefit of the Lenders and the Specified Derivatives Providers is named as a lender's loss payee and additional insured, as appropriate, on all insurance policies that the Borrower, any Loan Party or any other Subsidiary actually maintains with respect to any Borrowing Base Property and improvements on such Borrowing Base Property; and

(xix)           such other documents and instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably request; and

(b)           In the good faith judgment of the Administrative Agent:

(i)           there shall not have occurred or become known to the Administrative Agent or any of the Lenders any event, condition, situation or status since the date of the information contained in the financial and business projections, budgets, pro forma data and forecasts concerning the Parent, the Borrower and their Subsidiaries delivered to the Administrative Agent and the Lenders prior to the Agreement Date that has had or could reasonably be expected to result in a Material Adverse Effect;

(ii)           no litigation, action, suit, investigation or other arbitral, administrative or judicial proceeding shall be pending or threatened which could reasonably be expected to (A) result in a Material Adverse Effect or (B) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect, the ability of any Loan Party or the Parent to fulfill its obligations under the Loan Documents to which it is a party;

(iii)           the Parent, the Borrower and the other Loan Parties shall have received all approvals, consents and waivers, and shall have made or given all necessary filings and notices as shall be required to consummate the transactions contemplated hereby without the occurrence of any default under, conflict with or violation of (A) any Applicable Law or (B) any agreement, document or instrument to which any Loan Party is a party or by which any of them or their respective properties is bound, except for such approvals, consents, waivers, filings and notices the receipt, making or giving of which, or the failure to make, give or receive which, would not reasonably be likely to (1) have a Material Adverse Effect, or (2) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect the ability of the Borrower, any other Loan Party or the Parent to fulfill is obligations under the Loan Documents to which it is a party ; and

(iv)           there shall not have occurred or exist any other material disruption of financial or capital markets that could reasonably be expected to materially and adversely affect the transactions contemplated by the Loan Documents.

Section 6.2. Conditions Precedent to All Loans.

The obligations of Lenders to make any Loans are subject to the terms of Section 2.14 and to the further conditions precedent that:

(a)           in the case of the making of a Loan, (x) no Default under subsections (a), (b)(i), (b)(ii), (e) or (f) of Section 11.1., (y) no other Default as to which the Administrative Agent has given the Borrower notice and (z) no Event of Default, shall exist as of the date of the making of such Loan or would exist immediately after giving effect thereto;

(b)           Intentionally Omitted;

(c)           none of the conditions described in Section 2.14 would exist after giving effect to the making of such Loan;

(d)           the representations and warranties made or deemed made by the Parent, the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects on and as of the date of the making of such Loan with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate in all material respects on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted hereunder; and

(e)           in the case of the borrowing of Revolving Loans, the Administrative Agent shall have received a timely Notice of Borrowing.

The occurrence of each Credit Event shall constitute a certification by the Borrower to the effect set forth in the preceding subsections (a) through (d) (both as of the date of the giving of notice relating to such Credit Event and, unless the Borrower otherwise notifies the Administrative Agent prior to the date of such Credit Event, as of the date of the occurrence of such Credit Event).  In addition, the Borrower shall be deemed to have represented to the Administrative Agent and the Lenders at the time such Loan is made that to the best of the Borrower's knowledge all conditions to the making of such Loan contained in this Article VI. have been satisfied.

Section 6.3. Conditions Precedent to a Property Becoming a Borrowing Base Property.

No Property shall become a Borrowing Base Property until the Borrower shall have (or shall have caused to be) executed and delivered to the Administrative Agent all documents and instruments required under Section 4.1., the Requisite Lenders shall have approved of such Property as provided in such Section, and the Borrower shall have (or shall cause to be) executed and delivered to the Administrative

Agent the following instruments, documents and agreements in respect of such Property, each to be in form and substance reasonably satisfactory to the Administrative Agent:

(a)           a Security Deed encumbering such Property in favor of the Administrative Agent for its benefit and the benefit of the Lenders and each Specified Derivatives Provider, the form of such Security Deed to be modified as appropriate to conform to the Applicable Laws of the jurisdiction in which such Property is located;

(b)           if requested by the Administrative Agent, an Assignment of Leases and Rents, the form of such Assignment of Leases and Rents to be modified as appropriate to conform to the Applicable Laws of the jurisdiction in which such Property is located;

(c)           a Hazardous Materials Indemnity Agreement;

(d)           a Property Management Contract Assignment covering the Property Management Agreement, if any, for such Property;

(e)           if requested by the Administrative Agent, collateral assignments executed by the Borrower or any other Loan Party in favor of the Administrative Agent for its benefit and the benefit of the Lenders and each Specified Derivatives Provider of the other Material Contracts relating to the use, occupancy, operation, maintenance, enjoyment or ownership of such Property;

(f)           an ALTA 2006 Form mortgagee's Policy of Title Insurance (without any creditor's rights exclusion) or other form acceptable to the Administrative Agent in favor of the Administrative Agent for its benefit and the benefit of the Lenders and each Specified Derivatives Provider with respect to such Property, including endorsements with respect to such items of coverage as the Administrative Agent may reasonably request and which endorsements are available, in the amount of coverage required in the following sentence, issued by Fidelity National Title Insurance Company or another title insurance company acceptable to the Administrative Agent and with coinsurance or reinsurance (with direct access agreements) with title insurance companies reasonably acceptable to the Administrative Agent, showing the fee simple title (or leasehold estate, if applicable) to the land and improvements described in the applicable Security Deed as vested in the Borrower or a Subsidiary, and insuring that the Lien granted by such Security Deed is a valid Lien against said property, subject only to such restrictions, encumbrances, easements, reservations and other matters as are reasonably acceptable to the Administrative Agent.  The amount of coverage under such policy must equal (i) 100% of the Appraised Value (based on the "stabilized value") of such Property (excluding the value of any personal property located at such Property) if such Property is not located in a Tie-In Jurisdiction or (ii) the Borrowing Base Value of such Property at such time if such Property is located in a Tie-In Jurisdiction;

(g)           copies of all documents of record reflected in Schedule A and Schedule B of such Policy of Title Insurance;

(h)           if such Property is located in a Tie-In Jurisdiction, endorsements to all other existing title insurance policies issued to the Administrative Agent with respect to all other Properties located in Tie-In Jurisdictions reflecting an increase in the aggregate insured amount under the "tie-in" endorsements to an amount equal to the aggregate amount of the Borrowing Base Values of all such Properties (including the Property to be included as a Borrowing Base Property) but in no event in an amount in excess of the aggregate amount of the Commitments;

(i)           estoppel certificates from each tenant under a Major Lease and, at Administrative Agent's reasonable request, from any other tenant leasing any space within such Property, and subordination, non-disturbance and attornment agreements from each tenant under a Major Lease leasing any of such Property and, at Administrative Agent's reasonable request, from any other tenant leasing any space within such Property;

(j)           an opinion of counsel admitted to practice law in the jurisdiction in which such Property is located and reasonably acceptable to the Administrative Agent, addressed to the Administrative Agent, each Lender and each Specified Derivatives Provider covering such legal matters relating to the transactions contemplated hereby as the Administrative Agent may reasonably request;

(k)           an opinion of counsel admitted to practice law in the jurisdiction in which the Borrower is formed (and if the Property is owned by a Subsidiary, also in the jurisdiction where such Subsidiary is formed) acceptable to the Administrative Agent (which may be the Borrower's in-house counsel so long as he or she is admitted to practice law in the applicable jurisdictions), addressed to the Administrative Agent, each Lender and each Specified Derivatives Provider covering such legal matters relating to the formation and existence and power of the Person executing documents, and the due authorization, execution and delivery of the Security Documents and other documents for consummating the transactions contemplated hereby as the Administrative Agent may reasonably request;

(l)           such other instruments, documents, agreements, financing statements, certificates, opinions and other Security Documents as the Administrative Agent may reasonably request;

(m)           a Borrowing Base Certificate showing the Borrowing Base after inclusion of such Property as a Borrowing Base Property;

(n)           if such Property is owned by a Subsidiary of the Borrower, each of the following:

(i)           an Accession Agreement or a Guaranty executed by such Subsidiary;

(ii)           each of the items described in Sections 6.1.(a)(iii) through (viii) that would have been required to have been delivered if such Subsidiary had been a Loan Party on the Agreement Date; and

(o)           final certificates of occupancy if in the possession of the Borrower or one of its Subsidiaries and any other Governmental Approvals required for the operation such Property.

Section 6.4. Conditions as Covenants.

If the Lenders permit the making of any Loans prior to the satisfaction of all conditions precedent set forth in Sections 6.1. and 6.2., such condition or conditions shall not be deemed waived unless Lenders waive such condition or conditions in writing and, if requested by Lenders, Borrower shall nevertheless cause such condition or conditions to be satisfied within a reasonable period of time after the date of the making of such Loans.  Unless set forth in writing to the contrary, the making of its initial Loan by a Lender shall constitute a confirmation by such Lender to the Administrative Agent and the other Lenders that insofar as such Lender is concerned the Borrower has satisfied the conditions precedent for initial Loans set forth in Sections 6.1. and 6.2.

Article VII. Representations and Warranties

Section 7.1. Representations and Warranties.

In order to induce the Administrative Agent and each Lender to enter into this Agreement and to make Loans, the Borrower represents and warrants to the Administrative Agent and each Lender as follows:

(a)           Organization; Power; Qualification.  Each of the Parent and the Loan Parties and the other Subsidiaries is a corporation, partnership or other legal entity, duly organized or formed, validly existing and in good standing under the jurisdiction of its incorporation or formation, has the power and authority to own or lease its respective properties and to carry on its respective business as now being and hereafter proposed to be conducted and is duly qualified and is in good standing as a domestic or foreign corporation, partnership or other legal entity, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization and where the failure to be so qualified or authorized could reasonably be expected to have, in each instance, a Material Adverse Effect.

(b)           Ownership Structure.  Schedule 7.1.(b) is, as of the Agreement Date, a complete and correct list of each Loan Party and each Subsidiary of the Parent, directly or indirectly, holding an Equity Interest in any Loan Party, setting forth for each such Person, (i) the jurisdiction of organization of such Person, (ii) each Person holding any Equity Interest in such Person, (iii) the nature of the Equity Interests held by each such Person and (iv) the percentage of ownership of such Person represented by such Equity Interests.  As of the Agreement Date, except as disclosed in such Schedule (A), each of the Parent, the Borrower and its applicable Subsidiaries owns, free and clear of all Liens, and has the unencumbered right to vote, all outstanding Equity Interests in each Person shown to be held by it on such Schedule, (B) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and non-assessable and (C) there are no outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including, without limitation, any stockholders' or voting trust agreements) for the issuance, sale, registration or voting of, or outstanding securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, any such Person.  Exhibit 21 to the Parent's Form 10K for the fiscal year ended December 31, 2008 is an accurate list of the Subsidiaries of the Parent as of such date (excluding those Subsidiaries that need not be disclosed on such Exhibit pursuant to Regulation S-K of the Securities Act).

(c)           Authorization of Agreement, Notes, Loan Documents and Borrowings.  The Borrower has the right and power, and has taken all necessary action to authorize it, to borrow and obtain other extensions of credit hereunder.  The Borrower, each other Loan Party and the Parent has the right and power, and has taken all necessary action to authorize it, to execute, deliver and perform each of the Loan Documents and the Fee Letter to which it is a party in accordance with their respective terms and to consummate the transactions contemplated hereby and thereby.  The Loan Documents and the Fee Letter to which the Borrower, any other Loan Party or the Parent is a party have been duly executed and delivered by the duly authorized officers of such Person and each is a legal, valid and binding obligation of such Person enforceable against such Person in accordance with its respective terms, except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations contained herein or therein and as may be limited by equitable principles generally.

(d)           Compliance of Agreement, Etc. with Laws.  The execution, delivery and performance of this Agreement, the other Loan Documents to which any Loan Party or the Parent is a party and the Fee Letter in accordance with their respective terms and the borrowings and other extensions of credit hereunder do not and will not, by the passage of time, the giving of notice, or both:  (i) require any Governmental Approval or violate any Applicable Law (including all Environmental Laws) relating to any Loan Party  or the Parent; (ii) conflict with, result in a breach of or constitute a default under the organizational documents of the Borrower, any other Loan Party or the Parent, or any indenture, agreement or other instrument to which any Loan Party or the Parent is a party or by which it or any of its respective properties may be bound; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any Property now owned or hereafter acquired by any Loan Party or the Parent other than in favor of the Administrative Agent for its benefit and the benefit of the Lenders.

(e)           Compliance with Law; Governmental Approvals.  To the best of the knowledge of the Parent and the Borrower after due inquiry, the Parent, each Loan Party and each other Subsidiary is in compliance with each Governmental Approval and all other Applicable Laws relating to it except for non-compliances which, and Governmental Approvals the failure to possess which, could not, individually or in the aggregate, reasonably be expected to cause a Default or Event of Default or have a Material Adverse Effect.

(f)           Title to Properties; Liens.  Schedule 7.1.(f) is, as of the Agreement Date, a complete and correct rent roll for all of the Borrowing Base Properties, setting forth, for each such Property, the current occupancy status of such Property.  Each of the Loan Parties and all other Subsidiaries has good, marketable and legal title to, or a valid leasehold interest in, its respective assets.  None of the Collateral is subject to any Lien other than Permitted Liens. No Borrowing Base Property is subject to any Lien other than Permitted Liens.  Each Property included in the calculation of the Borrowing Base satisfies all requirements under the Loan Documents for being an Eligible Property.

(g)           Existing Indebtedness; Total Liabilities.  The Parent's form 10-Q for the second quarter of fiscal year 2009 as filed with the Securities and Exchange Commission sets forth true, correct and complete information, on a consolidated basis, as of June 30, 2009, regarding all Indebtedness (including all Guarantees) and Total Liabilities of the Parent and each of the Loan Parties.  As of the Agreement Date, the Parent and the Loan Parties have materially performed and are in material compliance with all of the terms of such Indebtedness and all instruments and agreements relating thereto, and no default or event of default, or event or condition which with the giving of notice, the lapse of time, or both, would constitute a default or event of default, exists with respect to any such Indebtedness.

(h)           Material Contracts.  Schedule 7.1.(h) is, as of the Agreement Date, a true, correct and complete listing of all Material Contracts (excluding Major Leases, all of which are included within Schedule 7.1(f) and excluding recorded agreements disclosed in the title insurance policies delivered to Administrative Agent).  Each of the Parent and the Loan Parties that are parties to any Material Contract has performed and is in compliance with all of the terms of such Material Contract, and no default or event of default, or event or condition which with the giving of notice, the lapse of time, or both, would constitute such a default or event of default, exists with respect to any such Material Contract.

(i)           Litigation.  Except as set forth on Schedule 7.1.(i), there are no actions, suits or proceedings pending (nor, to the knowledge of any Loan Party or the Parent, are there any actions, suits or proceedings threatened, nor is there any basis therefor) against or in any other way relating adversely to or affecting the Parent, any Loan Party, any other Subsidiary or any of their respective property in any court or before any arbitrator of any kind or before or by any other Governmental Authority which, (i) if adversely determined, could reasonably be expected to have a Material Adverse Effect or (ii) in any manner draws into question the validity or enforceability of any Loan Documents or the Fee Letter.  There are no strikes, slow downs, work stoppages or walkouts or other labor disputes in progress or threatened relating to, any Loan Party or any other Subsidiary.

(j)           Taxes.  All federal, state and other tax returns of, the Borrower and the Parent required by Applicable Law to be filed have been duly filed (other than any return the filing date of which has been extended in accordance with Applicable Law), and all federal, state and other taxes, assessments and other governmental charges or levies upon, the Borrower and the Parent and each of their respective properties, income, profits and assets which are due and payable have been paid, except any such non-payment or non-filing which is at the time permitted under Section 8.6.  As of the Agreement Date, none of the United States income tax returns of, either the Borrower or the Parent is under audit.  All charges, accruals and reserves on the books of the Borrower and the Parent in respect of any taxes or other governmental charges are in accordance with GAAP.

(k)           Financial Statements.  The Borrower has furnished to each Lender copies of (i) the audited consolidated balance sheet of the Parent and its consolidated Subsidiaries for the fiscal years ended December 31, 2007 and December 31, 2008, and the related consolidated statements of operations, shareholders' equity and cash flow for the fiscal years ended on such dates, with the opinion thereon of Deloitte & Touche, and (ii) the unaudited consolidated balance sheet of the Parent and its consolidated Subsidiaries for the fiscal quarter ended June 30, 2009, and the related consolidated statements of operations, shareholders' equity and cash flow of the Parent and its consolidated Subsidiaries for the two (2) fiscal quarters ended on such date.  Such balance sheets and statements (including in each case related schedules and notes) are complete and correct in all material respects and present fairly, in accordance with GAAP consistently applied throughout the periods involved, the consolidated financial position of the Borrower and its consolidated Subsidiaries as of their respective dates and the results of operations and the cash flow for such periods (subject, as to interim statements, to changes resulting from normal year-end audit adjustments).  Neither the Parent, the Borrower nor any Subsidiary owning a Borrowing Base Property has on the Agreement Date any material contingent liabilities, liabilities, liabilities for taxes, unusual or long-term commitments or unrealized or forward anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in said financial statements.

(l)           No Material Adverse Change.  Since June 30, 2009, there has been no material adverse change in the consolidated financial condition, results of operations, business or prospects of the Parent and its Subsidiaries, or Borrower and its Subsidiaries, in each case, taken as a whole.  Each of the Parent, the Borrower, the other Loan Parties and the other Subsidiaries is Solvent.

(m)           Operating Statements.  Each of the operating summaries pertaining to each of the Properties then included in calculations of the Borrowing Base Value delivered by the Borrower to the Administrative Agent in accordance with Section 9.4.(c) fairly presents the Net Operating Income and Permanent Loan Estimate of each such Property for the period then ended.

(n)           ERISA.  Management Company and each member of the ERISA Group has fulfilled its obligations under the contribution requirements of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan.  Neither Management Company nor any member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

(o)           Absence of Default.  None of the Parent, the Loan Parties or the other Subsidiaries is in default under its articles of incorporation, bylaws, partnership agreement or other similar organizational documents, and no event has occurred, which has not been remedied, cured or waived:  (i) which constitutes a Default or an Event of Default; or (ii) which constitutes, or which with the passage of time, the giving of notice, or both, would constitute, a default or event of default by, the Parent or any Loan Party under any agreement (other than this Agreement) or judgment, decree or order to which any such Person is a party or by which any such Person or any of its respective properties may be bound where such default or event of default could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(p)           Environmental Laws.  To the best of the knowledge of the Parent and the Borrower after due inquiry, each of Parent, the Loan Parties and the other Subsidiaries: (i) is in compliance with all Environmental Laws applicable to its business, operations and the Properties, (ii) has obtained all Governmental Approvals which are required under Environmental Laws, and each such Governmental Approval is in full force and effect, and (iii) is in compliance with all terms and conditions of such Governmental Approvals, where with respect to each of the immediately preceding clauses (i) through (iii) the failure to obtain or to comply with could be reasonably expected to have a Material Adverse Effect.  Except for any of the following matters that could not be reasonably expected to have a Material Adverse Effect to the best of the knowledge of the Parent and the Borrower after due inquiry, neither the Parent nor any Loan Party is aware of, nor has it received notice of, any past present or pending releases, events, conditions, circumstances, activities, practices, incidents, facts, occurrences, actions, or plans that, with respect to Parent, any Loan Party or any other Subsidiary, their respective businesses, operations or with respect to the Properties, may:  (i) cause or contribute to an actual or alleged violation of or non-compliance with Environmental Laws, (ii) cause or contribute to any other potential common-law or legal claim or other liability, or (iii) cause any of the Properties to become subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law or require the filing or recording of any notice, approval or disclosure document under any Environmental Law and, with respect to the immediately preceding clauses (i) through (iii) is based on or related to the on-site or off-site manufacture, generation, processing, distribution, use, treatment, storage, disposal, transport, removal, clean up or handling, or the emission, discharge, release or threatened release of any wastes or Hazardous Material, or any other requirement under Environmental Law.  There is no civil, criminal, or administrative action, suit, demand, claim, hearing, notice, or demand letter, mandate, order, lien, request,, investigation, or proceeding pending or, to the Parent's or the Borrower's knowledge after due inquiry, threatened, against Parent, any Loan Party or any other Subsidiary relating in any way to Environmental Laws which, reasonably could be expected to have a Material Adverse Effect.  None of the Properties is listed on or proposed for listing on the National Priority List promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and its implementing regulations, or any state or local priority list promulgated pursuant to any analogous state or local law.  To Parent's and Borrower's knowledge, no Hazardous Materials generated at or transported from the Properties is or has been transported to, or disposed of at, any location that is listed or proposed for listing on the National Priority List or any analogous state or local priority list, or any other location that is or has been the subject of a clean-up, removal or remedial action pursuant to any Environmental Law, except to the extent that such transportation or disposal could not reasonably be expected to result in a Material Adverse Effect.

(q)           Investment Company.  Neither Parent, any Loan Party, nor any other Subsidiary is (i) an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or (ii) subject to any other Applicable Law which purports to regulate or restrict its ability to borrow money or obtain other extensions of credit or to consummate the transactions contemplated by this Agreement or to perform its obligations under any Loan Document to which it is a party.

(r)           Margin Stock.  Neither the Parent, any Loan Party nor any other Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.

(s)           Affiliate Transactions.  Except as permitted by Section 10.9. or as otherwise set forth on Schedule 7.1.(s), neither Parent nor any Loan Party is a party to or bound by any agreement or arrangement (whether oral or written) with any Affiliate (other than a Third Party Affiliate).

(t)           Intellectual Property.  Each of the Parent, the Loan Parties and each other Subsidiary owns or has the right to use, under valid license agreements or otherwise, all patents, licenses, franchises, trademarks, trademark rights, trade names, trade name rights, trade secrets and copyrights (collectively, "Intellectual Property") necessary to the conduct of its businesses, without known conflict with any patent, license, franchise, trademark, trade secret, trade name, copyright, or other proprietary right of any other Person.  All such Intellectual Property is fully protected and/or duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filing or issuances.  To Borrower's knowledge, no material claim has been asserted by any Person with respect to the use of any such Intellectual Property, or challenging or questioning the validity or effectiveness of any such Intellectual Property.

(u)           Business.  As of the Agreement Date, the Parent, the Loan Parties and the other Subsidiaries are primarily engaged in the business of owning and operating regional malls and strip shopping centers.

(v)           Broker's Fees.  No broker's or finder's fee, commission or similar compensation will be payable with respect to the transactions contemplated hereby.

(w)           Accuracy and Completeness of Information.  All written information, reports and other papers and data furnished to the Administrative Agent or any Lender by, on behalf of, or at the direction of, the Parent, any Loan Party or any other Subsidiary were, at the time the same were so furnished, complete and correct in all material respects, to the extent necessary to give the recipient a true and accurate knowledge of the subject matter, or, in the case of financial statements, present fairly, in accordance with GAAP consistently applied throughout the periods involved, the financial position of the Persons involved as at the date thereof and the results of operations for such periods.  No fact is known to the Parent or any Loan Party which has had, or may in the future have (so far as any Loan Party can reasonably foresee), a Material Adverse Effect which has not been set forth in the financial statements referred to in Section 7.1.(k) or in such information, reports or other papers or data or otherwise disclosed in writing to the Administrative Agent and the Lenders prior to the Effective Date.  No document furnished or written statement made to the Administrative Agent or any Lender in connection with the negotiation, preparation or execution of, or pursuant to, this Agreement or any of the other Loan Documents contains or will contain any untrue statement of a fact material to the creditworthiness of Parent, any Loan Party or any other Subsidiary or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading.

(x)           Not Plan Assets; No Prohibited Transactions.  For purposes of ERISA and the Internal Revenue Code, none of the assets of the Parent, any Loan Party or any other Subsidiary constitutes "plan assets", within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder, of any Plan.  The execution, delivery and performance of the Loan Documents and the Fee Letter by the Loan Parties and the Parent, and the borrowing, other credit extensions and repayment of amounts thereunder, do not and will not constitute "prohibited transactions" under ERISA or the Internal Revenue Code.

(y)           OFAC.  None of the Parent, the Borrower, any of the other Loan Parties, any of the other Subsidiaries, or any other Affiliate of the Parent or the Borrower (provided, however, no representation or warranty is made hereby with respect to any Third Party Affiliate): (i) is a person named on the list of Specially Designated Nationals or Blocked Persons maintained by the U.S. Department of the Treasury's Office of Foreign Assets Control ("OFAC") available at http://www.ustreas.gov/offices/enforcement/ofac/sdn, or as otherwise published from time to time; (ii) is (A) an agency of the government of a country, (B) an organization controlled by a country, or (C) a person resident in a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.ustreas.gov/offices/enforcement/ofac/programs, or as otherwise published from time to time, as such program may be applicable to such agency, organization or person; or (iii) derives any of its assets or operating income from investments in or transactions with any such country, agency, organization or person; and none of the proceeds from the Loan will be used to finance any operations, investments or activities in, or make any payments to, any such country, agency, organization, or person.

(z)           Security Interests.  Each of the Security Documents creates, as security for the Obligations and the Specified Derivatives Obligations, a valid and enforceable Lien on all of the Collateral, superior to and prior to the rights of all third persons and subject to no other Liens (except for Permitted Liens), in favor of the Administrative Agent for its benefit and the benefit of the Lenders and each Specified Derivatives Provider.

(aa)           Legal Restrictions on Ability to Borrow.  Neither the Parent nor any Loan Party is subject to any Applicable Law which purports to regulate or restrict its ability to borrow money or obtain other extensions of credit or to consummate the transactions contemplated by this Agreement or to perform its obligations under any Loan Document to which it is a party.

(bb)           Collateral.  Each Property included in calculations of the Borrowing Base satisfies all requirements under the Loan Documents for being a Borrowing Base Property, including those applicable to an Eligible Property.

(cc)           Single Asset Entities.  Except as set forth on Schedule 7.1.(cc), each Subsidiary that owns a Borrowing Base Property (i) owns no other assets (including any Equity Interest in any Person) other than such Borrowing Base Property and other assets incidental to such Subsidiary's ownership of the Borrowing Base Property and (ii) is engaged only in the business of owning, operating and developing such one Borrowing Base Property.

Section 7.2. Survival of Representations and Warranties, Etc.

All statements contained in any certificate, financial statement or other instrument delivered by or on behalf of any Loan Party or the Parent, to the Administrative Agent or any Lender pursuant to or in connection with this Agreement or any of the other Loan Documents (including, but not limited to, any such statement made in or in connection with any amendment thereto or any statement contained in any certificate, financial statement or other instrument delivered by or on behalf of any Loan Party or the Parent prior to the Agreement Date and delivered to the Administrative Agent or any Lender in connection with the underwriting or closing the transactions contemplated hereby) shall constitute representations and warranties made by the Borrower under this Agreement.  All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made at and as of the Agreement Date, the Effective Date and at and as of the date of the occurrence of each Credit Event, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date) and except for changes in factual circumstances expressly and specifically permitted hereunder.  All such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the Loan Documents and the making of the Loans, but shall terminate upon the termination of this Agreement in accordance with, but subject to, the provisions of Section 13.11.

Article VIII. Affirmative Covenants

For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 13.7., all of the Lenders) shall otherwise consent in the manner provided for in Section 13.7., the Parent and the Borrower, as applicable, shall comply with the following covenants:

Section 8.1. Preservation of Existence and Similar Matters.

Except as otherwise permitted under Section 10.4., the Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, preserve and maintain its respective existence, rights, franchises, licenses and privileges in the jurisdiction of its incorporation or formation and qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization and where the failure to be so authorized and qualified could reasonably be expected to have a Material Adverse Effect.

Section 8.2. Compliance with Applicable Law.

The Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, comply with all Applicable Law, including the obtaining of all Governmental Approvals, the failure with which to comply could reasonably be expected to have a Material Adverse Effect.

Section 8.3. Maintenance of Property.

In addition to the requirements of any of the other Loan Documents, the Borrower shall, and shall cause each Subsidiary owning a Borrowing Base Property to, (a) keep all Collateral in good working order and condition, ordinary wear and tear and insured casualty losses excepted, and (b) from time to time make or cause to be made all necessary repairs and replacements to such Properties, so that the business carried on in connection therewith may be properly conducted at all times.

Section 8.4. Conduct of Business.

The Borrower shall, and shall cause the other Loan Parties and each other Subsidiary to, carry on its respective businesses as described in Section 7.1.(u).

Section 8.5. Insurance.

The Borrower shall, and shall cause each Subsidiary owning a Borrowing Base Property to, maintain insurance with respect to Collateral in which such Loan Party has an interest as required by the terms of any Security Document relating to such Collateral.  In addition, whether or not required by the terms of any Security Document, Borrower shall, and shall cause each Subsidiary owning a Borrowing Base Property to, carry terrorism coverage or policies with no exclusion for loss, cost, damage or liability caused by "terrorism" or "terrorist acts," no matter how defined in such policies.

Section 8.6.  Payment of Taxes and Claims.
The Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, pay and discharge when due (a) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, and (b) all lawful claims of materialmen, mechanics, carriers, warehousemen and landlords for labor, materials, supplies and rentals which, if unpaid, might become a Lien on any properties of such Person; provided, however, that this Section shall not require the payment or discharge of any such tax, assessment, charge, levy or claim which is (x) being contested in good faith by appropriate proceedings which operate to suspend the collection thereof and for which adequate reserves have been established on the books of such Person, or (y) bonded or otherwise insured against to the reasonable satisfaction of the Administrative Agent.

Section 8.7. Books and Records; Inspections.

The Parent and the Borrower will, and will cause each other Loan Party and each other Subsidiary to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities.  The Parent and the Borrower will, and the Borrower will cause each other Loan Party and each other Subsidiary that owns a Borrowing Base Property to, permit representatives of the Administrative Agent or any Lender to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants (in the Borrower's presence if an Event of Default does not then exist), all at such reasonable times during business hours and as often as may reasonably be requested and so long as no Event of Default exists, with reasonable prior notice ; provided, however, unless an Event of Default exists (a) only the Administrative Agent may exercise its rights under this Section which shall be limited to two (2) inspections during any period of twelve (12) consecutive months, and (b) the Administrative Agent may not discuss the affairs, finances and accounts of the Parent or the Borrower with their employees pursuant to this Section.  The Borrower shall be obligated to reimburse the Administrative Agent and the Lenders for their actual costs and expenses incurred in connection with the exercise of their rights under this Section only if such exercise occurs while a Default or Event of Default exists.

Section 8.8. Use of Proceeds.

The Borrower will only use the proceeds of Loans for purposes not prohibited by Applicable Law or by this Agreement.  The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary or the Parent to, use any part of such proceeds to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any such margin stock if, in any such case, such use might result in any of the Loans or other Obligations being considered to be "purpose credit" directly or indirectly secured by margin stock within the meaning of Regulation U or Regulation X of the Board of Governors of the Federal Reserve System.

Section 8.9. Environmental Matters.

The Borrower shall, and shall cause Parent, each Loan Party and each other Subsidiary to, comply with all Environmental Laws the failure with which to comply could reasonably be expected to have a Material Adverse Effect.  The Borrower shall comply, and shall cause the Parent and each other Loan Party and each other Subsidiary to comply, and the Borrower shall use, and shall cause the Parent and each other Loan Party and each other Subsidiary to use, commercially reasonable efforts to cause all other Persons occupying, using or present on the Properties to comply, with all Environmental Laws in all material respects.  The Borrower shall, and shall cause the Parent and each other Loan Party and each other Subsidiary to, promptly take all actions and pay or arrange to pay all costs necessary for it and for the Properties to comply in all material respects with all Environmental Laws and all Governmental Approvals, including actions to remove and dispose of all Hazardous Materials and to clean up the Properties as required under Environmental Laws, except that such requirement shall not prevent Borrower from first contesting matters in which it reasonably believes there has been no violation of any Environmental Law or Governmental Approval  The Borrower shall, and shall cause the Parent and the Loan Parties and the other Subsidiaries to, promptly take all actions necessary to prevent the imposition of any Liens on any of their respective properties arising out of or related to any Environmental Laws.  Nothing in this Section shall impose any obligation or liability whatsoever on the Administrative Agent or any Lender.

Section 8.10. Further Assurances.

At the Borrower's cost and expense (provided such cost is reasonable and shall not have a Material Adverse Effect) and upon request of the Administrative Agent, the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, duly execute and deliver or cause to be duly executed and delivered, to the Administrative Agent such further instruments, documents and certificates, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Administrative Agent to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents.

Section 8.11. Material Contracts.

The Borrower shall, and shall cause the Parent and each other Loan Party to, duly and punctually perform and comply with any and all material representations, warranties, covenants and agreements expressed as binding upon any such Person under any Material Contract.  The Borrower shall not, and shall not permit the Parent and any other Loan Party to, do or knowingly permit to be done anything to impair materially the value of any of the Material Contracts.

Section 8.12. REIT Status.

The Parent shall at all times maintain its status as a REIT.

Section 8.13. Exchange Listing.

The Parent shall maintain outstanding at least one class of common shares of the Parent having trading privileges on the New York Stock Exchange or the American Stock Exchange or which is subject to price quotations on The NASDAQ Stock Market's National Market System.

Section 8.14. Guarantors.

(a)           Within five (5) Business Days of any Subsidiary of Borrower executing and delivering a Guaranty of any Indebtedness of the Borrower or the Parent (excluding, however, (i) any Subsidiary executing such a Guaranty in connection with Indebtedness incurred in connection with the acquisition of such Subsidiary by the Borrower or the Parent or in connection with the acquisition of property by such Subsidiary, so long as such Guaranty is executed at the time such Indebtedness is incurred, (ii) any Subsidiary executing a Guaranty of Indebtedness which is based in substantial part on the value of the assets of such Subsidiary and which, in connection with such Guaranty, also provides a Mortgage, Negative Pledge or other Lien on all or substantially all of its assets to secure such Indebtedness, and (iii) any Subsidiary whose Guaranty prohibits such Subsidiary from guarantying other Indebtedness of the

Borrower [Borrower and Parent agreeing to use their reasonable efforts to not agree to such a prohibition]), the Borrower shall deliver to the Administrative Agent each of the following in form and substance satisfactory to the Administrative Agent: (a) an Accession Agreement executed by such Subsidiary and (b) the items that would have been delivered under subsections (iv) through (viii), (xiii) and (xix) of Section 6.1.(a) if such Subsidiary had been a Guarantor on the Agreement Date.

(b)           The Borrower may request in writing that the Administrative Agent release, and upon receipt of such request the Administrative Agent shall release, a Guarantor (but not the Parent) from the Guaranty so long as: (i) such Guarantor owns no Borrowing Base Property, nor any direct or indirect equity interest in any Subsidiary that does own a Borrowing Base Property; (ii) such Guarantor is not otherwise required to be a party to the Guaranty under this Section; and (iii) no Default or Event of Default shall then be in existence or would occur as a result of such release.

Section 8.15. Material Contracts; Major Leases; SNDAs.

(a)           Material Contract and Major Leases.  Prior to the Borrower or any Subsidiary owning a Borrowing Base Property entering into a Material Contract or Major Lease with respect to such Borrowing Base Property, the Borrower shall, or shall cause such Subsidiary, to deliver to the Administrative Agent for the Administrative Agent's approval (not to be unreasonably withheld) a reasonably detailed summary of the material terms of such Material Contract or Major Lease.  If requested by the Administrative Agent, the Borrower shall deliver a complete copy of such Material Contract or Major Lease.  If the Administrative Agent shall fail to notify the Borrower whether the Administrative Agent has approved or not approved of the terms of such Material Contract or Major Lease within ten (10) Business Days of the Administrative Agent's receipt of the applicable summary of material terms (or if the Administrative Agent has requested a copy of such Material Contract or Major Lease, within ten (10) Business Days of the Administrative Agent's receipt of such copy) then the Administrative Agent shall be deemed to have given its approval thereof.

(b)           SNDAs.  Within sixty (60) days after the execution of each Major Lease, the Borrower agrees to use its best efforts to deliver or to cause to be delivered to the Administrative Agent a fully executed and acknowledged non-disturbance, attornment, estoppel and subordination agreement from the tenant under such Major Lease.  At the Administrative Agent's request, the Borrower shall also exercise diligent efforts to deliver fully executed estoppel certificates executed by the parties to the Material Contracts. All agreements required under the terms of this subsection shall be in form and substance reasonably satisfactory to the Administrative Agent.

Section 8.16. Single Asset Entities.

Except as set forth on Schedule 7.1.(cc), the Borrower shall not permit any Subsidiary that owns a Borrowing Base Property to (a) acquire any assets (including Equity Interests in a Person) other than such Borrowing Base Property and other assets incidental to such Subsidiary's ownership of the Borrowing Base Property, or (b) engage in any other business other than the business of owning, operating and developing the one Borrowing Base Property.  The Borrower shall not, and shall not permit any Subsidiary to, sell, transfer, assign or otherwise dispose of any Equity Interest in any Subsidiary that owns a Borrowing Base Property to any Person other than the Borrower or a Wholly Owned Subsidiary of the Borrower.

Article IX. Information

For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 13.7., all of the Lenders) shall otherwise consent in the manner set forth in Section 13.7., the

Borrower shall furnish to the Administrative Agent at the Principal Office for distribution to each of the Lenders:

Section 9.1. Quarterly Financial Statements.

Within five (5) Business Days of the filing thereof, a copy of each report on Form 10-Q (or its equivalent) which the Parent shall file with the Securities and Exchange Commission (or any Governmental Authority substituted therefor).  If the Parent ceases to file such reports, or if any such report filed does not contain any of the following, then the Borrower shall deliver as soon as available and in any event within forty-five (45) days after the close of each of the first, second and third fiscal quarters of the Parent, the unaudited consolidated balance sheet of the Parent and its Subsidiaries as at the end of such period and the related unaudited consolidated statements of operations, stockholders' equity and cash flows of the Parent and its Subsidiaries for such period, setting forth in each case in comparative form the figures as of the end of and for the corresponding periods of the previous fiscal year, all of which shall be certified by the chief financial officer, controller, financial officer or accounting officer of the Parent, in his or her opinion, to present fairly, in accordance with GAAP and in all material respects, the consolidated financial position of the Parent and its Subsidiaries as at the date thereof and the results of operations for such period (subject to normal year-end audit adjustments).

Section 9.2. Year-End Statements.

Within five (5) Business Days of the filing thereof, a copy of each report on Form 10-K (or its equivalent) which the Parent shall file with the Securities and Exchange Commission (or any Governmental Authority substituted therefor).  If the Parent ceases to file such reports, or if any such report filed does not contain any of the following, then the Borrower shall deliver as soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of the Parent, the audited consolidated balance sheet of the Parent and its Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of operations, stockholders' equity and cash flows of the Parent and its Subsidiaries for such fiscal year, setting forth in comparative form the figures as at the end of and for the previous fiscal year, all of which shall be certified by (a) the chief financial officer or chief accounting officer of the Parent, in his or her opinion, to present fairly, in accordance with GAAP, the financial position of the Parent and its Subsidiaries as at the date thereof and the result of operations for such period and (b) Deloitte & Touche or any other independent certified public accountants of recognized national standing reasonably acceptable to the Requisite Lenders, whose certificate shall be unqualified and in scope and substance required by generally accepted auditing standards and who shall have authorized the Parent to deliver such financial statements and certification thereof to the Administrative Agent and the Lenders pursuant to this Agreement.

Section 9.3. Compliance Certificate.

At the time the financial statements are furnished pursuant to the immediately preceding Sections 9.1. and 9.2., a certificate substantially in the form of Exhibit M (a "Compliance Certificate") executed on behalf of the Borrower by the chief financial officer, controller, financial officer or accounting officer of the Borrower (a) setting forth as of the end of such quarterly accounting period or fiscal year, as the case may be, the calculations required to establish whether the Parent was in compliance with the covenants contained in Section 10.1.; and (b) stating that to the best of such officer's knowledge, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default and its nature, when it occurred and the steps being taken by the Parent with respect to such event, condition or failure.

Section 9.4. Other Information.

        (a)   Within ten (10) Business Days of the filing thereof, and if the same are not available on-line free of charge from either the website of the Securities and Exchange Commission or the website of the Parent, copies of all registration statements (excluding the exhibits thereto and any registration statements on Form S-8 or its equivalent), reports on Forms 10-K, 10-Q and 8-K (or their equivalents) and all other periodic reports which the Parent, any Loan Party or any other Subsidiary shall file with the Securities and Exchange Commission (or any Governmental Authority substituted therefor) or any national securities exchange;

(b)           As soon as available and in any event within forty-five (45) days after the end of each fiscal quarter of the Borrower, a Borrowing Base Certificate setting forth the information to be contained therein, including without limitation, a calculation of the Permanent Loan Estimate of each Borrowing Base Property, as of the last day of such fiscal quarter.  The Borrower shall also deliver a Borrowing Base Certificate as required pursuant to Sections 4.2.(b) and 6.3.(m).  Any change in the Borrowing Base Value reflected in such Borrowing Base Certificate shall not become effective until Administrative Agent notifies Borrower in writing of Administrative Agent's approval of such change in the Borrowing Base Value and satisfaction of the applicable conditions contained in Section 4.4.  If the Administrative Agent fails to notify the Borrower whether or not the Administrative Agent approves of a change in the Borrowing Base Value within five (5) Business Days after the Administrative Agent receives the applicable Borrowing Base Certificate, then the Administrative Agent shall be deemed to have approved of such change;

(c)           Within forty-five (45) days after the end of each fiscal quarter of the Borrower, an operating summary with respect to each Property then included in calculations of the Borrowing Base Value, including without limitation, a quarterly and year-to-date statement of Net Operating Income determined on a cash basis and a leasing/occupancy status report together with a current rent roll for such Property.

(d)           No later than sixty (60) days after the end of each fiscal year of the Parent ending prior to the Maturity Date, projected balance sheets, operating statements, profit and loss projections and cash flow budgets (including sources and uses of cash) of the Parent and its Subsidiaries on a consolidated basis for each quarter of the next succeeding fiscal year, all itemized in reasonable detail. The foregoing shall be accompanied by pro forma calculations, together with detailed assumptions, required to establish whether or not the Parent, and when appropriate its consolidated Subsidiaries, will be in compliance with the covenants contained in Sections 10.1. and at the end of each fiscal quarter of the remainder of the fiscal year.

(e)           No later than thirty (30) days after the end of each fiscal year of the Borrower ending prior to the Maturity Date, a property budget for each Borrowing Base Property for the coming fiscal year of the Borrower.

(f)           On or before October 15, 2009, and thereafter within twenty (20) Business Days of the Administrative Agent's request therefor (but not more than once per fiscal quarter), a report in form and content satisfactory to the Administrative Agent detailing the Parent's, together with its Subsidiaries', projected sources and uses of cash for the period of four consecutive fiscal quarters immediately following the date of the Administrative Agent's request.  Such sources shall include but not be limited to excess operating cash flow, availability under this Agreement, unused availability under committed development loans, unfunded committed equity and any other committed sources of funds.  Such uses shall include but not be limited to cash obligations for binding acquisitions, unfunded development costs, capital expenditures, debt service, overhead, dividends, maturing Property loans, hedge settlements and other anticipated uses of cash.

(g)           If and when any member of the ERISA Group or the Management Company (i) gives or is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of the controller of the Borrower setting forth details as to such occurrence and action, if any, which the Borrower, Management Company, or applicable member of the ERISA Group is required or proposes to take;

(h)           To the extent any Senior Officer is aware of the same, prompt notice of any notification received from, any inquiry by or the commencement of any proceeding or investigation by or before any Governmental Authority and any action or proceeding in any court or other tribunal or before any arbitrator against or in any other way relating adversely to, or adversely affecting, the Parent, any Loan Party or any other Subsidiary or any of their respective properties, assets or businesses (including but not limited to any notification of a material violation of any law or regulation) which, if determined or resolved adversely to such Person, could reasonably be expected to have a Material Adverse Effect, and prompt notice of the receipt of notice that any United States income tax returns of any Loan Party or any other Subsidiary are being audited;

(i)           A copy of any amendment to the articles of incorporation, bylaws, partnership agreement or other similar organizational documents of the Parent, the Borrower, or any other Loan Party within five (5) Business Days after the effectiveness thereof;

(j)           Prompt notice of any change in the Chairman, Chief Executive Officer, President or Chief Financial Officer of the Parent, the Borrower, the Management Company or any other Loan Party and any change in the business, assets, liabilities, financial condition, results of operations or business prospects of the Parent or any Loan Party which has had or could reasonably be expected to have Material Adverse Effect;

(k)           Prompt notice of the occurrence of any Default or Event of Default or any event which constitutes or which with the passage of time, the giving of notice, or otherwise, would constitute a default or event of default by Parent, any Loan Party or any other Subsidiary under any Material Contract to which any such Person is a party or by which any such Person or any of its respective properties may be bound;

(l)           Promptly upon entering into any Material Contract or Specified Derivatives Contract after the Agreement Date, a copy of such contract;

(m)           Prompt notice of any order, judgment or decree which is not covered by insurance and which is in excess of $1,000,000 having been entered against the Parent or any Loan Party or any of their respective properties or assets;

(n)           Prompt notice of any guaranty executed by a Subsidiary guaranteeing indebtedness of the Parent or Borrower and which, as a result thereof, is required to execute an Accession Agreement pursuant to Section 8.14;

(o)           Promptly upon the request of the Administrative Agent, evidence of the Borrower's calculation of the Ownership Share with respect to a Subsidiary or an Unconsolidated Affiliate, such evidence to be in form and detail satisfactory to the Administrative Agent;

(p)           Promptly, upon any change in the Parent's or Borrower's Credit Rating, a certificate stating that the Parent's or the Borrower's Credit Rating has changed and the new Credit Rating that is in effect;

(q)           Promptly, upon each request, information identifying the Parent or Borrower as a Lender may request in order to comply with the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001));

(r)           Within ten (10) days after the Borrower obtains knowledge thereof, the Borrower shall provide the Administrative Agent with written notice of the occurrence of any of the following:  (i) the Borrower, the Parent, any Loan Party or any other Subsidiary shall receive notice that any violation of or non-compliance with any Environmental Law has or may have been committed; (ii) the Borrower, the Parent, any Loan Party or any other Subsidiary shall receive notice that any administrative or judicial complaint, order or petition has been filed or other proceeding has been initiated, or is about to be filed or initiated against any such Person alleging any violation of or non-compliance with any Environmental Law or requiring any such Person to take any action in connection with the release or threatened release of Hazardous Materials; or (iii) the Parent, the Borrower, any Loan Party or any other Subsidiary shall receive any notice from a Governmental Authority or private party alleging that any such Person may be liable or responsible for any costs associated with a response to, or remediation or cleanup of, a release or threatened release of Hazardous Materials or any damages caused thereby, and such notice(s), whether individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(s)           From time to time and promptly upon each request, such data, certificates, reports, statements, documents or further information regarding any Property or the business, assets, liabilities, financial condition, results of operations or business prospects of the Parent, the Borrower, any of their respective Subsidiaries, any other Loan Party or the Management Company as the Administrative Agent or any Lender may reasonably request; and

(t)           No more than thirty (30) days following the consummation of any transaction of acquisition, merger or purchase of assets, involving consideration, or valued, in excess of $300,000,000, whether a single transaction or related series of transactions, written notice of such transaction or transactions, together with a reasonably detailed description thereof, provided however, that this Section 9.4(t) shall not eliminate any requirement in Section 10.4 or elsewhere herein that Borrower provide notice to the Administrative Agent and/or receive approval or consent from the Administrative Agent and/or the Lenders prior to such transactions.

Section 9.5.  Electronic Delivery of Certain Information.
(a)           Documents required to be delivered pursuant to the Loan Documents shall be delivered by electronic communication and delivery, including, the Internet, e-mail or intranet websites to which the Administrative Agent and each Lender have access (including a commercial, third-party website such as www.Edgar.com <http://www.Edgar.com> or a website sponsored or hosted by the Administrative Agent or the Borrower) provided that (A) the foregoing shall not apply to notices to any Lender pursuant to Article II. and (B) the Lender has not notified the Administrative Agent or Borrower that it cannot or does not want to receive electronic communications.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic delivery pursuant to procedures approved by it for all or particular notices or communications.  Documents or notices delivered electronically shall be deemed to have been delivered twenty-four (24) hours after the date and time on which the Administrative Agent or Borrower posts such documents or the documents become available on a commercial website and the Administrative Agent or Borrower notifies each Lender of said posting and provides a link thereto provided if such notice or other communication is not sent or posted during the normal business hours of the recipient, said posting date and time shall be deemed to have commenced as of  9:00 a.m. on the opening of business on the next business day for the recipient.  Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificate required by Section 9.3. to the Administrative Agent and shall deliver paper copies of any documents to the Administrative Agent or to any Lender that requests such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender.  Except for the Compliance Certificates required by Section 9.3., the Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents delivered electronically, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery.  Each Lender shall be solely responsible for requesting delivery to it of paper copies and maintaining its paper or electronic documents.

(b)           Documents required to be delivered pursuant to Article II. may be delivered electronically to a website provided for such purpose by the Administrative Agent pursuant to the procedures provided to the Borrower by the Administrative Agent.

Section 9.6. Public/Private Information.

The Borrower and the Parent shall cooperate with the Administrative Agent in connection with the publication of certain materials and/or information provided by or on behalf of the Borrower or the Parent.  Documents required to be delivered pursuant to the Loan Documents shall be delivered by or on behalf of the Borrower or the Parent to the Administrative Agent and the Lenders (collectively, "Information Materials") pursuant to this Article and shall designate Information Materials (a) that are either available to the public or not material with respect to the Borrower and its Subsidiaries or any of their respective securities for purposes of United States federal and state securities laws, as "Public Information" and (b) that are not Public Information as "Private Information".

Section 9.7. USA Patriot Act Notice; Compliance.

The USA Patriot Act of 2001 (Public Law 107-56) and federal regulations issued with respect thereto require all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an "account" with such financial institution.  Consequently, a Lender (for itself and/or as Administrative Agent for all Lenders hereunder) may from time-to-time request, and the Borrower shall, and shall cause the Parent and the other Loan Parties, to provide to such Lender, Borrower's, Parent's, each Guarantor's and each other Loan Party's name, address, tax identification number and/or such other identification information as shall be necessary for such Lender to comply with federal law.  An "account" for this purpose may include, without limitation, a deposit account, cash management service, a transaction or asset account, a credit account, a loan or other extension of credit, and/or other financial services product.  Each Lender will treat all information furnished to it in accordance with this Section 9.7. in the manner required by Section 13.9 of this Agreement.

Article X. Negative Covenants

For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 13.7., all of the Lenders) shall otherwise consent in the manner set forth in Section 13.7., the Borrower or the Parent, as the case may be, shall comply with the following covenants:

Section 10.1. Financial Covenants.

(a)           Minimum Tangible Net Worth.  The Parent shall not permit Tangible Net Worth at any time to be less than (i) $1,072,596,700, plus (ii) fifty percent (50%) of the Net Proceeds of all Equity Issuances effected at any time after December 31, 2008 by the Parent or any of its Subsidiaries to any Person other than the Parent or any of its Subsidiaries.

(b)           Ratio of Total Liabilities to Gross Asset Value.  The Parent shall not permit the ratio of (i) Total Liabilities of the Parent and its Subsidiaries determined on a consolidated basis to (ii) Gross Asset Value of the Parent and its Subsidiaries determined on a consolidated basis to exceed 0.650 to 1.00 at any time.

(c)           Ratio of EBITDA to Interest Expense.  The Parent shall not permit the ratio of (i) EBITDA of the Parent and its Subsidiaries determined on a consolidated basis for the period of four consecutive fiscal quarters most recently ending to (ii) Interest Expense of the Parent and its Subsidiaries determined on a consolidated basis for such period, to be less than 1.75 to 1.00 as of the last day of such period.

(d)           Ratio of EBITDA to Fixed Charges.  The Parent shall not permit the ratio of (i) EBITDA of the Parent and its Subsidiaries determined on a consolidated basis for the four (4) fiscal quarters most recently ending to (ii) Fixed Charges of the Parent and its Subsidiaries determined on a consolidated basis for such period, to be less than 1.50 to 1.00.

(e)           Permitted Investments. The Parent shall not, and shall not permit the Borrower, any other Loan Party or other Subsidiary to, make an Investment in or otherwise own the following items which would cause the aggregate value of such holdings (for purposes of this Section 10.1 the value of the holdings described in items (i) through (vi) shall be calculated in accordance with GAAP, and the value of the holdings described in item (ii) shall be the lower of cost or market) of such Persons to exceed the following percentages of Gross Asset Value at any time:

(i)           unimproved real estate (which for purposes of this clause (i) shall not include (w) raw land subject to a ground lease under which the Borrower or a Subsidiary is the lessor and a Person not an Affiliate is the lessee; (x) any Development Property or (y) unimproved real estate acquired within the prior eighteen (18) months that will become a Development Property within eighteen (18) months of its acquisition [Borrower acknowledging that if such Property does not become a Development Property within said 18 months period, such Property shall thereafter be considered unimproved real estate for purposes of this clause (i) unless and until such Property in fact becomes a Development Property)], (y) land subject to a binding contract of sale under which the Borrower or one of its Subsidiaries is the seller and the buyer is not an Affiliate of Borrower and (z) out-parcels held for lease or sale at Properties which are either completed or where development has commenced) such that the aggregate book value of all such unimproved real estate exceeds five percent (5%) of Gross Asset Value;

(ii)           Common stock, Preferred Stock, other capital stock, beneficial interest in trust, membership interest in limited liability companies and other equity interests in Persons (other than consolidated Subsidiaries and Unconsolidated Affiliates), such that the aggregate value of such interests calculated on the basis of the lower of cost or market, exceeds five percent (5%) of Gross Asset Value;

(iii)           Mortgages in favor of the Parent, the Borrower, any other Loan Party or other Subsidiary (other than Mortgages securing Indebtedness owed to the Borrower or any Subsidiary on September 30, 2002), such that the aggregate book value of Indebtedness secured by such Mortgages exceeds ten percent (10%) of Gross Asset Value;

(iv)           Investments in Unconsolidated Affiliates of the Borrower or the Parent (other than investments in Unconsolidated Affiliates of Borrower or the Parent made for the purpose of raising capital), such that the aggregate book value of such Investments in Unconsolidated Affiliates exceeds five percent (5%) of Gross Asset Value, but Investments for the purpose of raising capital shall not be included for purposes of determining whether such Investment  exceeds five percent (5%) of Gross Asset Value;

(v)           the aggregate amount of the Total Budgeted Costs for Development Properties in which the Borrower either has a direct or indirect ownership interest shall not exceed fifteen percent (15%) of Gross Asset Value.  If a Development Property is owned by an Unconsolidated Affiliate of the Borrower or any Subsidiary, then the greater of (1) the product of (A) the Borrower's or such Subsidiary's Ownership Share in such Unconsolidated Affiliate and (B) the amount of the Total Budgeted Costs for such Development Property or (2) the recourse obligations of the Borrower or any Subsidiary relating to the Indebtedness of such Unconsolidated Affiliate, shall be used in calculating such investment limitation; and

(vi)           developed real estate used primarily for non-retail purposes (other than the real estate located at CBL Center, 2030 Hamilton Place Boulevard, Chattanooga, Tennessee), such that the aggregate value of all such developed real estate used primarily for non-retail purposes exceeds five percent (5%) of Gross Asset Value.

In addition to the foregoing limitations, the aggregate value of (i), (ii), (iii), (iv), (v) and (vi) shall not exceed twenty percent (20%) of Gross Asset Value.

(f)           Dividends and Other Restricted Payments.  If an Event of Default exists or would exist following the making of a Restricted Payment, the Parent and the Borrower will not declare or make, or permit any other Subsidiary to declare or make, any Restricted Payment other than cash to its shareholders during any period of four (4) consecutive fiscal quarters in an amount not to exceed ninety-five percent (95%) of Funds From Operations for such four (4) quarter period, except that (i) the Parent may declare or make cash distributions to its shareholders during any fiscal year in an aggregate amount not to exceed the minimum amount necessary for the Parent to remain in compliance with Section 8.12.; and (ii) the Parent may cause the Borrower (directly or indirectly through any intermediate Subsidiaries) to make cash distributions to the Parent and to other limited partners of the Borrower in such proportion as required by Borrower's limited partnership agreement, and the Parent may cause other Subsidiaries of the Parent to make cash distributions to the Parent and to other holders of Equity Interests in such Subsidiaries, in each case (x) in an aggregate amount not to exceed the amount of cash distributions that the Parent is permitted to declare or distribute under the immediately preceding clause (i) and (y) on a pro rata basis, such that the aggregate amount distributed to the Parent does not exceed the amount that the Parent is permitted to declare or distribute under the immediately preceding clause (i).  Notwithstanding the foregoing, if a Default or Event of Default specified in Section 11.1.(a) resulting from the Borrower's failure to pay when due the principal of, or interest on, any of the Loans or any Fees, Section 11.1.(e) or (f) shall have occurred and be continuing, or if as a result of the occurrence of any other Event of Default the Obligations have been accelerated pursuant to Section 11.2.(a), the Parent and the Borrower shall not, and shall not permit any other Subsidiary to, make any Restricted Payments whatsoever.

(g)           Value of Borrower Owned by Parent.  The Parent shall not permit (i) more than two percent (2%) of the book value of its assets to be attributable to assets not owned by the Borrower or any Subsidiary of the Borrower or (ii) more than two percent (2%) of the gross revenues of the Parent to be attributable to gross revenues of any Person other than the Borrower or any Subsidiary of the Borrower.

(h)           Unsecured Indebtedness.  Borrower shall not permit the sum of (a) Borrower's Unsecured Indebtedness plus (b) the Unsecured Indebtedness of Borrower's Affiliates to, at any time prior to the Full Collateralization Date, exceed eight percent (8%) of Gross Asset Value.

For the purposes of this Section 9.1(h) and Section 9.1(j) below, Indebtedness of Borrower and Borrower's Affiliates as to which the Borrower or such Affiliate has granted to the holder thereof a "pocket mortgage" shall be considered Secured Indebtedness; provided however, that such Indebtedness shall be considered Unsecured Indebtedness from and after the occurrence of any of the following (i) the date any event described in items (i)-(viii) of Section 11.1(e) or items (i) or (ii) of Section 11.1(f) occurs with respect to Borrower or such Affiliate, (ii) any restriction (other than the occurrence of an event of default and the failure by the guarantor of said indebtedness to purchase the loan secured by the pocket mortgage within the time, if any, permitted for such purchase by the terms of the pocket mortgage prior to the holder thereof having the right to exercise its remedies) is placed on the recordation of such pocket mortgage, or (iii) Borrower or such Affiliate takes any action seeking to prevent or delay, or which would have the effect of preventing or delaying, the recordation of such pocket mortgage; provided further, however, that upon effective recordation of any such pocket mortgage, the Indebtedness secured thereby shall be considered Secured Indebtedness and not Unsecured Indebtedness.  For purposes of this Section, the term "pocket mortgage" shall mean a mortgage, deed of trust, deed to secure debt or other similar security instrument given to a lender for the purpose of securing a construction loan for property located in any state with mortgage taxes, which (x) is not recorded in the public records at the time of closing, but is delivered to an escrow agent with instructions that it may be recorded in the public records or such escrow agent upon the occurrence of an event of default thereunder, under any loan agreement executed in connection therewith or under any note or notes or other obligations secured by such mortgage, deed of trust, deed to secure debt or other such security instrument, and guarantor's failure to purchase the loan evidenced or secured thereby within the time, if any, permitted for such purchase by the terms of such pocket mortgage prior to the holder thereof having the right to exercise its remedies, and (y) after such recording will constitute a valid and enforceable lien on real property.

(i)           Maximum Recourse Indebtedness.  Borrower shall not permit the sum of all Indebtedness which is recourse to Parent, Borrower, General Partner, or any Subsidiary or Affiliate of any of the foregoing, determined on a consolidated basis, but excluding the Loans, to, at any time prior to the Full Collateralization Date, exceed 25% of Gross Asset Value.

(j)           Secured Indebtedness.  Borrower shall not permit the sum of (a) Borrower's Secured Indebtedness, plus (b) the Secured Indebtedness of Borrower's Affiliates, to, at any time prior to the Full Collateralization Date, exceed 60% of Gross Asset Value.

(k)           Ratio of EBITDA to Indebtedness.  The Parent shall not permit the ratio of (i) EBITDA of the Parent and its Subsidiaries for the four (4) fiscal quarters most recently ended to (ii) Indebtedness of the Parent and its Subsidiaries, each determined on a consolidated basis in accordance with GAAP, to be less than 0.11 to 1.00 at any time prior to the Full Collateralization Date.

For purposes of clarification, the covenants contained in subsections (h), (i), (j) and (k) of this Section 10.1 shall be of no further force or effect from and after the Full Collateralization Date.

Section 10.2. Negative Pledge.

The Borrower shall not, and shall not permit any other Loan Party or Subsidiary to, (a) create, assume, incur, permit or suffer to exist any Lien on any Borrowing Base Property or any direct or indirect ownership interest of the Borrower in any Person owning any Borrowing Base Property, now owned or hereafter acquired, except for Permitted Liens, (b) permit any Borrowing Base Property or any direct or indirect ownership interest of the Borrower or in any Person owning a Borrowing Base Property, to be subject to a Negative Pledge, or (c) create, assume, incur, permit or suffer to exist any Lien on other Collateral, or any direct or indirect ownership interest of the Borrower in any Person owning any other Collateral, except for Permitted Liens.

Section 10.3. Restrictions on Intercompany Transfers.

The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiaries (other than CMBS Subsidiaries) to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary to: (a) pay dividends or make any other distribution on any of such Subsidiary's capital stock or other equity interests owned by the Borrower or any other Subsidiary; (b) pay any Indebtedness owed to the Borrower or any other Subsidiary; (c) make loans or advances to the Borrower or any other Subsidiary; or (d) transfer any of its property or assets to the Borrower or any other Subsidiary; other than (i) with respect to clauses (a) – (d)  those encumbrances or restrictions contained in any Loan Document or, (ii) with respect to clause (d), customary provisions restricting assignment of any agreement entered into by the Borrower, any other Loan Party or any Subsidiary in the ordinary course of business.  As used in this Section, the term "CMBS Subsidiary" means any Subsidiary (a) formed for the specific purpose of holding title to assets which are collateral for any Extension of Credit to such Subsidiary; (b) which is prohibited from Guarantying Extension of Credit to any other Person pursuant to (i) any document, instrument or agreement evidencing such Extension of Credit or (ii) a provision of such Person's organizational documents which provision was included in such Person's organizational documents as a condition to the making of such Extension of Credit; and (c) for which none of the Parent, the Borrower, any other Loan Party or any other Subsidiary (other than another CMBS Subsidiary) has Guaranteed any Extensions of Credit to such Subsidiary or has any direct obligation to maintain or preserve such Subsidiary's financial condition or to cause such Subsidiary to achieve any specified levels of operating results, except for customary exceptions for fraud, misapplication of funds, environmental indemnities, and other similar exceptions to recourse liability.

Section 10.4. Merger, Consolidation, Sales of Assets and Other Arrangements.

Without the prior written consent of the Requisite Lenders, such consent not to be unreasonably withheld, the Parent and the Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, (a) enter into any transaction of merger or consolidation; (b) liquidate, windup or dissolve itself (or suffer any liquidation or dissolution); (c) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business or assets, or the capital stock of or other Equity Interests in any of its Subsidiaries, whether now owned or hereafter acquired; or (d) acquire the assets of, or make an Investment in, any other Person involving consideration, or value, in excess of fifteen percent (15%) of Gross Asset Value for the quarter most recently ended as reported on the Compliance Certificate for such quarter; provided, however, that:

(i)           any Subsidiary may merge with a Loan Party so long as such Loan Party is the survivor;

(ii)           any Subsidiary may sell, transfer or dispose of its assets to a Loan Party;

(iii)           a Loan Party (other than the Borrower or any Loan Party which owns a Borrowing Base Property) and any Subsidiary that is not (and is not required to be) a Loan Party may convey, sell, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business or assets, or the capital stock of or other Equity Interests in any of its Subsidiaries, and immediately thereafter liquidate, provided that immediately prior to any such conveyance, sale, transfer, disposition or liquidation and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence;

(iv)           any Loan Party and any other Subsidiary may, directly or indirectly, (A) acquire (whether by purchase, acquisition of Equity Interests of a Person, or as a result of a merger or consolidation) the assets of, or make an Investment in, any other Person in excess of fifteen percent (15%) of Gross Asset Value for the quarter most recently ended as reported on the Compliance Certificate for such quarter, and (B) sell, lease or otherwise transfer, whether by one or a series of transactions, assets (including capital stock or other securities of Subsidiaries) in excess of fifteen percent (15%) of Gross Asset Value for the quarter most recently ended as reported on the Compliance Certificate for such quarter to any other Person, so long as, in each case, (1) the Borrower shall have given the Administrative Agent and the Lenders at least thirty (30) days prior written notice of such consolidation, merger, acquisition, Investment, sale, lease or other transfer, together with all information related to such consolidation, merger, acquisition, Investment, sale, lease or transfer as Administrative Agent may reasonably request; (2) immediately prior thereto, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence, including, without limitation, a Default or Event of Default resulting from a breach of Section 10.1.; (3) in the case of a consolidation or merger involving the Borrower or a Loan Party which owns a Borrowing Base Property, such Person shall be the survivor thereof; (4) at the time the Borrower gives notice pursuant to clause (1) of this subsection, the Borrower shall have delivered to the Administrative Agent for distribution to each of the Lenders a Compliance Certificate, calculated on a pro forma basis, evidencing the continued compliance by the Loan Parties with the terms and conditions of this Agreement and the other Loan Documents, including without limitation, the financial covenants contained in Section 10.1., after giving effect to such consolidation, merger, acquisition, Investment, sale, lease or other transfer; and (5)(A) with respect to any such acquisition or Investment involving consideration, or valued, in excess of fifteen percent (15%), but less than twenty-five percent (25%), of Gross Asset Value for the quarter most recently ended as reported on the Compliance Certificate for such quarter, Administrative Agent has consented thereto or (B) with respect to any such acquisition or Investment involving consideration, or valued, in excess of twenty five (25%) of Gross Asset Value for the quarter most recently ended as reported on the Compliance Certificate for such quarter, Requisite Lenders have consented thereto; and

(v)           the Loan Parties may lease and sublease their respective assets, as lessor or sublessor (as the case may be), in the ordinary course of their business.

Further, no Loan Party shall enter into any sale-leaseback transactions or other transaction by which such Person shall remain liable as lessee (or the economic equivalent thereof) of any real or personal property that it has sold or leased to another Person.

Section 10.5. Plans.

The Borrower shall not, and shall not permit the Parent or any Subsidiary to, permit any of its respective assets to become or be deemed to be "plan assets" within the meaning of ERISA or the Internal Revenue Code and the respective regulations promulgated thereunder for purposes of ERISA and the Internal Revenue Code.

Section 10.6. Fiscal Year.

The Parent and the Borrower shall not, and shall not permit any other Loan Party or other Subsidiary to, change its fiscal year from that in effect as of the Agreement Date.

Section 10.7. Modifications of Organizational Documents and Material Contracts.

The Parent and the Borrower shall not, and shall not permit any other Loan Party or other Subsidiary to, amend, supplement, restate or otherwise modify its articles or certificates of incorporation, by-laws, partnership agreement or other similar organizational document which modification could reasonably be expected to have a Material Adverse Effect without the prior written consent of the Administrative Agent and the Requisite Lenders unless such amendment, supplement, restatement or other modification is (a) required under or as a result of the Internal Revenue Code or other Applicable Law or (b) required to maintain the Parent's status as a REIT.  The Borrower shall not enter into, and shall not permit any other Loan Party to enter into, any amendment or modification to any Material Contract which could reasonably be expected to have a Material Adverse Effect or default in the performance of any obligations of any Loan Party in any Material Contract or permit any Material Contract to be canceled or terminated prior to its stated maturity.

Section 10.8. Subordinated Debt Prepayments; Amendments.

The Borrower shall not, and shall not permit any other Loan Party to, incur any Subordinated Debt which is secured in whole or in part by any Borrowing Base Property or any other Collateral.  The Borrower shall not, and shall not permit any other Loan Party to, prepay any principal of, or accrued interest on, any Subordinated Debt or otherwise make any voluntary or optional payment with respect to any principal of, or accrued interest on, any Subordinated Debt prior to the originally scheduled maturity date thereof or otherwise redeem or acquire for value any Subordinated Debt.  Further, the Borrower shall not, and shall not permit any other Loan Party to, amend or modify, or permit the amendment or modification of, any agreement or instrument evidencing any Subordinated Debt where such amendment or modification provides for the following or which has any of the following effects:

(a)           increases the rate of interest accruing on such Subordinated Debt;

(b)           increases the amount of any scheduled installment of principal or interest, or shortens the date on which any such installment or principal or interest becomes due;

(c)           shortens the final maturity date of such Subordinated Debt;

(d)           increases the principal amount of such Subordinated Debt;

(e)           amends any financial or other covenant contained in any document or instrument evidencing any Subordinated Debt in a manner which is more onerous to the Borrower or which requires the Borrower to improve its financial performance;

(f)           provides for the payment of additional fees or the increase in existing fees; and/or

(g)           otherwise could reasonably be expected to be adverse to the interests of the Administrative Agent or the Lenders.

Section 10.9. Transactions with Affiliates.

The Borrower shall not permit to exist or enter into, and will not permit any Loan Party or other Subsidiary to permit to exist or enter into, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of any Loan Party or any Subsidiary, except (a) as set forth on Schedule 7.1.(s), or (b) transactions in the ordinary course of and pursuant to the reasonable requirements of the business of the Borrower, any of its Subsidiaries, or any Loan Party and upon fair and reasonable terms which are no less favorable to the Borrower, such Subsidiary, or any Loan Party than would be obtained in a comparable arm's length transaction with a Person that is not an Affiliate (which shall include but not be limited to Property Management Agreements).  Notwithstanding the forgoing, no payments may be made with respect to any items set forth on such Schedule 7.1.(s) if a Default or Event of Default exists or would result therefrom.

Section 10.10. Environmental Matters.

The Borrower shall not, and shall not permit Parent, any other Loan Party or other Subsidiary or any other Person to, use, generate, discharge, emit, manufacture, handle, process, store, release, transport, remove, dispose of or clean up any Hazardous Materials on, under or from the Properties in material violation of any Environmental Law or in a manner that could reasonably be expected to lead to any material environmental claim or pose a material risk to human health, safety or the environment.  Nothing in this Section shall impose any obligation or liability whatsoever on the Administrative Agent or any Lender.

Section 10.11. Tenant Leases.

Without the prior written consent of Administrative Agent, the Borrower shall not, and shall not permit any other Loan Party to, enter into any Major Lease.  The Borrower shall not, and shall not permit any other Loan Party, to enter into any Tenant Lease, the subordination provisions of which do not conform to the form of lease for the applicable Property previously delivered to the Administrative Agent, unless the Borrower obtains the prior written approval of the Administrative Agent of any modified or additional terms included in such provisions.

Section 10.12. Derivatives Contracts.

The Borrower shall not, and shall not permit Parent or any other Loan Party to enter into or become obligated in respect of, Derivatives Contracts, other than (a) Specified Derivatives Contracts and (b) Derivatives Contracts entered into by the Parent, the Borrower or a Loan Party in the ordinary course of business and which establish an effective hedge in respect of liabilities, commitments or assets held or reasonably anticipated by the Parent, the Borrower or a Loan Party.

        Section 10.13.  Major Construction.

The Borrower shall not, and shall not permit any Subsidiary owning a Borrowing Base Property to, commit to undertake any plan of renovation of any Borrowing Base Property when (a) the estimated cost of such renovation is in excess of $10,000,000 and (b) such renovation will result in structural changes to such Borrowing Base Property, without first obtaining the prior written consent of the Requisite Lenders (which consent shall not be unreasonably withheld).  If the Borrower delivers to the Administrative Agent any plans, specifications, information or other materials relating to its request to renovate a Borrowing Base Property, the Administrative Agent will forward such materials to the Lenders within fifteen (15) Business Days from the date the Administrative Agent receives such materials.  Unless a Lender has given written notice to the Administrative Agent that such Lender will not consent to such renovation within fifteen (15) Business Days of receipt of all plans, specification, information and other materials relating to the Borrower's request, such Lender shall be deemed to have consented to such renovation.

Article XI. Default

Section 11.1. Events of Default.

Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of Applicable Law or pursuant to any judgment or order of any Governmental Authority:

(a)           Default in Payment.  The Borrower shall fail to pay when due under this Agreement or any other Loan Document (whether upon demand, at maturity, by reason of acceleration or otherwise) the principal of, or any accrued interest on, any of the Loans, or shall fail to pay any of the other payment Obligations owing by the Borrower under this Agreement, any other Loan Document or the Fee Letter, or any other Loan Party shall fail to pay when due any payment obligation owing by such Loan Party under any Loan Document to which it is a party, and in any such case, such failure continues for a period of ten (10) days after the date the Administrative Agent gives the Borrower notice of such failure.

(b)           Default in Performance.

(i)           Any Loan Party or the Parent shall fail to perform or observe any term, covenant, condition or agreement on its part to be performed or observed and contained in Section 10.1.(a), (b), (e), (f), (g), (h), (i), (j) or (k) and such failure continues for sixty (60) calendar days after the earlier of (x) the date any Senior Officer of the Borrower has actual knowledge of such failure or (y) the date notice of such failure has been given to the Borrower by the Administrative Agent; or

(ii)           Any Loan Party or the Parent shall fail to perform or observe any term, covenant, condition or agreement on its part to be performed or observed and contained in Section 10.1(c) or (d) for two (2) consecutive quarters; or

(iii)           Any Loan Party or the Parent shall fail to perform or observe any other term, covenant, condition or agreement contained in this Agreement or any other Loan Document to which it is a party and not otherwise mentioned in this Section and such failure shall continue for a period of thirty (30) calendar days after the earlier of (x) the date upon which any Senior Officer of the Borrower has actual knowledge of such failure or (y) the date upon which the Borrower has received written notice of such failure from the Administrative Agent ; provided, however, that if such default is curable but requires work to be performed, acts to be done or conditions to be remedied which, by their nature, cannot be performed, done or remedied, as the case may be, within such 30-day period, no Event of Default shall be deemed to have occurred if such Loan

Party or the Parent, as the case may be, commences the same within such 30-day period and thereafter diligently and continuously prosecutes the same to completion, and the same is in fact completed, no later than the date ninety (90) days following the earlier of the date such Senior Officer has actual knowledge of such failure or the date the Administrative Agent gave notice of such failure to the Borrower.

(c)           Misrepresentations.  Any written statement, representation or warranty made or deemed made by or on behalf of any Loan Party or the Parent under this Agreement or under any other Loan Document, or any amendment hereto or thereto, or in any other writing or statement at any time furnished by, or at the direction of, any Loan Party or the Parent to the Administrative Agent or any Lender under or in connection with this Agreement or any other Loan Documents, shall at any time prove to have been incorrect or misleading in any material respect when furnished or made or deemed made.

(d)           Material Extension of Credit Cross- Default.

(i)           Extensions of Credit Owed to Lender.  Any of the following events shall occur with respect to any Extension of Credit owing by Borrower, Parent, any other Loan Party or any Significant Subsidiary (other than any of the Obligations and any Extension of Credit that is Non-Recourse Indebtedness) owing to any Lender or affiliate of any Lender:

(A)           Failure to Pay.  Borrower, Parent, any other Loan Party or any Significant Subsidiary shall fail to pay when due and payable the principal of, or interest on, any such Extension of Credit; or

(B)           Acceleration. The maturity of any such Extension of Credit shall have been accelerated in accordance with the provisions of any indenture, contract or instrument evidencing, providing for the creation of or otherwise concerning such Extension of Credit; or

(C)           Mandatory Repurchase.  Borrower, Parent, any other Loan Party or any Significant Subsidiary shall have been required to prepay or repurchase, prior to the stated maturity thereof, any such Extension of Credit in accordance with the provisions of any indenture, contract or instrument evidencing, providing for the creation of or otherwise concerning such Extension of Credit.

(ii)           Recourse Indebtedness.  Any of the following events shall occur with respect to any Extension of Credit that is Recourse Indebtedness, owing by Borrower, Parent, any other Loan Party or any Significant Subsidiary, and having an aggregate outstanding principal amount equal to or greater than $50,000,000:

(A)           Failure to Pay.  Borrower, Parent, any other Loan Party or any Significant Subsidiary shall fail to pay when due and payable the principal of, or interest on, such Extension of Credit; or

(B)           Acceleration.  The maturity of such Extension of Credit shall have been accelerated in accordance with the provisions of any indenture, contract or instrument evidencing, providing for the creation of or otherwise concerning such Extension of Credit; or

(C)           Mandatory Repurchase.  Borrower, Parent, any other Loan Party or any Significant Subsidiary shall have been required to prepay or repurchase, prior to the stated maturity thereof, such Extension of Credit in accordance with the provisions of any indenture, contract or instrument evidencing, providing for the creation of or otherwise concerning such Extension of Credit.

(iii)           Non-Recourse Indebtedness.  Any of the following events shall occur with respect to any Extension of Credit that is Non-Recourse Indebtedness, owing by Borrower, Parent, any other Loan Party or any Significant Subsidiary, and having an aggregate outstanding principal amount equal to or greater than $100,000,000:

(A)           Failure to Pay.  Borrower, Parent, any other Loan Party or any Significant Subsidiary shall fail to pay when due and payable the principal of, or interest on, such Extension of Credit; or

(B)           Acceleration.  The maturity of such Extension of Credit shall have been accelerated in accordance with the provisions of any indenture, contract or instrument evidencing, providing for the creation of or otherwise concerning such Extension of Credit; or

(C)           Mandatory Repurchase.  Borrower, Parent, any other Loan Party or any Significant Subsidiary shall have been required to prepay or repurchase, prior to the stated maturity thereof, such Extension of Credit in accordance with the provisions of any indenture, contract or instrument evidencing, providing for the creation of or otherwise concerning such Extension of Credit.

(iv)           There occurs an "Event of Default" under and as defined in any Specified Derivatives Contract as to which the Parent, the Borrower, any Loan Party or any Significant Subsidiary is a "Defaulting Party" (as defined therein), or there occurs an "Early Termination Date" (as defined therein) in respect of any Specified Derivatives Contract as a result of a "Termination Event" (as defined therein) as to which the Parent, the Borrower or any Significant Subsidiary is an "Affected Party" (as defined therein).

(e)           Voluntary Bankruptcy Proceeding.  The Borrower, the Parent, any Loan Party or any other Significant Subsidiary shall:  (i) commence a voluntary case under the Bankruptcy Code or other federal bankruptcy laws (as now or hereafter in effect); (ii) file a petition seeking to take advantage of any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; (iii) consent to, or fail to contest in a timely and appropriate manner, any petition filed against it in an involuntary case under such bankruptcy laws or other Applicable Laws or consent to any proceeding or action described in the immediately following subsection (f); (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (v) admit in writing its inability to pay its debts as they become due; (vi) make a general assignment for the benefit of creditors; (vii) make a conveyance fraudulent as to creditors under any Applicable Law; or (viii) take any corporate, partnership or similar action for the purpose of effecting any of the foregoing.

(f)           Involuntary Bankruptcy Proceeding.  A case or other proceeding shall be commenced against the Borrower, the Parent, any Loan Party or any Significant Subsidiary in any court of competent jurisdiction seeking:  (i) relief under the Bankruptcy Code or other federal bankruptcy laws (as now or hereafter in effect) or under any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Person, or of all or any substantial part of the assets, domestic or foreign, of such Person, and in the case of either clause (i) or (ii) such case or proceeding shall continue undismissed or unstayed for a period of ninety (90) consecutive calendar days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such Bankruptcy Code or such other federal bankruptcy laws) shall be entered.

(g)           Revocation of Loan Documents.  Any Loan Party or the Parent shall (or shall attempt to) disavow, revoke or terminate any Loan Document to which it is a party or the Fee Letter or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of any Loan Document or the Fee Letter.

(h)           Judgment.   A judgment or order for the payment of money shall be entered against the Borrower, any Loan Party, the Parent, or any Significant Subsidiary by any court or other tribunal and (i) such judgment or order shall continue for a period of sixty (60) days without being paid, stayed or dismissed through appropriate appellate proceedings and (ii) either (A) the amount for which insurance has not been acknowledged in writing by the applicable insurance carrier (or the amount as to which the insurer has denied liability) exceeds, individually or together with all other such judgments or orders entered against the Parent, the Loan Parties and Significant Subsidiaries, (x) $50,000,000, if such judgment(s) relates to Recourse Indebtedness, or (y) $100,000,000, if such judgment(s) relates to Non-Recourse Indebtedness, or (B) such judgment or order could reasonably be expected to have a Material Adverse Effect.

(i)           Attachment.  A warrant, writ of attachment, execution or similar process shall be issued against any property of the Borrower, the Parent, any Loan Party or any Significant Subsidiary, which exceeds, individually or together with all other such warrants, writs, executions and processes, (i) $50,000,000, if the same relates to Recourse Indebtedness, or (ii) $100,000,000 if the same relates to Non-Recourse Indebtedness, and, in either case, such warrant, writ, execution or process shall not be paid, discharged, vacated, stayed or bonded for a period of sixty (60) days; provided, however, that if a bond has been issued in favor of the claimant or other Person obtaining such warrant, writ, execution or process, the issuer of such bond shall execute a waiver or subordination agreement in form and substance satisfactory to the Administrative Agent pursuant to which the issuer of such bond subordinates its right of reimbursement, contribution or subrogation to the Obligations and waives or subordinates any Lien it may have on the assets of the Borrower, any Loan Party, any Significant Subsidiary or the Parent.

(j)           ERISA.  Any member of the ERISA Group or Management Company shall fail to pay when due an amount or amounts which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group or Management Company any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group or Management Company to incur withdrawal liability or a current payment obligation; and such failure, action, event or occurrence could reasonably be expected to have a Material Adverse Effect.

(k)           Loan Documents.  An Event of Default (as defined therein) shall occur under any of the other Loan Documents.

(l)           Change of Control/Change in Management.

(i)           Any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than thirty-five percent (35%) of the total voting power of the then outstanding voting stock of the Parent entitled to vote for the election of directors ("Parent Voting Stock"); provided, however, this clause shall not apply to any Parent Voting Stock acquired after the date hereof by a Person as a result of the conversion of limited partnership interests in the Borrower into Parent Voting Stock in accordance with Borrower's partnership agreement; provided further, however, this clause shall not apply to any Parent Voting Stock acquired after the date hereof by Borrower, the Principals, or any combination thereof, as a result of purchases of Parent Voting Stock by Borrower or the Principals or as a result of the conversion of limited partnership interests in the Borrower into Parent Voting Stock in accordance with Borrower's partnership agreement;

(ii)           during any twelve-month period (whether before or after the Agreement Date), individuals who at the beginning of such period were directors of the Parent shall cease for any reason (other than death or mental or physical disability) to constitute a majority of the board of directors of the Parent;

(iii)           Charles B. Lebovitz shall cease for any reason to be principally involved in the senior management of the Borrower, the Management Company and the Parent and (A) one hundred eighty (180) days following such cessation the Borrower, the Management Company and the Parent shall have failed to replace the resulting vacancy with an individual (or individuals) reasonably acceptable to the Requisite Lenders and (B) at least two of John N. Foy, Ben S. Landress, Stephen Lebovitz, and Michael Lebovitz shall not be principally involved in the senior management of the Borrower, the Management Company and the Parent;

(iv)           the Principals shall, at any time, cease to beneficially own, directly or indirectly, in the aggregate, at least five percent (5%) of the outstanding voting stock of the Parent or at least five percent (5%) of the outstanding operating units of the Borrower (such ownership percentages to be adjusted to reflect the effect of any division, reclassification, stock or equity dividend and any other similar dilutive events);

(v)           the Principals, the Parent or any combination thereof shall cease to beneficially own, directly or indirectly, in the aggregate, capital stock or securities of the Management Company representing more than fifty percent (50%) of the aggregate voting power of all classes of capital stock and securities of the Management Company entitled to vote for the election of directors; provided, however, the provisions of this clause shall no longer apply if the Management Company shall have merged with the Borrower or the Parent and the Borrower or the Parent is the surviving entity; or

(vi)           the general partner of the Borrower shall cease to be a Wholly Owned Subsidiary of the Parent.

(m)           Damage; Strike; Casualty.  Any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than thirty (30) consecutive days beyond the coverage period of any applicable business interruption insurance, the cessation or substantial curtailment of revenue producing activities of the Borrower or any other Loan Party taken as a whole and only if any such event or circumstance could reasonably be expected to have a Material Adverse Effect  on the Borrowing Base Properties taken as a whole.  Notwithstanding the foregoing, no Event of Default shall exist if within thirty (30) days of the occurrence of any such event or circumstance described in the preceding sentence, Borrower delivers to the Administrative Agent for prompt distribution to each Lender a written plan acceptable to all of the Lenders to eliminate such event or circumstance.  If such event or circumstance is not eliminated within ninety (90) days of the occurrence of such event or circumstance, an Event of Default shall be deemed to have occurred hereunder.

(n)           Subordinated Debt Documents.  The failure of the Parent or any Loan Party to comply with the terms of any intercreditor agreement or any subordination provisions of any note or other document running to the benefit of the Administrative Agent or Lenders, or if any such document becomes null and void or unenforceable against any lender holding the Subordinated Debt.

(o)           Security Documents.  Any provision of any Security Documents shall for any reason cease to be valid and binding on, enforceable against, the Parent or any Loan Party, or any Lien created under any Security Document ceases to be a valid and perfected first priority Lien in any of the Collateral purported to be covered thereby, other than as a result of the intentional act of the Administrative Agent.  Notwithstanding the foregoing, no Event of Default shall exist if such event, circumstance or failure described in the preceding sentence does not result from the intentional act of Borrower, Parent or another Loan Party and if within thirty (30) days of the occurrence of any such event, circumstance or failure, Borrower delivers to the Administrative Agent for prompt distribution to each Lender a written plan acceptable to all of the Lenders to cause the aggregate amount of the Revolving Loans to be equal to or less than the Maximum Loan Availability.  If Borrower does not cause the aggregate amount of the Revolving Loans to be less than the Maximum Loan Availability within ninety (90) days of the occurrence of such event, circumstance or failure, an Event of Default shall be deemed to have occurred hereunder.  The Borrowing Base Value of the Borrowing Base Property affected by any such event, circumstance or failure shall be excluded from the Borrowing Base until such event, circumstance or failure is corrected.

Section 11.2. Remedies Upon Event of Default.

Upon the occurrence of an Event of Default the following provisions shall apply:

(a)           Acceleration; Termination of Facilities.

(i)
Automatic.  Upon the occurrence of an Event of Default specified in Sections 11.1.(e) or 11.1.(f), (1)(A) the principal of, and all accrued interest on, the Loans and the Notes at the time outstanding, and (B) all of the other Obligations of the Borrower, including, but not limited to, the other amounts owed to the Lenders and the Administrative Agent under this Agreement, the Notes or any of the other Loan Documents shall become immediately and automatically due and payable by the Borrower without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by the Borrower, and (2) the Commitments and the obligation of the Lenders to make Loans hereunder shall all immediately and automatically terminate.

(ii)
Optional.  If any other Event of Default shall exist, the Administrative Agent may, and at the direction of the Requisite Lenders shall:  (1) declare (A) the principal of, and accrued interest on, the Loans and the Notes at the time outstanding, and (B) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders and the

Administrative Agent under this Agreement, the Notes or any of the other Loan Documents to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower, and (2) terminate the Commitments and the obligation of the Lenders to make Loans hereunder.

(b)           Loan Documents.  The Requisite Lenders may direct the Administrative Agent to, and the Administrative Agent if so directed shall, exercise any and all of its rights under any and all of the other Loan Documents.

(c)           Applicable Law.  The Requisite Lenders may direct the Administrative Agent to, and the Administrative Agent if so directed shall, exercise all other rights and remedies it may have under any Applicable Law.

(d)           Appointment of Receiver.  To the extent permitted by Applicable Law, the Administrative Agent and the Lenders shall be entitled to the appointment of a receiver for the Borrowing Base Properties, without notice of any kind whatsoever and without regard to the adequacy of any security for the Obligations or the solvency of any party bound for its payment, to take possession of all or any portion of the Borrowing Base Properties and/or the business operations of the Borrower, the Parent and their Subsidiaries related thereto and to exercise such power as the court shall confer upon such receiver.

(e)           Specified Derivatives Contract Remedies.  Notwithstanding any other provision of this Agreement or other Loan Document, each Specified Derivatives Provider shall have the right, with the prompt notice to the Administrative Agent, but without the approval or consent of or other action by the Administrative Agent or the Lenders, and without limitation of other remedies available to such Specified Derivatives Provider under contract or Applicable Law, to undertake any of the following:  (a) to declare an event of default, termination event or other similar event under any Specified Derivatives Contract and to create an "Early Termination Date" (as defined therein) in respect thereof, (b) to determine net termination amounts in respect of any and all Specified Derivatives Contracts in accordance with the terms thereof, and to set off amounts among such contracts, (c) to set off or proceed against deposit account balances, securities account balances and other property and amounts held by such Specified Derivatives Provider pursuant to any Derivatives Support Document, including any "Posted Collateral" (as defined in any credit support annex including in any such Derivatives Support Document to which such Specified Derivatives Provider may be a party), and (d) to prosecute any legal action against the Borrower, the Parent, any Loan Party or other Subsidiary to enforce or collect net amounts owing to such Specified Derivatives Provider pursuant to any Specified Derivatives Contract.

Section 11.3. Remedies Upon Default.

Upon the occurrence of a Default specified in Section 11.1.(f), the Commitments shall immediately and automatically terminate.

Section 11.4. Marshaling; Payments Set Aside.

None of the Administrative Agent, any Lender or any Specified Derivatives Provider shall be under any obligation to marshal any assets in favor of any Loan Party or any other party or against or in payment of any or all of the Obligations or the Specified Derivatives Obligations.  To the extent that any Loan Party makes a payment or payments to the Administrative Agent and/or any Lender and/or any Specified Derivatives Provider, or the Administrative Agent and/or any Lender and/or any Specified Derivatives Provider enforce their security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Obligations or Specified Derivatives Obligations, or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

Section 11.5. Allocation of Proceeds.

If an Event of Default exists and maturity of any of the Obligations has been accelerated or the Maturity Date has occurred, all payments received by the Administrative Agent under any of the Loan Documents, in respect of any principal of or interest on the Obligations or any other amounts payable by the Borrower, the Parent or any other Loan Party hereunder or thereunder, shall be applied in the following order and priority:

(a)           amounts due to the Administrative Agent and the Lenders in respect of expenses due under Section 13.2. until paid in full, and then Fees;

(b)           amounts due to the Administrative Agent and the Lenders in respect of Protective Advances;

(c)           payments of (i) interest on all Loans and (ii) Specified Derivatives Obligations (excluding payments of the Derivatives Termination Value) in respect of any Specified Derivatives Contract, in each case, to be applied for the ratable benefit of the Lenders or the applicable Specified Derivatives Providers, in such order as the Lenders or Specified Derivatives Providers, as the case may be, may determine in their sole discretion;

(d)           payments of (i) principal of all Loans, to be applied for the ratable benefit of the Lenders in such order as the Lenders may determine in their sole discretion and (ii) the Derivatives Termination Value in respect of all Specified Derivatives Contracts in which all Lenders (or their Affiliates) are Specified Derivatives Providers, to be applied for the ratable benefit of the Specified Derivatives Providers in such order as the Specified Derivatives Providers may determine in their sole discretion;

(e)           payments of the Derivatives Termination Value in respect of any and all Specified Derivatives Contracts in which less than all Lenders (or their Affiliates) are Specified Derivatives Providers, to be applied for the ratable benefit of the Specified Derivatives Providers in such order as the Specified Derivatives Providers may determine in their sole discretion;

(f)           Intentionally Omitted;

(g)           amounts due to the Administrative Agent and the Lenders pursuant to Sections 12.8. and 13.10.;

(h)           payments of all other amounts due under any of the Loan Documents and Specified Derivatives Contracts, if any, to be applied for the ratable benefit of the Lenders and the applicable Specified Derivatives Providers; and

(i)           any amount remaining after application as provided above, shall be paid to the Borrower or whoever else may be legally entitled thereto.

Section 11.6.  Intentionally Omitted.

Section 11.7. Performance by Administrative Agent.

If the Borrower shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, the Administrative Agent may, but shall not be obligated to, perform or attempt to perform such covenant, duty or agreement on behalf of the Borrower after the expiration of any cure or grace periods set forth herein.  In such event, the Borrower shall, at the request of the Administrative Agent, promptly pay any amount reasonably expended by the Administrative Agent in such performance or attempted performance to the Administrative Agent, together with interest thereon at the applicable Post-Default Rate from the date of such expenditure until paid.  Notwithstanding the foregoing, neither the Administrative Agent nor any Lender shall have any liability or responsibility whatsoever for the performance of any obligation of the Borrower under this Agreement or any other Loan Document.

Section 11.8. Rights Cumulative.

The rights and remedies of the Administrative Agent, the Lenders and the Specified Derivatives Providers under this Agreement, each of the other Loan Documents, the Fee Letter and Specified Derivatives Contracts shall be cumulative and not exclusive of any rights or remedies which any of them may otherwise have under Applicable Law.  In exercising their respective rights and remedies the Administrative Agent, the Lenders and the Specified Derivatives Providers may be selective and no failure or delay by the Administrative Agent, any of the Lenders or any of the Specified Derivatives Providers in exercising any right shall operate as a waiver of it, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.

Section 11.9. Curing Defaults Under Security Documents.

The Lenders agree that the Borrower may cure a Default occurring under Section 11.1.(b)(ii) relating to any Security Document by causing the Borrowing Base Property to which such Security Document relates to be released from the Liens of the applicable Security Document in accordance with the terms of Section 4.2.; provided, however, the provisions of this Section shall not apply (a) to a Default the circumstances giving rise to which constitute a Default or Event of Default under any other provision of Section 11.1. or (b) if, after giving effect to such release, the aggregate principal amount of all outstanding Revolving Loans would exceed the Borrowing Base.

Section 11.10. Permitted Deficiency.

(a)           Generally.  Notwithstanding anything to the contrary set forth herein, none of the following events shall constitute a Default or Event of Default, so long as the conditions of the immediately following subsection (b) are satisfied:

(i)           failure of the Borrower or any other Person owning a Borrowing Base Property to:

(A)           keep such Borrowing Base Property or any portion thereof in the condition required under Section 4.6 of the Security Deed applicable thereto;

(B)           to pay any Lien or other encumbrances on any portion of such Borrowing Base Property in the manner required under Section 4.5 of the Security Deed applicable thereto;

(C)           to comply with requirements of Applicable Law applicable to any portion of such Borrowing Base Property as required under Section 3.9 of the Security Deed applicable thereto;

(D)           to prevent alterations to such Borrowing Base Property as required under Section 10.13. of this Agreement;

(E)           to replace "Fixtures" or "Personalty" required under, and as such terms are defined in, Section 5.3 of the Security Deed applicable thereto; or

(F)           to deposit with the Administrative Agent any "Casualty Completion Deposit" or "Escrowed Sums" required under, and as such terms are defined in, the Security Deed applicable thereto; or

(ii)           the existence of any non-consensual Lien on any of the Collateral not permitted by Section 8.6. of this Agreement or by the applicable terms of the Security Documents.

If the section numbering of a Security Deed differs from the section numbering of the form of Security Deed attached hereto as Exhibit K, the references above to specific sections of a Security Deed shall be deemed to refer to the section in such Security Deed which most closely corresponds to the text of the referenced section of the form of Security Deed attached hereto.

(b)           The effectiveness of the immediately preceding subsection is subject to satisfaction of all of the following conditions:

(i)           the sum of the following amounts (such amounts being the "Permitted Deficiency") does not exceed $10,000,000:

(A)           the cost of correcting all failures described in the immediately preceding subsection (a)(i), as determined by Administrative Agent in its reasonable discretion;

(B)           the amount secured by Liens described in immediately preceding subsection (a)(ii); and

(C)           the aggregate amount of unpaid "Casualty Completion Deposit" and "Escrowed Sums" required under, and as such terms are defined in, the Security Deeds applicable thereto.

(ii)           None of the circumstances giving rise to the Permitted Deficiency would otherwise constitute a Default or Event of Default but for the application of this Section; and

(iii)           The Borrower is taking steps to eliminate the circumstances giving rise to the Permitted Deficiency in a diligent manner, and in all events eliminates (or bonds off to the reasonable satisfaction of the Administrative Agent) each such circumstances prior to the earlier of (A) sixty (60) days after receipt of notice of the existence of such circumstances from the Administrative Agent, or (B) the date which is five (5) days prior to the date on which any effected Borrowing Base Property to which any such circumstance relates could be sold for non-payment.

Article XII. The Administrative Agent

Section 12.1. Appointment and Authorization.

Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to take such action as contractual representative on such Lender's behalf and to exercise such powers under this Agreement and the other Loan Documents as are specifically delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Not in limitation of the foregoing, each Lender authorizes and directs the Administrative Agent to enter into the Loan Documents for the benefit of the Lenders.  Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Requisite Lenders in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.  Nothing herein shall be construed to deem the Administrative Agent a trustee or fiduciary for any Lender or to impose on the Administrative Agent duties or obligations other than those expressly provided for herein.  Without limiting the generality of the foregoing, the use of the terms "Agent", "Administrative Agent", "agent" and similar terms in the Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law.  Instead, use of such terms is merely a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.  The Administrative Agent shall deliver to each Lender, promptly upon receipt thereof by the Administrative Agent, copies of each of the financial statements, certificates, notices and other documents delivered to the Administrative Agent pursuant to Article IX. that the Borrower is not otherwise required to deliver directly to the Lenders.  The Administrative Agent will furnish to any Lender, upon the request of such Lender, a copy (or, where appropriate, an original) of any document, instrument, agreement, certificate or notice furnished to the Administrative Agent by the Parent, the Borrower, any Loan Party or any other Affiliate of the Borrower, pursuant to this Agreement or any other Loan Document not already delivered to such Lender pursuant to the terms of this Agreement or any such other Loan Document.  As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of any of the Obligations), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders (or all of the Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the Obligations; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or any other Loan Document or Applicable Law.  Not in limitation of the foregoing, the Administrative Agent may exercise any right or remedy it or the Lenders may have under any Loan Document upon the occurrence of a Default or an Event of Default unless the Requisite Lenders have directed the Administrative Agent otherwise.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Requisite Lenders, or where applicable, all the Lenders.

Section 12.2. Wells Fargo as Lender.

Wells Fargo, as a Lender or as a Specified Derivatives Provider, as the case may be, shall have the same rights and powers under this Agreement and any other Loan Document and under any Specified Derivatives Contract, as the case may be, as any other Lender or Specified Derivatives Provider and may exercise the same as though it were not the Administrative Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include Wells Fargo in each case in its individual capacity.

Wells Fargo and its affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with the Borrower, any other Loan Party, the Parent or any other affiliate thereof as if it were any other bank and without any duty to account therefor to other Lenders or any other Specified Derivatives Providers.  Further, the Administrative Agent and any affiliate may accept fees and other consideration from the Borrower for services in connection with this Agreement or any Specified Derivatives Contract, or otherwise without having to account for the same to the other Lenders or any other Specified Derivatives Providers.  The Lenders acknowledge that, pursuant to such activities, Wells Fargo or its affiliates may receive information regarding the Parent, the Borrower, other Loan Parties, other Subsidiaries and other Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.

Section 12.3. Collateral Matters; Protective Advances.

(a)           Each Lender hereby authorizes the Administrative Agent, without the necessity of any notice to or further consent from any Lender, while no Event of Default exists, to take any action with respect to any Collateral or Loan Documents which may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to any of the Loan Documents.

(b)           The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Collateral (i) upon termination of the Commitments and indefeasible payment and satisfaction in full of all of the Obligations and Specified Derivatives Obligations; (ii) as expressly permitted by, but only in accordance with, the terms of the applicable Loan Document including, without limitation, pursuant to Section 4.2.; and (iii) if approved, authorized or ratified in writing by the Requisite Lenders (or such greater number of Lenders as this Agreement or any other Loan Document may expressly provide).  Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent's authority to release particular types or items of Collateral pursuant to this Section.

(c)           Upon any sale and transfer of Collateral which is expressly permitted pursuant to the terms of this Agreement, and upon at least five (5) Business Days' prior written request by the Borrower, the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Administrative Agent for its benefit and the benefit of the Lenders and the Specified Derivatives Providers herein or pursuant hereto upon the Collateral that was sold or transferred; provided, however, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent's opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Obligations or Specified Derivatives Obligations or any Liens upon (or obligations of the Parent, the Borrower or any other Loan Party in respect of) all interests retained by the Parent, the Borrower or any other Loan Party, including (without limitation) the proceeds of such sale or transfer, all of which shall continue to constitute part of the Collateral.  In the event of any sale or transfer of Collateral, or any foreclosure with respect to any of the Collateral, the Administrative Agent shall be authorized to deduct all of the expenses reasonably incurred by the Administrative Agent from the proceeds of any such sale, transfer or foreclosure.

(d)           The Administrative Agent shall have no obligation whatsoever to the Lenders or the Specified Derivatives Providers or to any other Person to assure that the Collateral exists or is owned by the Borrower, any other Loan Party or any other Subsidiary or is cared for, protected or insured or that the Liens granted to the Administrative Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Administrative Agent in this Section or in any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Administrative Agent may act in any manner it may deem appropriate, in its sole discretion, and that the Administrative Agent shall have no duty or liability whatsoever to the Lenders, except to the extent resulting from its gross negligence or willful misconduct.

(e)           The Administrative Agent may make, and shall be reimbursed by the Lenders (in accordance with their Pro Rata Shares) to the extent not reimbursed by the Borrower for, Protective Advances during any one calendar year with respect to each Property that is Collateral up to the sum of (i) amounts expended to pay real estate taxes, assessments and governmental charges or levies imposed upon such Property; (ii) amounts expended to pay insurance premiums for policies of insurance related to such Property; and (iii) $500,000.  Protective Advances in excess of said sum during any calendar year for any Property that is Collateral shall require the consent of the Requisite Lenders.  The Borrower agrees to pay on demand all Protective Advances.

(f)           By their acceptance of the benefits of the Security Documents, each Lender that is at any time itself a Specified Derivatives Provider, or having an Affiliate that is a Specified Derivatives Provider, hereby, for itself, and on behalf of any such Affiliate, in its capacity as a Specified Derivatives Provider, irrevocably appoints and authorizes the Administrative Agent as its collateral agent, to take such action as contractual representative on such Specified Derivative's Provider's behalf and to exercise such powers under the Security Documents as are specifically delegated to the Administrative Agent by the terms of this Section 12.3., Section 12.4. and any Security Document, together with such powers as are reasonably incidental thereto; provided, that this subsection (f) shall not affect any of the terms of a Specified Derivatives Contract or restrict a Specified Derivatives Provider from taking any action permitted by a Specified Derivatives Contract.  For the avoidance of doubt, all references in this Section 12.3. to "Lender" or "Lenders" shall be deemed to include each Lender (and Affiliate thereof) in its capacity as a Specified Derivatives Provider.

Section 12.4. Post-Foreclosure Plans.

If all or any portion of the Collateral is acquired by the Administrative Agent or a nominee, affiliate or Subsidiary of the Administrative Agent as a result of a foreclosure or the acceptance of a deed or assignment in lieu of foreclosure, or is retained in satisfaction of all or any part of the Obligations and/or Specified Derivatives Obligations, the title to any such Collateral, or any portion thereof, shall be held in the name of the Administrative Agent or a nominee, affiliate or Subsidiary of the Administrative Agent, as administrative agent, for the ratable benefit of all Lenders and the Specified Derivatives Providers.  The Administrative Agent shall prepare a recommended course of action for such Collateral (a "Post-Foreclosure Plan"), which shall be subject to the approval of the Requisite Lenders.  In accordance with the approved Post-Foreclosure Plan, the Administrative Agent shall manage, operate, repair, administer, complete, construct, restore or otherwise deal with the Collateral acquired, and shall administer all transactions relating thereto, including, without limitation, employing a management agent, leasing agent and other agents, contractors and employees, including agents for the sale of such Collateral, and the collecting of rents and other sums from such Collateral and paying the expenses of such Collateral.  Actions taken by the Administrative Agent with respect to the Collateral, which are not specifically provided for in the approved Post-Foreclosure Plan or reasonably incidental thereto, shall require the written consent of the Requisite Lenders by way of supplement to such Post-Foreclosure Plan.  Upon demand therefor from time to time, each Lender will contribute its share (based on its Pro Rata Share) of all reasonable costs and expenses incurred by the Administrative Agent pursuant to the approved Post-Foreclosure Plan in connection with the construction, operation, management, maintenance, leasing and sale of such Collateral.  In addition, the Administrative Agent shall render or cause to be rendered to each Lender and each Specified Derivatives Provider, on a monthly basis, an income and expense statement for such Collateral, and each Lender shall promptly contribute its Pro Rata Share of any operating loss for such Collateral, and such other expenses and operating reserves as the Administrative Agent shall deem reasonably necessary pursuant to and in accordance with the approved Post-Foreclosure Plan.  To the extent there is Net Operating Income from such Collateral, the Administrative Agent shall, in accordance with the approved Post-Foreclosure Plan, determine the amount and timing of distributions to the Lenders and the Specified Derivatives Providers.  All such distributions shall be made to the Lenders in accordance with their respective Pro Rata Shares.  The Lenders and the Specified Derivatives Providers acknowledge and agree that if title to any Collateral is obtained by the Administrative Agent or its nominee, such Collateral will not be held as a permanent investment but will be liquidated and the proceeds of such liquidation will be distributed in accordance with Section 11.5. as soon as practicable.  The Administrative Agent shall undertake to sell such Collateral, at such price and upon such terms and conditions as the Requisite Lenders reasonably shall determine to be most advantageous to the Lenders and the Specified Derivatives Providers.  Any purchase money mortgage or deed of trust taken in connection with the disposition of such Collateral in accordance with the immediately preceding sentence shall name the Administrative Agent, as administrative agent for the Lenders, as the beneficiary or mortgagee.  In such case, the Administrative Agent and the Lenders shall enter into an agreement with respect to such purchase money mortgage or deed of trust defining the rights of the Lenders in the same Pro Rata Shares as provided hereunder, which agreement shall be in all material respects similar to this Article insofar as the same is appropriate or applicable.

Section 12.5. Approvals of Lenders.

All communications from the Administrative Agent to any Lender requesting such Lender's determination, consent, approval or disapproval (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, approval, consent or disapproval is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved, (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials provided to the Administrative Agent by the Borrower in respect of the matter or issue to be resolved, and (d) shall include the Administrative Agent's recommended course of action or determination in respect thereof.  Unless a Lender shall give written notice to the Administrative Agent that it specifically objects to the recommendation or determination of the Administrative Agent (together with a reasonable written explanation of the reasons behind such objection) within ten (10) Business Days (or such lesser or greater period as may be specifically required under the express terms of the Loan Documents) of receipt of such communication, such Lender shall be deemed to have conclusively approved of or consented to such recommendation or determination.

Section 12.6. Notice of Events of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default (excepting only a Default or Event of Default under Section 11.1(a)) unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing with reasonable specificity such Default or Event of Default and stating that such notice is a "notice of default."  If any Lender (excluding the Lender which is also serving as the Administrative Agent) becomes aware of any Default or Event of Default, it shall promptly send to the Administrative Agent such a "notice of default".  Further, if the Administrative Agent receives such a "notice of default," the Administrative Agent shall give prompt notice thereof to the Lenders.

Section 12.7. Administrative Agent's Reliance.

        Notwithstanding any other provisions of this Agreement or any other Loan Documents, neither the Administrative Agent nor any of its directors, officers, agents, employees or counsel shall be liable for any action taken or not taken by it under or in connection with this Agreement or any other Loan Document, except for its or their own gross negligence or willful misconduct in connection with its duties expressly set forth herein or therein.  Without limiting the generality of the foregoing, the Administrative Agent: may consult with legal counsel (including its own counsel or counsel for the Borrower, any other Loan Party or the Parent), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts.  Neither the Administrative Agent nor any of its directors, officers, agents, employees or counsel: (a) makes any warranty or representation to any Lender or any other Person and shall be responsible to any Lender or any other Person for any statement, warranty or representation made or deemed made by the Borrower, any other Loan Party, the Parent or any other Person in or in connection with this Agreement or any other Loan Document; (b) shall have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of the Borrower or other Persons or inspect the property, books or records of the Borrower or any other Person; (c) shall be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto or any Collateral covered thereby or the perfection or priority of any Lien in favor of the Administrative Agent on behalf of the Lenders and the Specified Derivatives Providers in any such Collateral; (d) shall have any liability in respect of any recitals, statements, certifications, representations or warranties contained in any of the Loan Documents or any other document, instrument, agreement, certificate or statement delivered in connection therewith; and (e) shall incur any liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone, telecopy or electronic mail) believed by it to be genuine and signed, sent or given by the proper party or parties.  The Administrative Agent may execute any of its duties under the Loan Documents by or through agents, employees or attorneys-in-fact and shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

Section 12.8. Indemnification of Administrative Agent.

Regardless of whether the transactions contemplated by this Agreement and the other Loan Documents are consummated, each Lender agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) pro rata in accordance with such Lender's respective Pro Rata Share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Administrative Agent (in its capacity as Administrative Agent but not as a "Lender") in any way relating to or arising out of the Loan Documents, any transaction contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under the Loan Documents (collectively, "Indemnifiable Amounts"); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from the Administrative Agent's gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment; provided, however, that no action taken in accordance with the directions of the Requisite Lenders (or all of the Lenders, if expressly required hereunder) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section.  Without limiting the generality of the foregoing, each Lender agrees to reimburse the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) promptly upon demand for its ratable share of any expenses (including the reasonable fees and expenses of outside counsel to the Administrative Agent but excluding the allocated costs, fees and expenses of the Administrative Agent's in-house counsel and legal staff and any expenses incurred by the Administrative Agent in connection with its review of any Appraisal or environmental, structural or engineering report) reasonably incurred by the Administrative Agent in connection with the preparation, negotiation, execution, administration, or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, any suit or action brought by the Administrative Agent to enforce the terms of the Loan Documents and/or collect any Obligations, any "lender liability" suit or claim brought against the Administrative Agent and/or the Lenders, and any claim or suit brought against the Administrative Agent and/or the Lenders arising under any Environmental Laws.  Such expenses (including counsel fees) shall be advanced by the Lenders on the request of the Administrative Agent notwithstanding any claim or assertion that the Administrative Agent is not entitled to indemnification hereunder upon receipt of an undertaking by the Administrative Agent that the Administrative Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that the Administrative Agent is not so entitled to indemnification.  The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder or under the other Loan Documents and the termination of this Agreement.  If the Borrower shall reimburse the Administrative Agent for any Indemnifiable Amount following payment by any Lender to the Administrative Agent in respect of such Indemnifiable Amount pursuant to this Section, the Administrative Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.

Section 12.9. Lender Credit Decision, Etc.

Each of the Lenders expressly acknowledges and agrees that neither the Administrative Agent nor any of its officers, directors, employees, agents, counsel, attorneys-in-fact or other affiliates has made any representations or warranties to such Lender and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Parent, the Borrower, any other Loan Party or any other Subsidiary or Affiliate, shall be deemed to constitute any such representation or warranty by the Administrative Agent to any Lender.  Each of the Lenders acknowledges that it has, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent, or any of their respective officers, directors, employees, agents or counsel, and based on the financial statements of the Parent, the Borrower, the other Loan Parties, the other Subsidiaries and other Affiliates, and inquiries of such Persons, its independent due diligence of the business and affairs of the Parent, the Borrower, the other Loan Parties, the other Subsidiaries and other Persons, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate, made its own credit and legal analysis and decision to enter into this Agreement and the transactions contemplated hereby.  Each of the Lenders also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent or any of their respective officers, directors, employees and agents, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents.  The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Parent, the Borrower or any other Loan Party of the Loan Documents or any other document referred to or provided for therein or to inspect the properties or books of, or make any other investigation of, the Parent, the Borrower, any other Loan Party or any other Subsidiary.  Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent under this Agreement or any of the other Loan Documents, the Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Parent, the Borrower, any other Loan Party or any other Affiliate thereof which may come into possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or other Affiliates.  Each of the Lenders acknowledges that the Administrative Agent's legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Administrative Agent and is not acting as counsel to any Lender.

Section 12.10. Successor Administrative Agent.

The Administrative Agent may resign at any time as Administrative Agent under the Loan Documents by giving written notice thereof to the Lenders and the Borrower.  In the event of a material breach of its duties hereunder, the Administrative Agent may be removed as Administrative Agent under the Loan Documents at any time by all of the Lenders (other than the Lender then acting as Administrative Agent) and the Borrower upon 30-day's prior notice.  Upon any such resignation or removal, the Requisite Lenders (which, in the case of the removal of the Administrative Agent as provided in the immediately preceding sentence, shall be determined without regard to the Commitment of the Lender then acting as Administrative Agent) shall have the right to appoint a successor Administrative Agent which appointment shall, provided no Default or Event of Default exists, be subject to the Borrower's approval, which approval shall not be unreasonably withheld or delayed (except that the Borrower shall, in all events, be deemed to have approved each Lender and any of its affiliates as a successor Administrative Agent).  If no successor Administrative Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within thirty (30) days after the current Administrative Agent's giving of notice of resignation or the Lender's removal of the current Administrative Agent, then the current Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be an Eligible Assignee.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the current Administrative Agent, and the current Administrative Agent shall be discharged from its duties and obligations under the Loan Documents.  After any Administrative Agent's resignation or removal hereunder as Administrative Agent, the provisions of this Article XII. shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents.  Notwithstanding anything contained herein to the contrary, the Administrative Agent may assign its rights and duties under the Loan Documents to any of its affiliates by giving the Borrower and each Lender prior written notice.

Section 12.11. Titled Agents.

Each Documentation Agent, the Syndication Agent and each Co-Lead Arranger (each a "Titled Agent") in each such respective capacity, assumes no responsibility or obligation hereunder, including, without limitation, for servicing, enforcement or collection of any of the Loans, nor any duties as an agent hereunder for the Lenders.  The titles given to the Titled Agents are solely honorific and imply no fiduciary responsibility on the part of the Titled Agents to the Administrative Agent, any Lender, the Parent, the Borrower or any other Loan Party and the use of such titles does not impose on the Titled Agents any duties or obligations greater than those of any other Lender or entitle the Titled Agents to any rights other than those to which any other Lender is entitled.

Article XIII. Miscellaneous

Section 13.1. Notices.

Unless otherwise provided herein (including without limitation as provided in Section 9.5.), communications provided for hereunder shall be in writing and shall be mailed, telecopied, or delivered as follows:

If to the Borrower:

CBL & Associates Limited Partnership
c/o CBL & Associates Properties, Inc.
2030 Hamilton Place Blvd., Suite 500
Chattanooga, Tennessee 37421-6000
Attention:  Chief Financial Officer
Telecopy Number:                                (423) 490-8390
Telephone Number:                                (423) 855-0001

with an informational copy to:

CBL & Associates Limited Partnership
c/o CBL & Associates Properties, Inc.
2030 Hamilton Place Blvd., Suite 500
Chattanooga, Tennessee 37421-6000
Attention:  Finance Counsel
Telecopy Number:                                (423) 490-8390
Telephone Number:                                (423) 855-0001

If to the Administrative Agent:

Wells Fargo Bank, National Association
2859 Paces Ferry Road
Suite 1200
Atlanta, Georgia  30339
Attn:  Loan Administration
Telecopier:                      (770) 435-2262
Telephone:                      (770) 435-3800

If to any other Lender:

To such Lender's address or telecopy number as set forth on Schedule 13.1 attached hereto or, as to each party at such other address as shall be designated by such party in a written notice to the other parties delivered in compliance with this Section; provided, a Lender shall only be required to give notice of any such other address to the Administrative Agent and the Borrower.  All such notices and other communications shall be effective (i) if mailed, upon the first to occur of receipt or the expiration of three (3) days after the deposit in the United States Postal Service mail, postage prepaid and addressed to the address of the Borrower or the Administrative Agent and Lenders at the addresses specified; (ii) if telecopied, upon confirmation of transmission; (iii) if hand delivered, when delivered; or (iv) if delivered in accordance with Section 9.5. to the extent applicable; provided, however, that, in the case of the immediately preceding clauses (i), (ii) and (iii), non-receipt of any communication as of the result of any change of address of which the sending party was not notified or as the result of a refusal to accept delivery shall be deemed receipt of such communication.  Notwithstanding the immediately preceding sentence, all notices or communications to the Administrative Agent or any Lender under Articles II.  and IV. shall be effective only when actually received.  None of the Administrative Agent or any Lender shall incur any liability to the Parent, the Borrower or any Loan Party (nor shall the Administrative Agent incur any liability to the Lenders) for acting upon any telephonic notice referred to in this Agreement which the Administrative Agent or such Lender, as the case may be, believes in good faith to have been given by a Person authorized to deliver such notice or for otherwise acting in good faith hereunder.  In addition to the Administrative Agent's Lending Office, the Borrower shall send copies of the notices described in Article II. to the following address of the Administrative Agent:

Wells Fargo Bank, National Association
Minneapolis Loan Center
733 Marquette Avenue, 10th Floor
Minneapolis, Minnesota 55402
Attention: David Deangelis
Telecopy Number:                                (612) 667-4773
Telephone Number:                                (800) 211-3362

Section 13.2. Expenses.

The Borrower agrees (a) to pay or reimburse the Administrative Agent for all of its reasonable costs and expenses incurred in connection with the preparation, negotiation and execution of, and any amendment, supplement or modification to, any of the Loan Documents (including due diligence expense and reasonable travel expenses related to closing), and the consummation of the transactions contemplated thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent and all third-party costs and expenses incurred by the Administrative Agent in connection with the review of Properties for inclusion in calculations of the Borrowing Base and the Administrative Agent's other activities under Article IV., including the cost of all Appraisals (except for Appraisals ordered under Section 4.3.(b)(ii), 4.3.(b)(iii) or Section 4.3.(d)), structural, environmental and engineering reports, title insurance and the reasonable fees and disbursements of counsel to the Administrative Agent relating to all such activities, ; provided the Borrower shall not be required to pay or reimburse the Administrative Agent for expenses incurred by the Administrative Agent in connection with its review of any such Appraisal or any environmental, structural or engineering report, (b) intentionally omitted, (c) to pay or reimburse the Administrative Agent and the Lenders for all their reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under the Loan Documents and the Fee Letter, including the reasonable fees and disbursements of counsel retained by the Administrative Agent and of one law firm retained by the Lenders (including the allocated fees and expenses of in-house counsel) and any payments in indemnification or otherwise payable by the Lenders to the Administrative Agent pursuant to the Loan Documents, (d) to pay, and indemnify and hold harmless the Administrative Agent and the Lenders from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any failure to pay or delay in paying, documentary, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of any of the Loan Documents, or consummation of any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Loan Document and (e) to the extent not already covered by any of the preceding subsections, to pay the reasonable fees and disbursements of counsel to the Administrative Agent and any Lender incurred in connection with the representation of the Administrative Agent or such Lender in any matter relating to or arising out of any bankruptcy or other proceeding of the type described in Sections 11.1.(e) or 11.1.(f), including, without limitation (i) any motion for relief from any stay or similar order, (ii) the negotiation, preparation, execution and delivery of any document relating to the Obligations and (iii) the negotiation and preparation of any debtor-in-possession financing or any plan of reorganization of the Parent, the Borrower or any other Loan Party, whether proposed by the Parent, the Borrower, such Loan Party, the Lenders or any other Person, and whether such fees and expenses are incurred prior to, during or after the commencement of such proceeding or the confirmation or conclusion of any such proceeding.

Section 13.3. Stamp, Intangible and Recording Taxes.

The Borrower will pay any and all stamp, excise, intangible, registration, recordation and similar taxes, fees or charges and shall indemnify the Administrative Agent and each Lender against any and all liabilities with respect to or resulting from any delay in the payment or omission to pay any such taxes, fees or charges, which may be payable or determined to be payable in connection with the execution, delivery, recording, performance or enforcement of this Agreement, the Notes and any of the other Loan Documents, the amendment, supplement, modification or waiver of or consent under this Agreement, the Notes or any of the other Loan Documents or the perfection of any rights or Liens under this Agreement, the Notes or any of the other Loan Documents.

Section 13.4. Setoff.

Each Lender hereby waives any right of set-off against the Obligations it has with respect to any deposit account of the Borrower or any other Loan Party maintained with such Lender or any other account or property of the Borrower or any other Loan Party held by such Lender other than the Collateral; provided however, that this waiver is not intended, and shall not be deemed, to waive any right of set-off (a) any Lender has with respect to any account required to be maintained pursuant to this Agreement or any other Loan Document or (b) arising other than pursuant to this Agreement, the Security Documents or the other Loan Documents.

Section 13.5.  Litigation; Jurisdiction; Other Matters; Waivers.

(a)           EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG THE BORROWER, THE PARENT, THE ADMINISTRATIVE AGENT OR ANY OF THE LENDERS WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES.  ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LENDERS, THE ADMINISTRATIVE AGENT, THE BORROWER AND THE PARENT HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS AGREEMENT, THE NOTES, OR ANY OTHER LOAN DOCUMENT OR THE FEE LETTER OR IN CONNECTION WITH ANY COLLATERAL OR ANY LIEN OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG THE BORROWER, THE PARENT, THE ADMINISTRATIVE AGENT OR ANY OF THE LENDERS OF ANY KIND OR NATURE.

(b)           EACH OF THE BORROWER, THE PARENT, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY AGREES THAT THE FEDERAL DISTRICT COURT OF THE NORTHERN DISTRICT OF GEORGIA OR, AT THE OPTION OF THE ADMINISTRATIVE AGENT, ANY STATE COURT LOCATED IN FULTON COUNTY, GEORGIA SHALL HAVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN OR AMONG THE BORROWER, THE PARENT, THE ADMINISTRATIVE AGENT OR ANY OF THE LENDERS, PERTAINING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT, THE LOANS, THE NOTES OR ANY OTHER LOAN DOCUMENT OR THE FEE LETTER OR TO ANY MATTER ARISING HEREFROM OR THEREFROM OR THE COLLATERAL.  THE BORROWER, THE PARENT AND EACH OF THE LENDERS EXPRESSLY SUBMIT AND CONSENT IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED IN SUCH COURTS.  EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME.  THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE ADMINISTRATIVE AGENT OR ANY LENDER OR THE ENFORCEMENT BY THE ADMINISTRATIVE AGENT OR ANY LENDER OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.

(c)           THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS AND THE TERMINATION OF THIS AGREEMENT.

Section 13.6. Successors and Assigns.

(a)           Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of is rights under this Agreement without the prior written consent of all the Lenders (and any such assignment or transfer to which all of the Lenders have not consented shall be void).

(b)           Participations.  Any Lender may at any time grant to an affiliate of such Lender, or one or more banks or other financial institutions (each a "Participant") participating interests in its Commitments or the Obligations owing to such Lender.  Except as otherwise provided in Section 13.4. or as otherwise expressly stated herein, no Participant shall have any rights or benefits under this Agreement or any other Loan Document.  In the event of any such grant by a Lender of a participating interest to a Participant, such Lender shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement.  Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided, however, such Lender may agree with the Participant that it will not, without the consent of the Participant, agree to (i) increase such Lender's Commitment, (ii) extend the date fixed for the payment of principal on the Loans or portions thereof owing to such Lender, or (iii) reduce the rate at which interest is payable thereon.  An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b).

(c)           Assignments.  Any Lender may with the prior written consent of the Administrative Agent and the Borrower (which consent in each case, shall not be unreasonably withheld) at any time assign to one or more Eligible Assignees (each an "Assignee") all or a portion of its rights and obligations under this Agreement and the Notes; provided, however, (i) no such consent by the Borrower shall be required (x) if a Default or Event of Default shall exist or (y) in the case of an assignment to another Lender or an affiliate of another Lender; (ii) no such consent by the Administrative Agent shall be required in the case of an assignment to another Lender; (iii) any partial assignment shall be in an amount at least equal to $10,000,000 and after giving effect to such assignment the assigning Lender retains a Commitment, or if the Commitments have been terminated, holds Notes having an aggregate outstanding principal balance, of at least $10,000,000, (iv) if the assigning Lender (or its Affiliate) is a Specified Derivatives Provider and if after giving effect to such assignment such Lender will hold no further Loans or Commitments under this Agreement, such Lender shall undertake such assignment only contemporaneously with an assignment by such Lender (or its Affiliate, as the case may be) of all of its Specified Derivatives Contracts to the Assignee or another Lender (or Affiliate thereof), (v) each such assignment shall be effected by means of an Assignment and Assumption Agreement, and (vi) so long as the Commitments remain in effect, after giving effect to any such assignment by the Lender then acting as the Administrative Agent, the Lender then acting as Administrative Agent shall retain a Commitment greater than or equal to the Commitment of each other Lender as of the Effective Date unless the Requisite Lenders consent otherwise (which consent shall not be unreasonably withheld or delayed).  Upon execution and delivery of such instrument and payment by such Assignee to such transferor Lender of an amount equal to the purchase price agreed between such transferor Lender and such Assignee, such Assignee shall be deemed to be a Lender party to this Agreement and shall have all the rights and obligations of a Lender with a Revolving Commitment and/or Loans, as the case may be, as set forth in such Assignment and Assumption Agreement, and the transferor Lender shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required.  Upon the consummation of any assignment pursuant to this subsection (c), the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so the new Notes are issued to the Assignee and such transferor Lender, as appropriate, and shall update Schedule I attached hereto.  In connection with any such assignment, the transferor Lender shall pay to the Administrative Agent an administrative fee for processing such assignment in the amount of $4,500.00.  Anything in this Section to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan held by it hereunder to the Borrower, or any of its respective affiliates or Subsidiaries.

(d)           Federal Reserve Bank Assignments.  In addition to the assignments and participations permitted under the foregoing provisions of this Section, and without the need to comply with any of the formal or procedural requirements of this Section, any Lender may at any time and from time to time, pledge and assign all or any portion of its rights under all or any of the Loan Documents to a Federal Reserve Bank; provided that no such pledge of assignment shall release such Lender from its obligations thereunder.  No such pledge or assignment shall release the assigning Lender from its obligations hereunder.

(e)           Information to Assignee, Etc.  A Lender may furnish any information concerning the Borrower, any Subsidiary or any other Loan Party in the possession of such Lender from time to time to Assignees and Participants (including prospective Assignees and Participants).

Section 13.7. Amendments and Waivers.

(a)           Generally.  Except as otherwise expressly provided in this Agreement, (i) any consent or approval required or permitted by this Agreement or in any Loan Document to be given by the Lenders may be given, (ii) any term of this Agreement or of any other Loan Document (other than any fee letter solely between Borrower and the Administrative Agent) may be amended, (iii) the performance or observance by the Borrower or any other Loan Party of any terms of this Agreement or such other Loan Document (other than any fee letter solely between Borrower and the Administrative Agent) may be waived, and (iv) the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Requisite Lenders (or the Administrative Agent at the written direction of the Requisite Lenders), and, in the case of an amendment to any Loan Document, the written consent of each Loan Party which is party thereto.  Notwithstanding the previous sentence, the Administrative Agent, shall be authorized on behalf of all the Lenders, without the necessity of any notice to, or further consent from, any Lender, to waive the imposition of the late fees provided in Section 2.7.

(b)           Certain Requisite Lender Consents.  Notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing, and signed by the Requisite Lenders (which must include the Lender then acting as Administrative Agent, so long as (x) it is not then a Defaulting Lender, and (y) with respect to an amendment to Section 10.1., Administrative Agent's Pro Rata Share is then equal to or greater than ten percent (10%)), do any of the following:

(i)           amend Section 8.12, 8.13 or 10.1. or waive any Default or Event of Default occurring under Section 11.1. (excepting Section 11.1(a), the waiver of which requires unanimous consent of the Lenders) resulting from a violation of such Sections; or

(ii)           modify the definitions of the terms "EBITDA", "Fixed Charges", "Funds from Operations", "Gross Asset Value", "Indebtedness", "Interest Expense", "Maximum Loan Availability", "Tangible Net Worth", "Total Liabilities" (or the definitions used in such definitions or the percentages or rates used in the calculation thereof).

(c)           Supermajority Consent.  Notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing and signed by the Supermajority Leaders (which must include the Lender then acting as Administrative Agent, so long as it is not then a Defaulting Lender), do any of the following:

(i)           amend Sections 11.1(l)(i), 11.1(l)(ii) or 11.1(l)(vi); or

(ii)           release or dispose of any collateral unless released or disposed of as permitted by, and in accordance with, Section 12.3 or Section 4.2.; or

(iii)           modify the definitions of the terms "Borrowing Base" or "Permanent Loan Estimate" (or the definitions used in such definitions or the percentages or rates used in the calculation thereof).

(d)           Unanimous Consent.  Notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing, and signed by all of the Lenders directly affected thereby (or the Administrative Agent at the written direction of the Lenders), do any of the following:

(i)           increase the Commitments of the Lenders (excluding any increase as a result of an assignment of Commitments permitted under Section 13.6.) or subject the Lenders to any additional obligations (the parties acknowledging and agreeing that any increase in Commitments which causes the sum of all the Commitments to exceed $560,000,000.00 shall be conclusively deemed to affect all Lenders);

(ii)           reduce the principal of, or interest rates that have accrued or that will be charged on the outstanding principal amount of, any Loans or other Obligations;

(iii)           reduce the amount of any Fees payable to the Lenders hereunder ; provided, however, the Administrative Agent shall be authorized on behalf of all Lenders, without the necessity of any notice to, or further consent from, any Lender, to waive the imposition of the late fees provided in Section 2.7., up to a maximum of three (3) times per calendar year;

(iv)           postpone any date fixed for any payment of principal of, or interest on, any Loans or for the payment of Fees or any other Obligations beyond the Maturity Date except in accordance with Section 2.12.;

(v)           change the definitions of Revolving Commitment Percentage, Term Loan Share or Pro Rata Share (excluding any change as a result of an assignment of Commitments permitted under Section 13.6);

(vi)           amend this Section or amend the definitions of the terms used in this Agreement or the other Loan Documents insofar as such definitions affect the substance of this Section;

(vii)           modify the definition of the term "Requisite Lenders" or "Supermajority Lenders" or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof;

(viii)           release any Guarantor from its obligations under the Guaranty except as contemplated by Section 8.14.(b) or release Parent from the Parent Guaranty;

(ix)           waive a Default or Event of Default under Section 11.1.(a); or

(x)           amend, or waive the Borrower's compliance with, Section 2.14.

(e)           Amendment of Administrative Agent's Duties, Etc.  No amendment, waiver or consent unless in writing and signed by the Administrative Agent, in addition to the Lenders required hereinabove to take such action, shall affect the rights or duties of the Administrative Agent under this Agreement or any of the other Loan Documents.  Any amendment, waiver or consent with respect to any Loan

Document that (i) diminishes the rights of a Specified Derivatives Provider in a manner or to an extent dissimilar to that affecting the Lenders or (ii) increases the liabilities or obligations of a Specified Derivatives Provider shall, in addition to the Lenders required hereinabove to take such action, require the consent of the Lender that is (or having an Affiliate that is) such Specified Derivatives Provider.  No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein.  No course of dealing or delay or omission on the part of the Administrative Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto.  Any Event of Default occurring hereunder shall continue to exist until such time as such Event of Default is waived in writing in accordance with the terms of this Section, notwithstanding any attempted cure or other action by the Parent, the Borrower, any other Loan Party or any other Person subsequent to the occurrence of such Event of Default.  Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.

Section 13.8. Non-Liability of Administrative Agent and Lenders.

The relationship between the Borrower, on the one hand, and the Lenders and the Administrative Agent, on the other hand, shall be solely that of borrower and lender.  Neither the Administrative Agent nor any Lender shall have any fiduciary responsibilities to the Borrower and no provision in this Agreement or in any of the other Loan Documents, and no course of dealing between or among any of the parties hereto, shall be deemed to create any fiduciary duty owing by the Administrative Agent or any Lender to any Lender, the Parent, the Borrower, any Subsidiary or any other Loan Party.  Neither the Administrative Agent nor any Lender undertakes any responsibility to the Borrower or the Parent to review or inform the Borrower or the Parent of any matter in connection with any phase of the business or operations of the Borrower, the Parent or any of their respective Subsidiaries or Affiliates.

Section 13.9. Confidentiality.

Except as otherwise provided by Applicable Law, the Administrative Agent and each Lender shall utilize all non-public information obtained pursuant to the requirements of this Agreement which has been identified as confidential or proprietary by the Borrower or the Parent in accordance with its customary procedure for handling confidential information of this nature and in accordance with safe and sound banking practices but in any event may make disclosure: (a) to any of their respective affiliates (provided any such affiliate shall agree to keep such information confidential in accordance with the terms of this Section); (b) as reasonably requested by any bona fide Assignee, Participant or other transferee in connection with the contemplated transfer of any Commitment or participations therein as permitted hereunder (provided they shall agree to keep such information confidential in accordance with the terms of this Section); (c) as required or requested by any Governmental Authority or representative thereof or pursuant to legal process or in connection with any legal proceedings; (d) to the Administrative Agent's or such Lender's independent auditors and other professional advisors (provided they shall be notified of the confidential nature of the information); (e) if an Event of Default exists, to any other Person, in connection with the exercise by the Administrative Agent or the Lenders of rights hereunder or under any of the other Loan Documents; and (f) to the extent such information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than the Borrower or any Affiliate.

Section 13.10. Indemnification.

(a)           The Borrower shall and hereby agrees to indemnify, defend and hold harmless the Administrative Agent, any affiliate of the Administrative Agent, each of the Lenders and their respective directors, officers, shareholders, agents, employees and counsel (each referred to herein as an "Indemnified Party") from and against any and all losses, costs, claims, damages, liabilities, deficiencies, judgments or expenses of every kind and nature (including, without limitation, amounts paid in settlement, court costs and the fees and disbursements of counsel incurred in connection with any litigation, investigation, claim or proceeding or any advice rendered in connection therewith, but excluding losses, costs, claims, damages, liabilities, deficiencies, judgments or expenses indemnification in respect of which is specifically covered by Section 3.10. or 5.1. or expressly excluded from the coverage of such Sections) incurred by an Indemnified Party in connection with, arising out of, or by reason of, any suit, cause of action, claim, arbitration, investigation or settlement, consent decree or other proceeding (the foregoing referred to herein as an "Indemnity Proceeding") which is in any way related directly or indirectly to: (i) this Agreement or any other Loan Document or the transactions contemplated thereby; (ii) the making of any Loans hereunder; (iii) any actual or proposed use by the Borrower of the proceeds of the Loans; (iv) the Administrative Agent's or any Lender's entering into this Agreement or any other Loan Document; (v) the fact that the Administrative Agent and the Lenders have established the credit facility evidenced hereby in favor of the Borrower; (vi) the fact that the Administrative Agent and the Lenders are creditors of the Borrower and have or are alleged to have information regarding the financial condition, strategic plans or business operations of the Borrower and the Subsidiaries; (vii) the fact that the Administrative Agent and the Lenders are material creditors of the Borrower and are alleged to influence directly or indirectly the business decisions or affairs of the Borrower and the Subsidiaries or their financial condition; (viii) the exercise of any right or remedy the Administrative Agent or the Lenders may have under this Agreement or the other Loan Documents including, but not limited to, the foreclosure upon, or seizure of, any Collateral or the exercise of any other rights of a secured party; provided, however, that the Borrower shall not be obligated to indemnify any Indemnified Party as set forth above for any acts or omissions of such Indemnified Party in connection with matters described in this clause (viii) that constitute gross negligence or willful misconduct on the part of such Indemnified Party as determined in a final non-appealable judgment by a court of competent jurisdiction; or (ix) any violation or non-compliance by the Borrower or any Subsidiary of any Applicable Law (including any Environmental Law) including, but not limited to, any Indemnity Proceeding commenced by (A) the Internal Revenue Service or state taxing authority or (B) any Governmental Authority or other Person under any Environmental Law, including any Indemnity Proceeding commenced by a Governmental Authority or other Person seeking remedial or other action to cause the Borrower, its Subsidiaries or any other Loan Party (or its respective properties) (or the Administrative Agent and/or the Lenders as successors to the Borrower) to be in compliance with such Environmental Laws.

(b)           The Borrower's indemnification obligations under this Section shall apply to all Indemnity Proceedings arising out of, or related to, the foregoing whether or not an Indemnified Party is a named party in such Indemnity Proceeding.  In this connection, this indemnification shall cover all reasonable costs and expenses of any Indemnified Party in connection with any deposition of any Indemnified Party or compliance with any subpoena (including any subpoena requesting the production of documents).  This indemnification shall, among other things, apply to any Indemnity Proceeding commenced by other creditors of the Borrower or any Subsidiary, any shareholder of the Borrower or any Subsidiary (whether such shareholder(s) are prosecuting such Indemnity Proceeding in their individual capacity or derivatively on behalf of the Borrower), any account debtor of the Borrower or any Subsidiary or by any Governmental Authority.

(c)           This indemnification shall apply to any Indemnity Proceeding arising during the pendency of any bankruptcy proceeding filed by or against the Borrower and/or any Subsidiary.

(d)           All out-of-pocket fees and expenses of, and all amounts paid to third-persons by, an Indemnified Party shall be advanced by the Borrower at the request of such Indemnified Party notwithstanding any claim or assertion by the Borrower that such Indemnified Party is not entitled to indemnification hereunder upon receipt of an undertaking by such Indemnified Party that such Indemnified Party will reimburse the Borrower if it is actually and finally determined by a court of competent jurisdiction that such Indemnified Party is not so entitled to indemnification hereunder.  Each Indemnified Party shall use its reasonable efforts to give Borrower as much advance notice of anticipated fees, expenses and costs as is reasonably practicable under the circumstances, but failure to give such notice shall not absolve Borrower of Borrower's obligation to pay the same.

(e)           An Indemnified Party may conduct its own investigation and defense of, and may formulate its own strategy with respect to, any Indemnity Proceeding covered by this Section and, as provided above, all reasonable costs and expenses incurred by such Indemnified Party shall be reimbursed by the Borrower.  No action taken by legal counsel chosen by an Indemnified Party in investigating or defending against any such Indemnity Proceeding shall vitiate or in any way impair the obligations and duties of the Borrower hereunder to indemnify and hold harmless each such Indemnified Party; provided, however, that (i) if the Borrower is required to indemnify an Indemnified Party pursuant hereto and (ii) the Borrower has provided evidence reasonably satisfactory to such Indemnified Party that the Borrower has the financial wherewithal to reimburse such Indemnified Party for any amount paid by such Indemnified Party with respect to such Indemnity Proceeding, such Indemnified Party shall not settle or compromise any such Indemnity Proceeding without the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed).

(f)           If and to the extent that the obligations of the Borrower hereunder are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under Applicable Law.

(g)           Subject to the immediately following Section 13.11, the Borrower's obligations hereunder shall survive any termination of this Agreement and the other Loan Documents and the payment in full in cash of the Obligations, and are in addition to, and not in substitution of, any of the other obligations set forth in this Agreement or any other Loan Document to which it is a party.

References in this Section 13.10. to "Lender" or "Lenders" shall be deemed to include such Persons (and their Affiliates) in their capacity as Specified Derivatives Providers.

Section 13.11. Termination; Survival.

At such time as (a) all of the Commitments have been terminated, (b) none of the Lenders is obligated any longer under this Agreement to make any Loans and (c) all Obligations (other than obligations which survive as provided in the following sentence) have been paid and satisfied in full, this Agreement shall terminate. The indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of Sections 5.1., 5.4., 12.8., 13.2. and 13.10. and any other provision of this Agreement and the other Loan Documents, and the provisions of Section 13.5., shall continue in full force and effect and shall protect the Administrative Agent and the Lenders (i) notwithstanding any termination of this Agreement, or of the other Loan Documents, against events arising after such termination as well as before but not for a period in excess of three (3) years after the date this Agreement terminates in accordance with the preceding sentence and (ii) at all times after any such party ceases to be a party to this Agreement with respect to all matters and events existing on or prior to the date such party ceased to be a party to this Agreement but not for a period in excess of three (3) years after any such party cease to be a party to this Agreement.

Section 13.12.  Severability of Provisions.

If any provision under this Agreement or the other Loan Documents shall be determined by a court of competent jurisdiction to be invalid or unenforceable, that provision shall be deemed severed from the Loan Documents, and the validity, legality and enforceability of the remaining provisions shall remain in full force as thought the invalid, illegal, or unenforceable provision had never been part of the Loan Documents.

Section 13.13. GOVERNING LAW.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF GEORGIA APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 13.14. Counterparts.

To facilitate execution, this Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts as may be convenient or required.  It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart.  All counterparts shall collectively constitute a single document.  It shall not be necessary in making proof of this document to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto.

Section 13.15. Obligations with Respect to Loan Parties.

The obligations of the Borrower to direct or prohibit the taking of certain actions by the Parent or the other Loan Parties as specified herein shall be absolute and not subject to any defense the Borrower may have that the Borrower does not control the Parent or such Loan Parties.

Section 13.16. Independence of Covenants.

All covenants hereunder shall be given in any jurisdiction independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 13.17. Limitation of Liability.

None of the Administrative Agent or any Lender, or any affiliate, officer, director, employee, attorney, or agent of the Administrative Agent or any Lender shall have any liability with respect to, and the Borrower and the Parent hereby waive, release, and agree not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by the Borrower or the Parent in connection with, arising out of, or in any way related to, this Agreement, any of the other Loan Documents or the Fee Letter, or any of the transactions contemplated by this Agreement or any of the other Loan Documents.  The Borrower and the Parent hereby waive, release, and agree not to sue the Administrative Agent or any Lender or any of the Administrative Agent's or any Lender's affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement, any of the other Loan Documents, the Fee Letter, or any of the transactions contemplated by this Agreement or financed hereby.

Section 13.18. Entire Agreement.

This Agreement, the Notes, the other Loan Documents and the Fee Letter embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and thereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto.  There are no oral agreements among the parties hereto.

Section 13.19. Construction, Conflict of Terms.

The Administrative Agent, the Borrower, the Parent and each Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the Administrative Agent, the Borrower, each Lender and the Parent.  In the event of a conflict between the terms and provisions of this Agreement and the terms and provisions of any of the other Loan Documents, the terms of this Agreement shall govern; provided, however, that any term or provision of any Security Document applicable to the Collateral shall be deemed to be supplemental to, and not in conflict with, the terms and provisions of this Agreement.

Section 13.20. Headings.

The paragraph and section headings in this Agreement are provided for convenience of reference only and shall not affect its construction or interpretation.

Section 13.21. Limitation of Liability of Borrower's General Partner.

Subject to the exceptions and qualifications described below, the General Partner, shall not be personally liable for the payment of the Obligations. Notwithstanding the foregoing:  (a) if an Event of Default occurs, nothing contained herein shall in any way prevent or hinder the Administrative Agent or the Lenders in the enforcement or foreclosure of any Lien securing any of the Obligations, or in the pursuit or enforcement of any right, remedy or judgment against the Borrower or any other Loan Party, or any of their respective assets; and (b) the General Partner shall be fully liable to the Administrative Agent and the Lenders to the same extent that the General Partner would be liable absent the foregoing provisions of this Section:  (i) for fraud or willful misrepresentation by the Borrower, the General Partner, its or their Affiliates or predecessor general partner (i.e., the Parent), (to the full extent of losses suffered by the Administrative Agent or any Lender by reason of such fraud or willful misrepresentations); (ii) for the retention of any rental income or other income in excess of operating expenses and capital expenses arising with respect to any Borrowing Base Property or any other Collateral and collected by the Borrower after the Administrative Agent has given the Borrower notice (or any Senior Officer of the Borrower has knowledge) that an Event of Default exists and, as a result of such Event of Default, the Administrative Agent and/or the Lender have elected to exercise any of their rights or remedies available to them as a result thereof (to the full extent of the rental income or other income in excess of such operating expenses and capital expenses collected by the Borrower after the giving of any such notice or obtaining of such knowledge); (iii) for the fair market value, as of the time of the giving of any notice (or obtaining of any such knowledge) referred to in the immediately preceding clause (ii), of any personalty or fixtures removed or disposed of by the Borrower (other than in accordance with the terms of the Security Deed encumbering the same) after the giving of any notice (or obtaining of any such knowledge) referred to in the immediately preceding clause (ii); and (iv) for the misapplication by the Borrower

(contrary to the provisions of this Agreement or any of the other Loan Documents) of (x) any proceeds paid under any insurance policy by reason of damage, loss or destruction to any portion of the Collateral (to the full extent of such proceeds so misapplied); or (y) any proceeds or awards resulting from the condemnation of all or any part of any of the Collateral (to the full extent of such proceeds or awards so misapplied). No subsequent owner of Collateral shall be liable under the immediately preceding clause (b) for the acts and omissions of any prior owner, provided such subsequent owner and any partner therein or other party thereto is not an Affiliate of such prior owner or any partner therein or other party thereto, and further provided that the Administrative Agent and the Requisite Lenders have given their prior written approval to the transfer of such Collateral to such subsequent owner, if such approval is required under the Loan Documents.

Section 13.22. Limited Nature of Parent's Obligations.

THE LENDERS AND THE ADMINISTRATIVE AGENT ACKNOWLEDGE AND AGREE THAT THE PARENT IS JOINING IN THE EXECUTION OF THIS AGREEMENT SOLELY FOR THE LIMITED PURPOSE OF BEING BOUND BY THE TERMS OF THE SECTIONS SPECIFICALLY APPLICABLE TO THE PARENT, INCLUDING SECTIONS 8.1., 8.2., 8.6, 8.7., 8.12., 8.13., 9.6., 10.1., 10.4., 10.6., and 10.7. OF THIS AGREEMENT.  THE PARTIES HERETO ACKNOWLEDGE AND AGREE THAT THE OCCURRENCE OF ANY DEFAULT OR EVENT OF DEFAULT UNDER THIS AGREEMENT OR OTHER LOAN DOCUMENT RESULTING FROM A BREACH BY THE PARENT OF, OR A MISREPRESENTATION BY THE PARENT UNDER OR IN ANY WAY RELATING TO, ANY OF SUCH SECTIONS SHALL NOT CREATE ANY PERSONAL LIABILITY ON THE PART OF THE PARENT FOR THE PAYMENT OF THE OBLIGATIONS.  NOTHING CONTAINED IN THIS SECTION IS INTENDED TO LIMIT THE OBLIGATIONS OF THE PARENT UNDER THE PARENT GUARANTY.

Section 13.23. Limitation of Liability of Borrower's Directors, Officers, Etc.

The parties hereto acknowledge and agree that no director, officer, shareholder, employee or agent of the Borrower or any Affiliate of the Borrower shall be held to any personal liability, jointly or severally, for any obligation of, or claim against, the Borrower.

Section 13.24. AMENDMENT, RESTATEMENT AND CONSOLIDATION; NO NOVATION.

THE EXISTING CREDIT AGREEMENT IS BEING AMENDED, RESTATED AND CONSOLIDATED IN ITS ENTIRETY BY THIS AGREEMENT FOR THE CONVENIENCE OF THE PARTIES.  THIS AGREEMENT MERELY AMENDS, MODIFIES, RESTATES AND CONSOLIDATES THE INDEBTEDNESS, LIABILITIES AND OBLIGATIONS EVIDENCED BY THE EXISTING CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS (AS DEFINED IN THE EXISTING CREDIT AGREEMENT) AND DOES NOT CONSTITUTE, AND IT IS THE EXPRESS INTENT OF THE PARTIES HERETO THAT THIS AGREEMENT DOES NOT EFFECT, A NOVATION OF THE EXISTING INDEBTEDNESS, LIABILITIES AND OBLIGATIONS OWING BY THE BORROWER PURSUANT TO THE EXISTING CREDIT AGREEMENT.  ALL SUCH INDEBTEDNESS, LIABILITIES AND OBLIGATIONS CONTINUE TO REMAIN OUTSTANDING AND EVIDENCED BY THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.  THE AMENDMENT, RESTATEMENT AND CONSOLIDATION EFFECTED HEREBY SHALL BE DEEMED TO HAVE PROSPECTIVE APPLICATION ONLY FROM AND AFTER THE EFFECTIVE DATE, UNLESS OTHERWISE EXPRESSLY STATED HEREIN.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amended and Restated Credit Agreement to be executed by their authorized officers all as of the day and year first above written.

BORROWER:

CBL & ASSOCIATES LIMITED PARTNERSHIP

By: CBL Holdings I, Inc., its sole general partner

By:/s/ John N. Foy
     Name: John N. Foy
Title: Vice Chairman of the Board and Chief Financial Officer

PARENT:

CBL & ASSOCIATES PROPERTIES, INC., solely for the limited purposes set forth in Section 13.22

By:/s/ John N. Foy
     Name: John N. Foy
Title: Vice Chairman of the Board and Chief Financial Officer

[Signatures Continued on Next Page]

[Signature Page to Second Amended and Restated Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, as a Co-Lead Arranger
and as a Lender

By: /s/ Kerry Richards
Name:           Kerry Richards
Title:           Vice President

[Signatures Continued on Following Page]

[Signature Page to Second Amended and Restated Credit Agreement]

BANK OF AMERICA, N.A.,
as a Documentation Agent and as a Lender

By: /s/ David K. Hudson
Name:           David K. Hudson
Title:           Senior Vice President

[Signatures Continued on Following Page]

[Signature Page to Second Amended and Restated Credit Agreement]

KEYBANK NATIONAL ASSOCIATION,
as Syndication Agent and as a Lender

By: /s/ Michael P. Szuba
Name:           Michael P. Szuba
Title:           Vice President

[Signatures Continued on Following Page]

[Signature Page to Second Amended and Restated Credit Agreement]

WACHOVIA BANK, NATIONAL ASSOCIATION,
as a Documentation Agent and as a Lender

By: /s/ Kerry Richards
Name:           Kerry Richards
Title:           Vice President

[Signatures Continued on Following Page]

[Signature Page to Second Amended and Restated Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION,
as a  Lender

By: /s/ Andrew T. White
Name:           Andrew T. White
Title:           Vice President

[Signatures Continued on Following Page]

[Signature Page to Second Amended and Restated Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By: /s/ Gregg Lee Gehrke
Name:           Gregg Lee Gehrke
Title:           AVP

[Signatures Continued on Following Page]

[Signature Page to Second Amended and Restated Credit Agreement]

EUROHYPO AG, NEW YORK BRANCH,
as a Lender

By: /s/ Mary Schlegel
Name: Mary Schlegel
Title:  Vice President

By: /s/ John Hayes
Name: John Hayes
Title:  Director

[Signatures Continued on Following Page]

[Signature Page to Second Amended and Restated Credit Agreement]

UNION BANK, N.A. (f/k/a Union Bank of
California, N.A.), as a Lender

By: /s/ Sara Vann
Name:           Sara Vann
Title:           Vice President

[Signatures Continued on Following Page]

[Signature Page to Second Amended and Restated Credit Agreement]

SOCIETE GENERALE, as a Lender

By: /s/ Michael D. Leemputte
Name:           Michael D. Leemputte
Title:           Managing Director

[Signatures Continued on Following Page]

[Signature Page to Second Amended and Restated Credit Agreement]

WELLS FARGO SECURITIES,
as a Co-Lead Arranger and as a Co-Book Runner

By: /s/ James Phelps
Name:           James Phelps
Title:           Senior Vice President

 [End of Signatures]

SCHEDULE I

Commitments

Lender	Commitment

Wells Fargo Bank National Association	$100,000,000

Bank of America, N.A.	$105,000,000

Keybank National Association	$ 75,000,000

Wachovia Bank, National Association	$ 75,000,000

PNC Bank, National Association	$ 55,000,000

U.S. Bank National Association	$ 50,000,000

Eurohypo AG, New York Branch	$ 50,000,000

Union Bank, N.A. (formerly known as Union Bank of California, N.A.)	$ 25,000,000

Societe Generale	$ 25,000,000

2106111v8

SCHEDULE 1.1

List of Loan Parties in Addition to Borrower

CBL Holdings I, Inc., a Delaware corporation
CBL & Associates Properties, Inc., a Delaware corporation
Lakeshore/Sebring Limited Partnership, a Florida limited partnership
Lebcon I, Ltd., a Tennessee limited partnership
CBL/Monroeville Expansion, L.P., a Pennsylvania limited partnership
Brookfield Square Parcel, LLC, a Wisconsin limited liability company
Madison Joint Venture, an Ohio general partnership
Coolsprings Crossing Limited Partnership, a Tennessee limited partnership
Gunbarrel Commons, LLC, a Tennessee limited liability company
CBL/Sunrise Commons, L.P., a Texas limited partnership
The Shoppes at Panama City, LLC, a Florida limited liability company
Meridian Mall Limited Partnership, a Michigan limited partnership

2106111v8

SCHEDULE 4.1.(a)

Initial Borrowing Base Properties and Initial Appraised Values

Property	Owner	Initial Appraised Value
1.Lakeshore Mall Highlands County, Florida	Lakeshore/Sebring Limited Partnership, a Florida limited partnership	$30,600,000
2.Hamilton Crossing Hamilton County, Tennessee	LEBCON I, Ltd., a Tennessee limited partnership	$13,200,000
3.District of Monroeville Allegheny County, Pennsylvania	CBL/Monroeville Expansion, L.P., a Pennsylvania limited partnership	$17,500,000
4.Brookfield Corner Waukesha County, Wisconsin	Brookfield Square Parcel, LLC, a Wisconsin limited liability company	$5,750,000
5.West Towne Crossing Dane County, Wisconsin	Madison Joint Venture, an Ohio general partnership	$9,500,000
6.Foothills Plaza Blount County, Tennessee	CBL & Associates Limited Partnership, a Delaware limited partnership	TBD
7.Foothills - J. C. Penney Blount County, Tennessee	CBL & Associates Limited Partnership, a Delaware limited partnership	TBD
8.Coolsprings Crossing Williamson County, Tennessee	Coolsprings Crossing Limited Partnership, a Tennessee limited partnership	$18,750,000
9.Gunbarrel Pointe Hamilton County, Tennessee	Gunbarrel Commons, LLC, a Tennessee limited liability company	$16,250,000
10.Sunrise Commons Cameron County, Texas	CBL/Sunrise Commons, L.P., a Texas limited partnership	$9,300,000
11.Shops at Panama City Bay County, Florida	The Shoppes at Panama City, LLC, a Florida limited liability company	$9,900,000
12.Meridian Mall Ingham County, Michigan	Meridian Mall Limited Partnership, a Michigan limited partnership	$119,000,000

2106111v8

SCHEDULE 4.1.(d)

Conditionally Approved Eligible Properties

Property	Owner	Date of Anticipated Addition to Borrowing Base
1.Eastgate Mall Clermont County, Ohio		December 1, 2009
2.Park Plaza Pulaski County, Arkansas		February 1, 2010
3.Westgate Crossing Spartanburg County, South Carolina		April 1, 2010
4.Parkdale Mall & Crossing Jefferson County, Texas		July 11, 2010
5.Stroud Mall Monroe County, Pennsylvania		September 1, 2010
6.York Mall York County, Pennsylvania		September 1, 2010
7.Wausau Mall Marathon County, Wisconsin		December 10, 2010

2106111v8

SCHEDULE 7.1.(b)

Ownership Structure

2106111v8

SCHEDULE 7.1.(f)

Occupancy Status

2106111v8

SCHEDULE 7.1.(h)

Material Contracts

2106111v8

SCHEDULE 7.1.(i)

Litigation

None

2106111v8

SCHEDULE 7.1.(s)

Affiliate Transactions

None

2106111v8

SCHEDULE 7.1.(cc)

Single Asset Entity Exceptions

The Borrower is the owner of Foothills Plaza and Foothills - J. C. Penney.

Madison Joint Venture, the owner of West Towne Crossing, also owns (i) the real property ground leased to Madison/West Towne, LLC, (ii) the real property ground leased to Madison/East Towne, LLC, and (iii) 100% of the membership interests of Madison/West Towne, LLC and Madison/East Towne, LLC.

CBL Sunrise Commons, L.P. owns real property contiguous to Sunrise Mall (but not contiguous to Sunrise Commons).

2106111v8

SCHEDULE 13.1.

Notices

Bank of America, N. A.

Lending Office (all Types of Advances) and
Address for Notices:

Loan Administration:
101 E. Kennedy Boulevard, 6th Floor
Tampa, Florida  33602
Attention:  Sandra Cox
Telecopier:  (813) 225-7550
Telephone:  (813) 225-8488

Lending Office and Loan Administration:
600 Peachtree Street, N.E., 6th Floor
Atlanta, Georgia  30308
Attention:  Lissette Rivera-Pauley
Telecopier:  (404) 607-4145
Telephone:  (404) 607-4179

Eurohypo AG, New York Branch

Lending Office (all Types of Advances) and
Address for Notices:

Lending Office and Loan Administration:
1114 Avenue of the Americas
2nd Floor
New York, NY  10036
Attention:  Portfolio Operations
Telecopier:  (866) 267-7680
Telephone:  (212) 479-5700

Loan Administration/Legal Director:
1114 Avenue of the Americas
2nd Floor
New York, New York  10036
Attention:  Portfolio Admin/Legal Director
Telecopier:  (866) 267-7680
Telephone:  (212) 479-5700

2106111v8

Keybank National Association

Lending Office (all Types of Advances) and
Address for Notices:

Keybank REC - Institutional
127 Public Square, 6th Floor
Cleveland, OH  44114-1306
Attn:  Mike Szuba
Telecopier:  (216) 689-4997
Telephone:  (216) 689-5984

PNC Bank, National Association

Lending Office (all Types of Advances) and
Address for Notices:

PNC Real Estate Finance
1600 Market Street, 30th Floor
Philadelphia, PA  19103
Attention:  Andrew White
Telecopier:  (215) 585-5806
Telephone:  (215) 585-6123

with a copy to:

PNC Real Estate Finance
500 First Avenue, Firstside Center
Pittsburgh, PA  15219
Attention:  Bridget Connolly
Telecopier:  (412) 705-2125
Telephone:  (412) 762-7803

Societe Generale

Lending Office (all Types of Advances) and
Address for Notices:

1221 Avenue of the Americas
New York, New York  10020
Attention:  Client Credit Group – Real Estate; Louis Antonelli
Telecopier:  (212) 278-7614
Telephone:  (212) 278-6359

2106111v8

Union Bank, N.A. (formerly known as Union Bank of California, N.A.)

Lending Office (all Types of Advances) and
Address for Notices:

Lending Office:
350 California Street
7th Floor
San Francisco, CA  94104
Attn:  Karen Kokame
Telecopier:  (415) 433-7438
Telephone:  (415) 703-7116
E-mail Address:  Karen.Kokame@unionbank.com

Loan Administration:
Commercial Real Estate Loan Administration
18300 Von Karman Avenue, Suite 200
Irvine, CA  92612
Attn:  Cassandra Schraff
Telecopier:  (949) 752-8372
Telephone:  (949) 553-7161
E-mail Address:  Cassandra.Schraff@unionbank.com

U.S. Bank, National Association

Lending Office (all Types of Advances) and
Address for Notices:

800 Nicollet Mall
3rd Floor
Minneapolis, MN  55402
Attn:  Michael Raarup
Telecopier:  (612) 303-2270
Telephone:  (612) 303-3586

Wachovia Bank, National Association

Lending Office (all Types of Advances) and
Address for Notices:

2859 Paces Ferry Road
Suite 1200
Atlanta, Georgia  30339
Attn:  Loan Administration
Telecopier:                      (770) 435-2262
Telephone:                      (770) 435-3800